UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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The Chubb Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, April 28, 2009 at 8:00 a.m., local time

PLACE	Amphitheater The Chubb Corporation 15 Mountain View Road Warren, New Jersey 07059

ITEMS OF BUSINESS	(1) To elect 13 directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified.

(2) To approve the adoption of The Chubb Corporation Long-Term Incentive Plan (2009).

(3) To ratify the appointment of Ernst & Young LLP as independent auditor.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournment or postponement thereof if you were a shareholder of record at the close of business on March 9, 2009.

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

VOTING BY PROXY	The notice you received providing instructions on accessing our annual meeting materials via the internet includes instructions for voting via the internet or by telephone. Also, in the event that you affirmatively request paper copies of our annual meeting materials, you may complete, sign, date and return the accompanying proxy card in the enclosed addressed envelope. The giving of a proxy will not affect your right to revoke the proxy by appropriate written notice or to vote in person should you later decide to attend the annual meeting.

ADMISSION TO THE MEETING	You are entitled to attend the annual meeting if you were a shareholder as of the close of business on March 9, 2009. For admittance to the meeting, please be prepared to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee. The annual meeting will begin promptly at 8:00 a.m., local time. Please allow yourself ample time for the check-in procedures. Video and audio recording devices and other electronic devices will not be permitted at the meeting, and attendees may be subject to security inspections.

By order of the Board of Directors,

W. Andrew Macan
Vice President and Secretary

March 19, 2009

2009 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (our Board) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the 2009 Annual Meeting of Shareholders (the 2009 Annual Meeting). We will hold the 2009 Annual Meeting on Tuesday, April 28, 2009 in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059, beginning at 8:00 a.m., local time. Please note that throughout these proxy materials we may refer to The Chubb Corporation as “Chubb,” “we,” “us” or “our.” We mailed the instructions for accessing our annual meeting materials, which include this proxy statement, the 2009 voting instructions and proxy card and our Annual Report on Form 10-K for the year ended December 31, 2008 (the 2008 10-K), on or before March 19, 2009.

Information About the Delivery of our Annual Meeting Materials

As permitted by rules adopted by the Securities and Exchange Commission (the SEC), we have made our annual meeting materials available to our shareholders electronically via the internet. On or before March 19, 2009, we mailed to our shareholders a notice containing instructions on how to access our annual meeting materials, how to request paper copies of these materials and how to vote online or by telephone. Unless you affirmatively request a paper copy of our annual meeting materials by following the instructions set forth in the notice, you will not receive a paper copy of our annual meeting materials in the mail. However, due to an ambiguity in the regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended (ERISA), unless we have previously received a written consent to deliver materials electronically, we have assumed that participants in the Capital Accumulation Plan of The Chubb Corporation (the CCAP) have affirmatively requested paper copies of our annual meeting materials and, therefore, have mailed or will mail copies of the annual meeting materials to each participant in the CCAP.

The SEC’s rules also permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple shareholders who share an address, unless we received contrary instructions from such impacted shareholders prior to our mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or set of annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. For future meetings, if you prefer to receive separate copies of our annual meeting materials, please contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of our future annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote

Our Board has set March 9, 2009 as the record date for the 2009 Annual Meeting. Shareholders of record of our common stock at the close of business on March 9, 2009 may vote at the 2009 Annual Meeting.

How Many Shares Can Be Voted

Each shareholder has one vote for each share of common stock owned at the close of business on the record date. On the record date, 352,178,299 shares of our common stock were outstanding.

How You Can Vote

Record Holders

If your shares are registered in your name with BNY Mellon Shareowner Services, our dividend agent, transfer agent and registrar, you are considered a shareholder of record, and the notice containing instructions on accessing our annual meeting materials online or requesting a paper copy thereof is being sent directly to you by us. Shareholders of record can vote in person at the 2009 Annual Meeting or give their proxy to be voted at the 2009 Annual Meeting in any one of the following ways:

•	over the internet;

•	by telephone; or

•	for shareholders requesting a paper copy of our annual meeting materials, by completing, signing, dating and returning the proxy card accompanying the paper copy.

CCAP Participants

If you are a participant in the CCAP, your proxy will include all shares allocated to you in the CCAP (Plan Shares), which you may vote in person at the 2009 Annual Meeting or over the internet, by telephone or, provided that you have not delivered a written consent to receive our materials electronically, by completing and mailing the proxy card accompanying your paper copy of the annual meeting materials. Your proxy will serve as a voting instruction for the trustee of the CCAP. If your voting instructions are not received by April 23, 2009, any Plan Shares you hold will be voted in proportion to the way the other participants in the CCAP vote their shares.

Brokerage and Other Account Holders

You are considered to be the beneficial owner of shares you hold in an account maintained by a broker, bank or other nominee, which may be referred to as shares held in “street name.” For shares held in street name, your broker, bank or nominee, who is the shareholder of record, has forwarded you the instructions for accessing, or requesting paper copies of, our annual meeting materials. You have the right to direct your broker, bank or nominee on how to vote these shares, and you may also attend the 2009 Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card. Beneficial owners of shares who wish to vote at the 2009 Annual Meeting must obtain a legal proxy from their broker, bank or nominee and present it at the 2009 Annual Meeting. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of their broker, bank or nominee. Please refer to the voting instructions of your broker, bank or nominee for directions as to how to vote shares that you beneficially own.

Voting

Whether you vote over the internet, by telephone or by mail, you can specify whether you vote your shares for or against each of the nominees for election as a director (Proposal 1 on the proxy card). You can also specify whether you vote for or against or abstain from the adoption of The Chubb Corporation Long-Term Incentive Plan (2009) (Proposal 2 on the proxy card) and the ratification of Ernst & Young LLP as independent auditor (Proposal 3 on the proxy card).

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted as our Board recommends, which is “FOR” the election of each of the nominees for director as set forth under Proposal 1 below, “FOR” the adoption of The Chubb Corporation Long-Term Incentive Plan (2009) described in Proposal 2 below and “FOR” ratification of the appointment of Ernst & Young LLP as independent auditor as described in Proposal 3 below.

Revocation of Proxies

If you are a shareholder of record or a holder of Plan Shares, you may revoke your proxy at any time before it is exercised in any of four ways:

•	by notifying our Corporate Secretary of the revocation in writing;

•	by delivering a duly executed proxy card bearing a later date;

•	by properly submitting a new timely and valid proxy via the internet or by telephone after the date of the revoked proxy; or

•	by voting in person at the 2009 Annual Meeting.

You will not revoke a proxy merely by attending the 2009 Annual Meeting. To revoke a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Required Votes

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock entitled to vote at the 2009 Annual Meeting is necessary to constitute a quorum. Each of the proposals to be voted upon at the 2009 Annual Meeting requires the affirmative vote of a majority of the votes cast on the proposal at the 2009 Annual Meeting. Abstentions are counted as shares present at the 2009 Annual Meeting for purposes of determining a quorum. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from beneficial owners (broker non-votes) also are counted as shares present at the 2009 Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against these proposals and, accordingly, will have no effect on the outcome of the vote for Proposals 1, 2 or 3.

Adjournments and Postponements

Any action on the items of business described above may be considered at the 2009 Annual Meeting at the time and on the date specified above or at any time and date to which the 2009 Annual Meeting may be properly adjourned or postponed.

2008 10-K

The 2008 10-K is not a part of the proxy soliciting materials. However, the instructions for accessing the 2008 10-K online and for requesting a paper copy are included in the notice you received regarding our annual meeting materials. The 2008 10-K is available on our website at www.chubb.com/investors, as well as on a website maintained by Broadridge at www.proxyvote.com. It also is available without charge by sending a written request to our Corporate Secretary at 15 Mountain View Road, Warren, New Jersey 07059.

Important Notice about Security

All 2009 Annual Meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the 2009 Annual Meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the 2009 Annual Meeting.

CORPORATE GOVERNANCE

Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (NYSE). The key components of this framework are set forth in the following documents:

•	our Restated Certificate of Incorporation;

•	our By-Laws;

•	our Audit Committee Charter;

•	our Corporate Governance & Nominating Committee Charter;

•	our Organization & Compensation Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct; and

•	our Code of Ethics for CEO and Senior Financial Officers.

Copies of these documents are available on our website at www.chubb.com/investors. Copies also are available without charge by sending a written request to our Corporate Secretary.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address a number of policies and principles employed in the operation of our Board and our business generally, including our policies with respect to:

•	the size of our Board;

•	director independence and minimum qualifications;

•	factors to be considered in selecting candidates to serve on our Board;

•	director nominating procedures, including the procedures by which shareholders may propose director candidates;

•	incumbent directors who do not receive a majority of the votes cast in uncontested elections;

•	term limits, director retirement, director resignations upon job change and Board vacancies;

•	directors’ outside directorships and outside audit committee service;

•	the role and responsibilities of the independent Lead Director;

•	director responsibilities;

•	director attendance at Board meetings, committee meetings and the annual meeting of shareholders;

•	executive sessions of our independent directors;

•	director access to management and our Board’s ability to retain outside consultants;

•	director compensation;

•	stock ownership guidelines for directors and certain employees;

•	administration of our legal compliance and ethics program;

•	director orientation and continuing education;

•	management succession and evaluation of our Chief Executive Officer;

•	annual self-assessments of our Board and each of our Audit Committee, our Corporate Governance & Nominating Committee (our Governance Committee) and our Organization & Compensation Committee (our Compensation Committee); and

•	shareholder access to our Board and Audit Committee.

Director Qualifications and Candidate Considerations

Our Board has established our Governance Committee which is comprised solely of directors satisfying the independence requirements of the NYSE. A copy of the charter of our Governance Committee is available on our website at www.chubb.com/investors. Copies also are available by sending a written request to our Corporate Secretary. Our Governance Committee is responsible, among other things, for:

•	recruiting qualified independent directors, consisting of persons with diverse backgrounds and skills who have the time and ability to exercise independent judgment and perform our Board’s function effectively and who meet the needs of our Board; and

•	identifying the respective qualifications needed for directors serving on our Board committees and serving as chairmen of such committees, recommending to our Board the nomination of persons meeting such respective qualifications to the appropriate committees of our Board and as chairmen of such committees and taking a leadership role in shaping our corporate governance policies.

We require that a majority of the directors on our Board meet the criteria for independence under applicable law and the requirements of the NYSE. We believe that variety in the lengths of service among the directors benefits us and our shareholders. Accordingly, we do not have term limits for service on our Board. As an alternative to term limits, all director nominations are considered annually by our Governance Committee. Individuals who would be age 72 or older at the time of election are ineligible for nomination to serve on our Board. While our Board does not require that in every instance directors who retire or change from the position they held when they were elected to our Board resign, it does require that our Governance Committee consider the desirability of continued Board membership under the circumstances.

Our Governance Committee considers a number of factors in selecting director candidates, including:

•	the personal and professional ethics, integrity and values of the candidate;

•	the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•	the diversity of the existing Board, so that we maintain a diverse body of directors, with diversity reflecting gender, ethnic background and geographic and professional experience;

•	whether the professional experience and industry expertise of the candidate will complement that of the existing Board;

•	the compatibility of the candidate with the existing Board;

•	the length of tenure of the members of the existing Board;

•	the number of other public company boards of directors on which the candidate serves or intends to serve, with the general expectation that the candidate would not serve on the boards of directors of more than four other public companies;

•	the number of public company audit committees on which the candidate serves or intends to serve, with the general expectation that, if the candidate is to be considered for service on our Audit Committee, the candidate would not serve on the audit committees of more than two other public companies;

•	the candidate’s service on the boards of directors of other for-profit companies, not-for-profit organizations, trade associations or industry associations;

•	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities effectively;

•	the commitment of the candidate to serve on our Board for an extended period of time; and

•	such other attributes of the candidate and external factors as our Governance Committee deems appropriate.

Our Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

Nominating Procedures

The primary purpose of our nominating procedures is to identify and recruit outstanding individuals to serve on our Board. Our Board has delegated responsibility for identifying director candidates to our Governance Committee, which meets periodically to consider the slate of nominees for election at our next annual meeting of shareholders. If appropriate, our Governance Committee schedules follow-up meetings and interviews with potential candidates. Our Governance Committee submits its recommended nominee slate to our Board for approval.

Our Governance Committee will consider candidates recommended by directors, members of management and our shareholders. In addition, our Governance Committee is authorized to engage one or more search firms to assist in the recruitment of director candidates.

The procedures for shareholders to propose director candidates are set forth in Article I, Section 10 of our By-Laws. Our Governance Committee may make such additional inquiries of the candidate or the proposing shareholder as our Governance Committee deems appropriate. This information is necessary to allow our Governance Committee to evaluate the shareholder’s proposed candidate on the same basis as those candidates referred through directors, members of management or by consultants retained by our Governance Committee.

Shareholders wishing to propose a candidate for consideration should refer to Article I, Section 10 of our By-Laws, the information set forth under the heading “2010 Shareholder Proposals and Nominations” and the SEC rules applicable to shareholder proposal submission procedures.

Director Election Procedures

In uncontested elections, our directors are elected by the affirmative vote of a majority of the votes cast. In the event that an incumbent director receives less than the affirmative vote of a majority of the votes cast and the director would otherwise remain in office by operation of New Jersey law, the affected director is required to tender his or her resignation. Our Governance Committee is required to promptly consider the resignation and make a recommendation to our Board as to whether or not to accept such resignation. Our Board is required to take action with respect to our Governance Committee’s recommendation within 90 days after the date of the election. These procedures are described in full in our Corporate Governance Guidelines.

Director Independence

Our Governance Committee reviews each director’s independence annually in accordance with the standards set forth in our Corporate Governance Guidelines and the requirements of the NYSE. No member of our Board will be considered independent unless our Governance Committee determines that the director has no material relationship with us that would affect the director’s independence and that the director satisfies the independence requirements of all applicable laws, rules and regulations. To facilitate the analysis of whether a director has a relationship with us that could affect his or her independence, our Board has identified in our Corporate Governance Guidelines the following categories of relationships which should not affect a director’s independence or are deemed immaterial and, therefore, are not considered by our Governance Committee in determining director independence:

•	charitable contributions made by us to any organization:

•	pursuant to our Matching Gifts Program on terms of general applicability to employees and directors;

•	in amounts that do not exceed $25,000 per year; or

•	that have been approved by our Governance Committee;

•	commercial relationships with any entity or organization where the annual sales to, or purchases from, us are less than two percent of our annual revenue and less than two percent of the annual revenue of the other entity or organization; and

•	insurance, reinsurance and other risk transfer arrangements entered into in the ordinary course of business on an arm’s length basis.

Our Board reviewed director independence in 2008 based on the assessment of our Governance Committee. As a result of this review, our Board determined that each of our directors, other than John D. Finnegan, who is our Chairman, President and Chief Executive Officer, was independent as defined in the listing standards of the NYSE and, in the case of the members of our Audit Committee, Section 10A(m)(3) of the Exchange Act.

Related Person Transactions

Our Governance Committee has adopted a written policy governing the review and approval of transactions in which we are a participant and in which any of our officers, our directors, holders of five percent or more of our common stock or any of their respective immediate family members (as defined by the SEC) has a material direct or indirect interest. These individuals collectively are referred to as related persons. This policy prohibits us from participating in any transaction in which a related person has a direct or indirect material interest unless:

•	the transaction is a permitted transaction (as defined below);

•	in the case of our executive officers and holders of five percent or more of our common stock, the transaction is reported to and approved by our Board, our Governance Committee or another Board committee comprised of disinterested directors; or

•	in the case of our directors and nominees for director, the transaction is reported to and approved by a majority of the disinterested members of our Governance Committee or, if less than a majority of our Governance Committee is disinterested, a majority of the disinterested members of our Board.

In the event that a related person inadvertently fails to obtain the appropriate approvals prior to engaging in a transaction in which the related person has a material direct or indirect interest and in which we are a participant, the related person is required to seek ratification of the transaction by the appropriate decision maker referenced above as soon as reasonably practicable after discovery of such failure.

Our Governance Committee has identified categories of transactions that are appropriate and generally do not give rise to conflicts of interest or the appearance of impropriety, which, accordingly, do not require approval or ratification. These categories of transactions, referred to as permitted transactions under the policy, are:

•	the purchase of insurance products or services from us on an arms’ length basis in the ordinary course of business and on terms and conditions generally available to other insureds;

•	claims activity relating to insurance policies administered on an arms’ length basis in the ordinary course of business and consistent with the administration of the claims of other insureds;

•	any transaction or series of transactions with an aggregate dollar amount involved of $100,000 or less;

•	transactions within the scope of a related person’s ordinary business duties to us, where the benefits inuring to the related person relate solely to our performance review process (and resulting compensation and advancement decisions);

•	our payment or reimbursement of a related person’s expenses incurred in performing his or her Chubb-related responsibilities;

•	the receipt of compensation and benefits from us, provided that such arrangements are approved in accordance with the policies and procedures established by our Board or a committee thereof;

•	the purchase or sale of our securities in the open market or pursuant to any equity compensation plan approved by our Board and our shareholders;

•	any transaction with an entity or organization with whom the related person is serving or affiliated solely at our request;

•	any transaction in which the related person’s interest arises only: (i) from the related person’s position as a director of another corporation or organization that is a party to the transaction; (ii) from the direct or indirect ownership by the related person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership; and

•	any transaction in which the related person’s interest arises only from the related person’s position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than ten percent and the person is not a general partner of and does not have another position in the partnership.

Related person transactions during 2008 are discussed under the heading “Certain Transactions and Other Matters.”

Lead Director

Our Board annually elects an independent director to serve as Lead Director to ensure our Board’s independence and proper functioning when, as is currently the case, the offices of Chief Executive Officer and Chairman of the Board are combined. The Lead Director has the following authority:

•	to act as a liaison between the Chairman and the independent directors;

•	to call special meetings of our Board;

•	to call special meetings of any committee of our Board;

•	with the consent of a majority of the members of our Executive Committee, to call special meetings of our shareholders;

•	in the absence of the Chairman of the Board, to preside at meetings of our Board;

•	to preside at all executive sessions of the non-employee directors and the independent directors;

•	in the absence of the Chairman of the Board, to preside at meetings of our shareholders;

•	to provide direction regarding the meeting schedule, information to be sent to our Board and the agenda for our Board meetings to assure that there is sufficient time for discussion of all agenda items;

•	at the Lead Director’s discretion, to attend meetings of any committee on which he or she is not otherwise a member;

•	to hire independent legal, financial or other advisors as he or she deems desirable or appropriate, without consulting or obtaining the approval of any member of management in advance; and

•	to exercise such additional powers as may be conferred upon the office of Lead Director by resolution of our Board or our Governance Committee from time to time.

The Lead Director serves on our Executive Committee and is eligible to serve on any or all other committees of our Board. The office of Lead Director is not subject to term limits. Joel J. Cohen has served as our Lead Director since December 2003 when Mr. Finnegan succeeded Mr. Cohen as Chairman of the Board.

Contacting our Board and Audit Committee

Director Communications

Parties interested in contacting our Board, the Chairman of the Board, the Lead Director, the independent directors as a group or any individual director are invited to do so by writing to them in care of our Corporate Secretary at:

The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059

Complaints and concerns relating to our accounting, internal controls over financial reporting or auditing matters should be communicated to our Audit Committee using the procedures described below. Communications addressed to a particular director will be referred to that director. All other communications addressed to our Board will be referred to our Lead Director and tracked by the Corporate Secretary.

Audit Committee Communications

Complaints and concerns relating to our accounting, internal controls over financial reporting or auditing matters should be communicated to our Audit Committee, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

Executive Vice President and General Counsel
The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059
GeneralCounsel@chubb.com

All such concerns will be reviewed under our Audit Committee’s direction and oversight by the General Counsel, our Internal Audit Department or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. The General Counsel will prepare a periodic summary report of all such communications for our Audit Committee.

Our Code of Business Conduct provides that we will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Required Certifications

As of the mailing date of this proxy statement, our Chief Executive Officer and Chief Financial Officer have timely delivered the certifications required under applicable rules of the SEC and the NYSE.

Meeting Attendance and Related Matters

Our directors are expected to attend all Board meetings, meetings of committees on which they serve and the annual meeting of shareholders. Eleven of our directors attended the 2008 Annual Meeting of Shareholders. Directors also are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. In 2008, our Board met ten times. All of our incumbent directors attended at least 75% of the meetings of our Board and the committees on which they serve.

Audit Committee

Our Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent auditor. Our Audit Committee also is responsible for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent auditor, the performance of our internal audit function and independent auditor and other significant financial matters. For 2008, our Board designated Joel J. Cohen, Martin G. McGuinn and Daniel E. Somers as our audit committee financial experts (as defined by SEC rules). In 2008, our Audit Committee met nine times. The Audit Committee Report for 2008 is set forth under the heading “Audit Committee Report.”

Compensation Committee

Composition; Scope of Authority

Each member of our Compensation Committee satisfies the independence requirements of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Our Compensation Committee’s primary responsibilities include establishing our general compensation philosophy and overseeing the development, implementation and administration of our compensation, benefit and perquisite programs. It also evaluates the performance and sets all aspects of the compensation paid to our Chief Executive Officer and reviews and approves the compensation paid to our other executive officers. In addition, our Compensation Committee is responsible for recommending the form and amount of compensation for our non-employee directors to our Governance Committee. The principle duties and responsibilities of our Compensation Committee are set forth in its charter, which is available on our website at www.chubb.com/investors.

Processes and Procedures

In 2008, our Compensation Committee met eight times.

During the first quarter of each year, our Compensation Committee evaluates our performance relative to the pre-established goals under The Chubb Corporation Annual Incentive Compensation Plan (2006) (the Annual Incentive Plan), in the case of annual incentive compensation, The Chubb Corporation Long-Term Stock Incentive Plan (2004) (the 2004 Employee Plan), in the case of long-term incentive awards, and for certain other plans in which our named executive officers identified under the heading “Executive Compensation—Summary Compensation Table” (our NEOs) do not participate. In addition, our Compensation Committee evaluates our Chief Executive Officer’s overall individual performance and contributions over the prior year. Our Chief Executive Officer presents our Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance during the prior year, strengths, weaknesses, development plans, succession potential and compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for both compensation based on prior year performance and target compensation for the current year.

Mid-year, typically in June, our Compensation Committee considers each NEO’s total compensation as compared with that of the named executive officers of a peer group of companies. Information regarding this peer group analysis is set forth under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” This peer group review provides our Compensation Committee with an external basis to evaluate our overall compensation program, including an assessment of its pay to performance relationship. Following this presentation of competitive market data, our Compensation Committee makes decisions, in consultation with our Chief Executive Officer regarding the other NEOs, assessing the need for any modifications to executive compensation opportunities and overall program design for implementation in the following year. Final approval of any program or individual changes typically occurs in the first quarter of the following year, at or around the same time that our Compensation Committee is evaluating overall performance for the just-completed year to determine actual award amounts payable under our incentive-based plans.

Role of Executive Officers

Our Compensation Committee, and through it our Board, retains final authority with respect to our compensation, benefit and perquisite programs and all actions taken thereunder. However, as noted above, our Chief Executive Officer recommends to our Compensation Committee compensation actions for each of the other NEOs. Our other NEOs evaluate the performance of and recommend compensation actions for other members of our senior management team to our Chief Executive Officer. Our Chief Executive Officer, after making any adjustments he deems appropriate, presents these recommendations to our Compensation Committee for consideration and compensation action. Compensation actions for the rest of our employees are determined by management, with our Compensation Committee receiving and approving aggregated information (e.g., aggregate incentive compensation and equity awards) by employee level with respect to such actions. None of our employees has a role in determining or recommending the amount or form of non-employee director compensation.

Delegation of Authority

Subject to an aggregate limit of 400,000 shares of our common stock, our Compensation Committee has delegated authority to our Chief Executive Officer to make equity grants to employees at or below the level of Senior Vice President. In accordance with the terms of this delegation of authority, our Compensation Committee periodically reviews all such awards. If our Compensation Committee ratifies the awards, the number of shares so ratified is restored to our Chief Executive Officer’s pool of awardable shares. Our Chief Executive Officer uses this authority to grant performance, promotion, retention and new hire awards. Our Compensation Committee has retained exclusive authority for granting equity awards to employees above the level of Senior Vice President, as well as for certain of our Senior Vice Presidents, including those subject to the reporting requirements of Section 16 of the Exchange Act.

Role of Executive Compensation Consultant

In 2008, our Compensation Committee retained the services of a compensation consulting firm, Mercer (US) Inc.’s Executive Remuneration Services group (the Consultant), to assist our Compensation Committee in reviewing our overall compensation strategy and total compensation package. At the request of our Compensation Committee, the Consultant provided input on the competitive market for executive talent, evolving executive compensation market practices, program design and regulatory compliance.

Our Compensation Committee determined that there was substantial overlap between the structuring of our compensation programs by our Compensation Committee and their implementation and administration by certain members of management pursuant to the direction and oversight of our Compensation Committee. Our Compensation Committee also determined that requiring management to utilize a separate consultant to assist in such implementation and administration would result in an inefficient use of corporate resources. Accordingly, our Compensation Committee authorized our management to utilize the services provided by other consulting groups within Mercer (US) Inc. To ensure that these management level services do not impair the Consultant’s objectivity, all such services require the pre-approval of our Compensation Committee. In addition, our Compensation Committee periodically reviews the nature of the services rendered together with the Consultant’s aggregate fees for such services. During 2008, these services included advice regarding our medical, prescription and dental benefit plans, as well as pension consulting services in connection with our qualified and nonqualified retirement plans. These consulting services include providing actuarial calculations for incurred but not reported claims for our voluntary employees’ beneficiary association and serving as the actuary for our qualified and nonqualified defined benefit pension plans.

Pursuant to its charter, our Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the Consultant’s fees and retention terms.

Executive Committee

Our Executive Committee, which consists of the Chairman of the Board, our Lead Director and the Chairmen of our Audit, Compensation and Governance Committees, is responsible for overseeing our business, property and affairs during the intervals between the meetings of our Board, if necessary. Our Executive Committee met once during 2008.

Finance Committee

Our Finance Committee oversees and regularly reviews the purchase and sale of securities in our investment portfolio. In 2008, our Finance Committee met four times.

Governance Committee

Our Governance Committee assists our Board in identifying individuals qualified to become members of our Board and oversees the annual evaluation of our Board and each committee. As provided in its charter, our Governance Committee also makes recommendations to our Board on a variety of corporate governance and nominating matters, including recommending standards of independence, director nominees, appointments to committees of our Board, designees for chairmen of each of our Board committees, non-employee director compensation and corporate governance guidelines. In 2008, our Governance Committee met six times.

Pension & Profit Sharing Committee

Prior to its dissolution in April 2008, our Pension & Profit Sharing Committee oversaw and regularly reviewed our retirement and profit sharing plans. It met once during 2008. After its dissolution, the responsibilities of our Pension & Profit Sharing Committee were reallocated between our Compensation Committee, our Finance Committee and a management-level committee.

Compensation Committee Interlocks and Insider Participation

During our 2008 fiscal year, each of Sheila P. Burke, Martin G. McGuinn, Daniel E. Somers, Karen Hastie Williams, James M. Zimmerman and Alfred W. Zollar served on our Compensation Committee. None of these individuals has at any time been an officer or employee of Chubb. During our 2008 fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Directors’ Compensation

Our Governance Committee, with the assistance of our Compensation Committee, is responsible for establishing and overseeing non-employee director compensation. The Compensation and Governance Committees consult periodically with the Consultant to evaluate and, if appropriate, adjust non-employee director compensation. To benchmark the competitiveness of our non-employee director compensation, the Compensation and Governance Committees utilize the same peer group of companies described below under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” Consistent with our compensation philosophy for our NEOs, our non-employee director compensation program is designed to target total non-employee director compensation in the second quartile of the compensation paid to non-employee directors in this peer group.

Director Compensation Table

The following table sets forth the compensation we paid to our non-employee directors in 2008:

					Change
					in Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)	($)	($)(4)	($)

Zoë Baird	$121,000	$102,144	—	—	—	—	$223,144
Sheila P. Burke	120,750	102,144	—	—	—	—	222,894
James I. Cash, Jr.	114,000	102,144	—	—	—	—	216,144
Joel J. Cohen	190,750	102,144	—	—	—	—	292,894
Klaus J. Mangold	101,250	102,144	—	—	—	—	203,394
Martin G. McGuinn(5)	136,500	102,144	—	—	—	$26,234	264,878
David G. Scholey	35,000	—	—	—	—	—	35,000
Lawrence M. Small	99,500	102,144	—	—	—	—	201,644
Jess Søderberg(6)	101,250	102,144	—	—	—	27,632	231,026
Daniel E. Somers	150,500	102,144	—	—	—	33,629	286,273
Karen Hastie Williams	121,000	102,144	—	—	—	—	223,144
James M. Zimmerman(7)	61,375	93,993	—	—	—	—	155,368
Alfred W. Zollar	125,000	102,144	—	—	—	—	227,144

(1)	Compensation for Mr. Finnegan is not included in this table because he does not receive compensation for services that he renders as a member of our Board. Information regarding Mr. Finnegan’s compensation is set forth below under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	Pursuant to The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (the 2004 Director Plan), on April 29, 2008, each non-employee director other than Mr. Zimmerman (who joined our Board in June 2008) and Sir David Scholey (who retired from our Board on April 29, 2008) received a target award of 1,407 performance units valued at $54.83 per share. These awards vested immediately upon grant. Accordingly, the grant date fair value of each of these awards, calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (FAS 123R), is the same as the amount of compensation expense we reflected in our financial statements with respect to each of these awards ($77,146 per non-employee director). The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant adjusted to reflect (i) the anticipated appreciation of our common stock over the three-year performance period and (ii) that these awards do not receive dividend equivalents during the performance period. In addition, on April 29, 2008, each non-employee director other than Mr. Zimmerman and Sir David Scholey received stock units representing the right to receive 469 shares of our common stock valued at $53.30 per share. These awards vested immediately upon grant. Accordingly, the grant date fair value of each of these awards, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to each of these awards ($24,998 per non-employee director). The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant.

Including the 2008 performance unit and stock unit awards described in the preceding paragraph, as of December 31, 2008, each of our non-employee directors other than Messrs. McGuinn, Søderberg and Zimmerman had three outstanding stock unit awards and two outstanding performance unit awards. The following table sets forth these awards for each non-employee director other than Messrs. McGuinn, Søderberg and Zimmerman as of December 31, 2008:

Grant Date	Stock Units(a)	Performance Units(a)(b)

April 25, 2006	445	—
April 24, 2007	413	1,239
April 29, 2008	469	1,407

Total	1,327	2,646

(a)	Each stock unit and each performance unit has the equivalent value of one share of our common stock.

(b)	Represents target award. Actual payout may range from 0% to 200% of target. Additional information regarding non-employee director performance units is set forth under the heading “Directors’ Compensation—Stock Awards.” Excludes the April 25, 2006 performance unit awards that were earned as of December 31, 2008. The actual payment of these awards was made on February 25, 2009. Each non-employee director other than Messrs. McGuinn, Søderberg and Zimmerman received, or was entitled to receive, 2,247 shares of our common stock.

(3)	The following table sets forth the option awards outstanding for each non-employee director at December 31, 2008:

Aggregate Number of
Shares Subject to
Name	Option Awards(a)

Zoë Baird	40,000
Sheila P. Burke	56,000
James I. Cash, Jr.	8,000
Joel J. Cohen	111,371
Klaus J. Mangold	16,000
Martin G. McGuinn	—
Lawrence M. Small	41,943
Jess Søderberg	—
Daniel E. Somers	2,000
Karen Hastie Williams	24,000
James M. Zimmerman	—
Alfred W. Zollar	—

(a)	All outstanding options are fully vested.

(4)	Represents premiums paid in 2008 for life insurance policies through which we will fund our non-employee directors’ charitable contributions under the Director’s Charitable Award Program. See below under “Directors’ Compensation—All Other Compensation.” At December 31, 2008, ten of our non-employee directors participated in this program. The life insurance premiums with respect to seven of these participants were fully paid prior to 2008.

(5)	Mr. McGuinn was elected to our Board on June 8, 2007. As of December 31, 2008, Mr. McGuinn had two outstanding stock unit awards and two outstanding performance unit awards. These awards have the same general terms as those described in footnote (2) above. The following table sets forth Mr. McGuinn’s outstanding awards:

Grant Date	Stock Units	Performance Units

June 8, 2007	384	1,157
April 29, 2008	469	1,407

Total	853	2,564

(6)	Mr. Søderberg was elected to our Board on September 6, 2007. As of December 31, 2008, Mr. Søderberg had two outstanding stock unit awards and two outstanding performance unit awards. These awards have the same general terms as those described in footnote (2) above. The following table sets forth Mr. Søderberg’s outstanding awards:

Grant Date	Stock Units	Performance Units

September 6, 2007	295	885
April 29, 2008	469	1,407

Total	764	2,292

(7)	Mr. Zimmerman was elected to our Board on June 11, 2008. The amount reflected for Mr. Zimmerman in the “Fees Earned or Paid in Cash” column includes pro-rated Board and committee retainers (paid quarterly) in the aggregate amount of $5,625 for the second quarter of 2008. Additional information regarding non-employee director cash compensation is set forth under the heading “Directors’ Compensation—Fees Earned or Paid in Cash.” On the date of his election, Mr. Zimmerman also received an equity grant of 1,301 performance units valued at $54.66 per share and stock units representing the right to receive 433 shares of our common stock valued at $52.84 per share. These awards have the same general terms as those described in footnote (2) above. The performance unit award vested immediately upon grant. Accordingly, the grant date fair value of this award, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to this award ($71,113). The grant date fair value of this award is estimated based on the fair market value of our common stock on the date of grant adjusted to reflect the anticipated appreciation of our common stock over the performance period and to reflect that this award does not receive dividend equivalents during the performance period. The stock unit award vested immediately upon grant. Accordingly, the grant date fair value of this award, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to this award ($22,880). The grant date fair value of this award is estimated based on the fair market value of our common stock on the date of grant. Additional information regarding non-employee director equity compensation is set forth under the heading “Directors’ Compensation—Stock Awards.”

Fees Earned or Paid in Cash

The following table summarizes the cash components of our 2008 non-employee director compensation program:

Item	Amount

Annual Director Retainer	$60,000
Lead Director Annual Supplemental Retainer	50,000
Audit Committee Chairman Retainer	20,000
Audit Committee Member Retainer	7,500
Compensation Committee Chairman Retainer	15,000
Compensation Committee Member Retainer	7,500
Executive Committee Retainer	7,500
Finance Committee Member Retainer	7,500
Governance Committee Chairman Retainer	12,500
Governance Committee Member Retainer	7,500
Pension & Profit Sharing Committee Member Retainer	7,500
Board Meeting Fee	2,000
Committee Meeting Fee	2,000

Stock Awards

Background.  The 2004 Director Plan is administered by our Governance Committee with the assistance of our Compensation Committee. Subject to adjustment upon the occurrence of certain events described below, a maximum of 500,000 shares of our common stock may be issued under the 2004 Director Plan.

Pursuant to the 2004 Director Plan, each non-employee director receives an annual equity grant valued at approximately $90,000 (or such higher amount as our Governance Committee may determine, not to exceed the value of 3,000 shares of our common stock). Each annual award consists of performance units and stock units, with performance units comprising 75% of the award and stock units comprising the remaining 25% of the award.

The 2004 Director Plan also authorizes our Governance Committee to make grants to non-employee directors in addition to the annual grants described in the preceding paragraph. We anticipate that discretionary grants will be made only to address special circumstances, such as when a director is elected to our Board mid-term or when one or more non-employee directors are called upon to provide services to us above and beyond those services required of non-employee directors generally. In 2008, the Governance Committee exercised this discretionary authority in making a grant to Mr. Zimmerman, who was elected to our Board in June 2008.

2008 Stock Awards.  Based upon its market analysis, peer group comparison and the recommendation of the Compensation Consultant, our Governance Committee increased the amount of 2008 equity compensation by $10,000. Accordingly, following our 2008 Annual Meeting of Shareholders on April 29, 2008, each of our non-employee directors other than Mr. Zimmerman and Sir David Scholey received an equity grant in the amount of approximately $100,000 comprised of 1,407 performance units and stock units representing the right to receive 469 shares of our common stock. Mr. Zimmerman was elected to our Board on June 11, 2008 and, on that date, received an equity grant of 1,301 performance units and stock units representing the right to receive 433 shares of our common stock. Sir David Scholey retired from our Board on April 29, 2008.

As with performance units awarded to our NEOs under the 2004 Employee Plan described under the heading “Compensation Discussion and Analysis—Components of Executive Compensation,” the actual number of shares payable to each of our non-employee directors under performance unit awards can vary from 0% to 200% of the original target award based on our total shareholder return relative to total shareholder returns over a three-year performance period for the other companies in the S&P 500 Index. For information regarding the actual number of performance units that a non-employee director can earn over the performance period, see the table set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.” The performance period for all performance units granted to our non-employee directors in 2008 commenced on January 1, 2008 and ends on December 31, 2010. The ultimate value of the performance unit awards also will depend on the value of our common stock at the end of the performance period. Unlike the performance units awarded to our NEOs, non-employee directors vested immediately in their performance unit awards. Accordingly, a non-employee director whose service as a member of our Board terminates during a performance period will be entitled to receive the same payment in respect of performance units without proration that would have been payable had his or her service continued until the end of the applicable performance period. Any amount payable to a former non-employee director generally would be paid at the same time as amounts in respect of similar awards are paid to other participants in the 2004 Director Plan. However, if a non-employee director is removed from our Board for cause (or resigns in anticipation of such removal), the non-employee director would forfeit all rights to receive any payment in respect of his or her outstanding performance units.

The stock units vested immediately upon grant and will settle at the earlier of the third anniversary of the grant date or termination of the recipient’s Board service. However, if a non-employee director is removed from our Board for cause (or resigns in anticipation of such removal), the non-employee director would forfeit all rights to receive any payment in respect of his or her outstanding stock units.

Option Awards

Since the adoption of the 2004 Director Plan, the practice of our Governance Committee has been to refrain from granting stock options to non-employee directors. The only stock options that have been granted to non-employee directors since that time were not granted on a discretionary basis, but rather pursuant to a restoration stock option feature that was included in the terms of stock options granted under predecessor plans to the 2004 Director Plan. The restoration stock option feature provides for an automatic grant of a new stock option if, upon exercise of the original stock option, shares are exchanged in a stock-for-stock exercise. The restoration stock option feature only applies if the original stock option is exercised within seven years of the grant date and if the fair value market of our common stock on the date of exercise is at least 25% higher than the exercise price of the original stock option. The grant date of the restoration stock option is the date of exercise of the original option and the exercise price is the average of the high and low prices of our common stock on the date that the original option is exercised.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Cash Compensation.  Under the Director Deferred Compensation Program, non-employee directors may defer receipt of all or a portion of their cash compensation. Amounts of deferred compensation are payable at the option of the non-employee director either upon the non-employee director’s termination of service or at a specified date chosen by the non-employee director at the time the deferral election is made. The Director Deferred Compensation Program provides that amounts deferred may be invested in:

•	an interest bearing account;

•	a market value account; or

•	a shareholders’ equity account.

A non-employee director participating in the Director Deferred Compensation Program may elect to receive the compensation deferred in either a lump sum or in annual installments. All amounts are paid in cash, except for the market value accounts which we pay in shares of our common stock. Deferred compensation represents an unsecured obligation payable out of our general corporate assets.

Cash Accounts.  Interest bearing accounts (cash accounts) bear interest at the lesser of 120% of the applicable long-term federal interest rate and Citibank, N.A.’s prime rate in effect on the first day of each January, April, July and October during the deferral period. At December 31, 2008, we maintained a cash account for one non-employee director pursuant to the Director Deferred Compensation Program.

Market Value Accounts.  Market value accounts, which are denominated in units with one unit having the equivalent value of one share of our common stock, track the value of shares of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice (the credit date), non-employee directors deferring cash compensation into market value accounts are credited with the number of market value units equal to the quotient of:

•	the amount of compensation deferred by the non-employee director, divided by

•	the closing share price of our common stock on the NYSE on the credit date or on the trading day preceding the credit date if the credit date is not a trading day.

When we pay cash dividends on our common stock, the market value account of each participating non-employee director is credited with the number of market value units equal to:

•	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s market value account on the dividend payment date, divided by

•	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2008, we maintained market value accounts for seven non-employee directors, three of whom deferred 2008 compensation into a market value account pursuant to the Director Deferred Compensation Program.

Shareholders’ Equity Accounts.  Shareholders’ equity accounts, which are denominated in units, track the book value per share of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice, non-employee directors deferring cash compensation into shareholders’ equity accounts are credited with the number of shareholders’ equity units equal to the quotient of:

•	the amount of compensation deferred by the non-employee director, divided by

•	the shareholders’ equity per share as reported in our annual report to shareholders for the immediately preceding year.

When we pay cash dividends on our common stock, the shareholders’ equity account of each participating non-employee director is credited with the number of shareholders’ equity units equal to:

•	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s shareholders’ equity account on the dividend payment date, divided by

•	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2008, we did not maintain shareholders’ equity accounts for any of our non-employee directors.

Equity Compensation.  We offer non-employee directors the option of deferring receipt of all or a portion of their equity compensation. Amounts of voluntarily deferred equity are payable at the option of the non-employee director either upon the non-employee director’s termination of service or at a specified date chosen by the non-employee director at the time the deferral election is made. Non-employee directors receive current payment of dividend equivalents on their deferred equity. We declare and pay dividend equivalents on equity held in director deferral accounts at the same rate and at the same time as we declare and pay dividends on our common stock generally. At December 31, 2008, we maintained deferred equity accounts for nine non-employee directors, six of whom deferred 2008 equity compensation.

All Other Compensation

Director’s Charitable Award Program.  Effective January 1, 1992, we established the Director’s Charitable Award Program. Under this program, each non-employee director, following his or her first election to our Board by our shareholders, may request that we direct one or more charitable contributions totaling up to $500,000 to eligible tax exempt organizations. We have elected to fund the Director’s Charitable Award Program through the proceeds of “second-to-die” life insurance policies that we have purchased on the lives of the participating non-employee directors. We are the owner and beneficiary of these policies. Non-employee directors have no rights in these policies or the benefits thereunder.

Under the terms of these policies, participating non-employee directors are paired and, upon the death of the second paired non-employee director, we use the proceeds of these policies to fund the contributions to the organizations selected by the non-employee directors. At December 31, 2008, ten non-employee directors were participating in the program. For seven of these non-employee directors, we paid the full premium on the life insurance policies through which we fund the program prior to 2008. For the remaining three non-employee directors who were participating in this program as of December 31, 2008, the premiums paid in 2008, which also are reflected in the “All Other Compensation” column of the Director Compensation Table set forth under the heading “Corporate Governance—Directors’ Compensation,” are as follows:

Name	Amount

Martin G. McGuinn	$26,234
Jess Søderberg	27,632
Daniel E. Somers	33,629

In March 2008, our Board voted to close the Director’s Charitable Award Program to future participants (with currently eligible participants under the Director’s Charitable Award Program being grandfathered). In addition, we may further amend or terminate the Director’s Charitable Award Program at our election at any time. Participating non-employee directors are entitled to change their designated charities at any time.

Changes in Director Compensation Policies for 2009

In February 2009, our Board approved The Chubb Corporation Long-Term Stock Incentive Plan (2009) (the 2009 Stock Plan) subject to shareholder approval at the 2009 Annual Meeting. If our shareholders approve the 2009 Stock Plan, beginning in 2009, we expect that each of our non-employee directors will receive an annual equity award in the form of deferred stock units, instead of the performance units and stock units awarded under the 2004 Director Plan discussed above. Information regarding the deferred stock units is set forth under the heading “Proposal 2— Adoption of The Chubb Corporation Long-Term Incentive Plan (2009).” We expect that the fair market value of these awards will remain approximately $100,000 per non-employee director.

OUR BOARD OF DIRECTORS

Our Board oversees our business operations, assets, affairs and performance. In accordance with our long-standing practice, each of our directors other than our Chief Executive Officer is independent. Our Corporate Governance Guidelines provide that no director may be nominated to a new term if the director would be age 72 or older at the time of election.

The name, age, length of service on our Board and principal occupation of each director nominee, together with certain other biographical information, are set forth below. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held. The age of each director is as of April 28, 2009, the date of the 2009 Annual Meeting.

ZOË BAIRD (Age 56)
Director since 1998
Zoë Baird is President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security. Ms. Baird’s career spans business, government and academia. She has been Senior Vice President and General Counsel of Aetna, Inc., a senior visiting scholar at Yale Law School, counselor and staff executive at General Electric Co., and a partner in the law firm of O’Melveny and Myers. She was Associate General Counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the Department of Justice. She served on President Clinton’s Foreign Intelligence Advisory Board from 1993 - 2001 and on the International Competition Policy Advisory Committee to the Attorney General. Ms. Baird served on the Technology & Privacy Advisory Committee to the Secretary of Defense in 2003 - 2004, which advised on the use of technology to counter terrorism. She is on a number of non-profit and corporate boards, including the Convergys Corporation, Boston Properties, and Brookings Institution, among others.

SHEILA P. BURKE (Age 57)
Director since 1997
Faculty Research Fellow, Malcolm Wiener Center for Social Policy, Member of Faculty, J.F. Kennedy School of Government, Harvard University. From 2004 - 2007 Deputy Secretary and Chief Operating Officer, Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003 and Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke also serves on the boards of Wellpoint Inc., the Kaiser Commission on the Future of Medicaid and Uninsured, the Georgetown University School of Nursing and Health Studies and the Partnership for Public Service.

JAMES I. CASH, JR. (Age 61)
Director since 1996
The James E. Robison Emeritus Professor of Business Administration, Harvard University. Dr. Cash was a member of the Harvard Business School faculty from July 1976 to October 2003. He also serves on the boards of General Electric Company, Microsoft Corporation, Wal-Mart and Phase Forward Inc., and as a Special Advisor to General Catalyst Partners. Dr. Cash also serves on the boards of the National Association of Basketball Coaches Foundation and the Bert King Foundation.

JOEL J. COHEN (Age 71)
Director since 1984
Chairman and Co-Chief Executive Officer of Sagent Advisors Inc., a financial advisory firm, since September 2003. Mr. Cohen has been Lead Director of Chubb’s Board since December 2003 and was Chairman of the Board (non-executive) from December 2002 to December 2003. Mr. Cohen previously was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation (DLJ), a leading investment and merchant bank, until his retirement in November 2000. He had been associated with DLJ since October 1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of the law firm Davis Polk & Wardwell. Mr. Cohen also serves on the boards of Borders Group, Inc. and Maersk, Inc.

JOHN D. FINNEGAN (Age 60)
Director since 2002
President and Chief Executive Officer of The Chubb Corporation since December 2002 and Chairman since December 2003. Mr. Finnegan previously had been Executive Vice President of General Motors Corporation, which is primarily engaged in the development, manufacture and sale of automotive vehicles, and Chairman and President of General Motors Acceptance Corporation, a finance company and subsidiary of General Motors Corporation, from May 1999 to December 2002. He was Vice President and Group Executive of General Motors and also President of General Motors Acceptance Corporation from November 1997 to April 1999. Mr. Finnegan was associated with General Motors Corporation from 1976 to December 2002.

KLAUS J. MANGOLD (Age 64)
Director since 2001
Chairman of the Supervisory Board of Rothschild & Cie, Frankfurt and Vice Chairman of Rothschild & Cie, London/Paris. Dr. Mangold previously served as a member of the Board of Management of DaimlerChrysler AG and as Chairman of the Board of Management of DaimlerChrysler Services AG, a provider of financial services and a subsidiary of DaimlerChrysler AG, until December 2003. Daimler AG is primarily engaged in the development, manufacture, distribution, sale and financing of a wide range of automotive products. Dr. Mangold also serves on the Boards of Metro AG, Magna International Inc., Canada and Alstom S.A., Paris.

MARTIN G. McGUINN (Age 66)
Director since 2007
Chairman and Chief Executive Officer of Mellon Financial Corporation from January 1999 until February 2006. Mr. McGuinn held a number of positions during his 25 years at Mellon. Mr. McGuinn recently concluded a one-year term as Chairman of the Financial Services Roundtable. He served as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn serves on the Board of Celanese Corporation and is a member of the Advisory Board of CapGen Financial. Mr. McGuinn also serves on several nonprofit boards, including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.

LAWRENCE M. SMALL (Age 67)
Director since 1989
Former Secretary of the Smithsonian Institution, the world’s largest museum and research complex, a position he held from January 2000 until March 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae, the nation’s largest source of financing for home mortgages, from 1991 to 2000. Mr. Small also serves on the boards of Marriott International, Inc. and New York City’s Spanish Repertory Theatre.

JESS SØDERBERG (Age 64)
Director since 2007
Retired from A.P. Moller-Maersk in November 2007. Mr. Søderberg was Partner and Group CEO of A.P. Moller-Maersk since 1994. He joined the company after graduating with an MBA from the Copenhagen Business School in 1969, and has since held a number of senior financial positions in both the USA and Denmark. Mr. Søderberg was a member of JP Morgan Chase’s International Council until recently, is a member of Danske Bank’s Advisory Board, is a member of the board of Carlsberg A/S and an adviser to Permira (a major international equity fund). Mr. Søderberg is honored as a Knight 1st Degree of the Order of Dannebrog and the Chilean Order of Bernardo O’Higgins.

DANIEL E. SOMERS (Age 61)
Director since 2003
Vice Chairman of Blaylock and Partners LP, an investment banking firm, from January 2002 until September 2007. Mr. Somers previously had been President and Chief Executive Officer of AT&T Broadband, a provider of cable and broadband services, from December 1999 to October 2001, and Senior Executive Vice President and Chief Financial Officer at AT&T Corp., a telecommunications company, from May 1997 to December 1999. Mr. Somers served on the board of The Lubrizol Corporation until February 2007. He is also Vice Chairman of the Board of Trustees of Stonehill College.

KAREN HASTIE WILLIAMS (Age 64)
Director since 2000
Partner, Crowell & Moring LLP, attorneys, from 1982 until her retirement to Senior Counsel status in January 2005. Ms. Williams also serves on the boards of Continental Airlines Inc., Gannett Company, Inc., SunTrust Banks, Inc. and Washington Gas Light Holdings, Inc. She is also a Trustee of Amherst College, the Black Student Fund and the NAACP Legal Defense and Education Fund.

JAMES M. ZIMMERMAN (Age 65)
Director since 2008
Retired Chairman and Chief Executive Officer of Federated Department Stores, Inc. Mr. Zimmerman was Chairman of the Board from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston, Texas. Mr. Zimmerman is also a director of Fossil, Inc., continues on the boards of and in leadership roles with several community organizations, and previously served on the boards of the H. J. Heinz Company, Goodyear Tire and Rubber Company, and Convergys Corporation.

ALFRED W. ZOLLAR (Age 54)
Director since 2001
General Manager, Tivoli Software, IBM Corporation, which manufactures and sells computer services, hardware and software, since July 2004. Mr. Zollar previously had been General Manager, eServer iSeries, IBM Corporation, from January 2003 to July 2004; General Manager, Lotus Software, which designs and develops business software and was a subsidiary of IBM Corporation, from January 2000 to January 2003; General Manager, Network Computing Software Division, IBM Corporation from 1998 to 2000 and General Manager, Network Software, IBM Corporation, from 1996 to 1998.

COMMITTEE ASSIGNMENTS

Our Board has established the five committees described above under the headings “Corporate Governance—Audit Committee,” “—Compensation Committee,” “—Executive Committee,” “—Finance Committee,” and “—Governance Committee” to assist our Board in fulfilling its responsibilities. In April 2008, our Board dissolved the Pension & Profit Sharing Committee and reallocated its work among the Compensation Committee, the Finance Committee and a management-level committee. The charter for each of our Audit, Compensation and Governance Committees, which are available on our website at www.chubb.com/investors, requires that all members satisfy the independence requirements of the NYSE. Our Governance Committee annually considers committee assignments, with appointments being effective as of the date of the annual meeting of shareholders. Current members of our committees are identified below:

Audit Committee
Daniel E. Somers (Chair)
Zoë Baird
Joel J. Cohen
Martin G. McGuinn
Alfred W. Zollar

Compensation Committee
Martin G. McGuinn (Chair)
Sheila P. Burke
Daniel E. Somers
Karen Hastie Williams
James M. Zimmerman
Alfred W. Zollar

Executive Committee
John D. Finnegan (Chair)
James I. Cash, Jr.
Joel J. Cohen
Martin G. McGuinn
Daniel E. Somers

Finance Committee
John D. Finnegan (Chair)
Sheila P. Burke
Klaus J. Mangold
Jess Søderberg

Governance Committee
James I. Cash, Jr. (Chair)
Zoë Baird
Joel J. Cohen
Lawrence M. Small
Karen Hastie Williams

AUDIT COMMITTEE REPORT

Purpose

Our Board has formed our Audit Committee to assist our Board in monitoring:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence and qualifications of our independent auditor;

•	the performance of our internal auditors and independent auditor; and

•	other significant financial matters.

Composition and Meetings

At December 31, 2008, our Audit Committee was comprised of five directors, each of whom our Board determined to be independent and each of whom satisfied the applicable legal and regulatory independence requirements. Mr. Somers served as the Chairman of our Audit Committee during 2008 and our Board designated him, together with Messrs. Cohen and McGuinn, as the audit committee financial experts. Information regarding the respective experience of Messrs. Cohen, McGuinn and Somers is set forth under the heading “Our Board of Directors.”

Our Governance Committee and the full Board consider Audit Committee membership annually. Committee appointments are effective as of the date of the annual meeting of shareholders. In addition to Messrs. Cohen, McGuinn and Somers, Ms. Baird and Mr. Zollar currently serve on our Audit Committee. Our Audit Committee met nine times during 2008.

Charter and Self-Assessment

Our Audit Committee operates pursuant to its written charter, which is available on our website at www.chubb.com/investors. The Audit Committee Charter has been approved by our Audit Committee and our Board and it is subject to review at least annually. It was last revised in February 2005.

Pursuant to its charter, our Audit Committee performs an annual self-assessment. For 2008, our Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Appointment of Independent Auditor

Under its charter, our Audit Committee, among other things, is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. Our Audit Committee has appointed Ernst & Young LLP to serve as independent auditor. Our Audit Committee has recommended to our Board that Ernst & Young’s appointment as independent auditor be submitted for ratification by our shareholders. This matter is described under the heading “Proposal 3—Ratification of Appointment of Independent Auditor.”

Review of Financial Information

Management is responsible for our internal controls over the financial reporting process and the independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. Our Audit Committee is charged with overseeing and monitoring these activities on behalf of our Board. During 2008 and the first quarter of 2009, our Audit Committee reviewed and discussed with management and the independent auditor our quarterly financial statements and our audited consolidated financial statements for the year ended December 31, 2008. Our Audit

Committee discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Auditor Independence

The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Inclusion of Consolidated Financial Statements in the 2008 10-K

Based on the foregoing, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in the 2008 10-K filed with the SEC.

The foregoing report has been furnished by the following members of our Board who comprise our Audit Committee:

Daniel E. Somers (Chair)	Martin G. McGuinn
Zoë Baird	Alfred W. Zollar
Joel J. Cohen

This Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under the heading “Compensation Discussion and Analysis” pursuant to Item 402(b) of SEC Regulation S-K.

Based upon the review and discussion described in the preceding paragraph, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A prepared in connection with the 2009 Annual Meeting and that the “Compensation Discussion and Analysis” be incorporated by reference into the 2008 10-K for the year ended December 31, 2008.

The foregoing report has been furnished by the following members of our Board who comprise our Compensation Committee:

Martin G. McGuinn (Chair)	Karen Hastie Williams
Sheila P. Burke	James M. Zimmerman
Daniel E. Somers	Alfred W. Zollar

This Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the 2008 compensation program for our NEOs.

Changes to Senior Management

Our senior management team experienced several changes that impacted our NEOs during 2008. Thomas F. Motamed retired from Chubb as Vice Chairman and Chief Operating Officer, effective June 6, 2008, and Michael O’Reilly retired from Chubb as Vice Chairman, effective December 31, 2008. On June 19, 2008, we made the following promotions, which took effect immediately:

•	John J. Degnan was promoted to Chief Operating Officer;

•	Paul J. Krump was promoted to Chief Underwriting Officer;

•	Harold L. Morrison, Jr. was promoted to Chief Global Field Officer; and

•	Dino E. Robusto was promoted to Chief Administrative Officer.

On September 4, 2008, our Board elected Richard G. Spiro as our Executive Vice President and Chief Financial Officer. Mr. Spiro’s election as Executive Vice President was effective as of his October 1, 2008 start date and he succeeded Mr. O’Reilly as Chief Financial Officer effective November 10, 2008.

Overall Executive Compensation Philosophy and Objectives

The property and casualty insurance industry is comprised of hundreds of companies vying for part of the multibillion-dollar market for personal, commercial and specialty lines of insurance coverage. Within this competitive environment, we are considered to be one of the world’s preeminent insurers, offering extensive business and personal insurance solutions globally. We distinguish ourselves with an approach that focuses on providing premier customer service, quality underwriting and highly disciplined cost management. It is imperative to our success and long-term viability that our business continues to be managed by highly experienced, focused and capable executives who possess the dedication to oversee our global organization on a day-to-day basis and the vision to anticipate and respond to market developments. It is also important that we concentrate on retaining and developing the capabilities of our emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

Our executive compensation program is intended to attract, reward and retain a management team with the collective and individual abilities that fit our profile described above. With this philosophy in mind, our executive compensation program is intended to motivate our employees to achieve the following objectives:

•	enhance our market reputation as a provider of the highest quality customer service;

•	attain superior financial performance, in both the short- and long-term;

•	take accountability for the performance of the business units and functions for which they are responsible; and

•	make decisions about our business that will maximize long-term shareholder value.

As discussed more fully below, a substantial portion of an executive’s compensation incorporates performance criteria that support and reward achievement of our annual operating plan and long-term business goals. Specifically, compensation decisions for our NEOs are linked to corporate goals based on financial results (merit-based salary increases and Annual Incentive Plan awards), absolute stock price appreciation (restricted stock unit (RSU) and performance unit awards) and total shareholder return relative to companies in the S&P 500 Index (performance unit awards). For 2008, approximately 71% of Mr. Finnegan’s total target compensation was performance-based. Mr. Spiro’s 2008 compensation package was established in his offer letter and included a guaranteed bonus for 2008, payable in 2009. The percentage of performance-based pay relative to total target compensation for the NEOs other than Messrs. Finnegan and Spiro was, on average, 63%. Going forward, we expect that Mr. Spiro’s percentage of performance-based compensation relative to his total compensation will be comparable to that of our NEOs other than Mr. Finnegan.

Setting of Executive Compensation

Our Compensation Committee is responsible for establishing the philosophy and objectives that underlie our executive compensation program and guiding its design and administration. Additional information on the structure, scope of authority and operation of our Compensation Committee and the role of the Consultant and management in determining compensation is set forth under the heading “Corporate Governance—Compensation Committee.”

Market Data

Our Compensation Committee, with the assistance of the Consultant, reviews the compensation of similarly situated officers of a representative peer group of companies on an annual basis to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. The peer group is comprised of companies similar in size and scope to us within the property and casualty and broader insurance industries, as well as the financial services industry. In 2008, the 21 companies comprising our peer group were:

ACE Ltd.	Cigna Corp.	Progressive Corp.
Aetna, Inc.	CNA Financial Corp.	Prudential Financial, Inc.
Aflac, Inc.	Genworth Financial, Inc.	Principal Financial Group, Inc.
Allstate Corp.	Hartford Financial Services Group Inc.	Safeco Corp.
American International Group Inc.	Lincoln National Corp.	State Street Corp.
Bank of New York Mellon Corp.	MetLife, Inc.	The Travelers Companies, Inc.
BB&T Corp.	PNC Financial Svcs Grp, Inc.	XL Capital Ltd.

Our Compensation Committee has established what it believes to be challenging performance goals—both on an absolute basis and relative to our peers. Accordingly, total compensation for our NEOs is targeted between the 50th and 75th percentiles of our peer group of companies, combined salary and annual incentive compensation is targeted at the median of our peer group and long-term incentive awards are targeted between the 50th and 75th percentiles. Our emphasis on long-term performance-based compensation supports our need for executives to maintain a longer-term focus on our business, while merit-based salary increases and annual incentive compensation reward the delivery of strong annual results. For 2008, approximately 70% of Mr. Finnegan’s total target compensation represented long-term equity incentive awards. The percentage of long-term equity incentive awards relative to total target compensation for the other NEOs was, on average, 51% (excluding Mr. Spiro as during 2008 his only equity grant was an RSU award that he received upon commencement of his employment with us to compensate him for lost equity from his prior employer).

Individual Performance

Our executive compensation program provides our Compensation Committee with the flexibility to make annual compensation decisions based on individual performance. Specifically, our program is designed to provide our Compensation Committee with the ability to adjust individual compensation, significantly in some cases, to the extent the executive achieves individual annual performance goals and strengthens his or her competencies, performance and potential over a longer period. Our Compensation Committee believes that this flexibility is imperative to reward and recognize the key skills, talents and contributions to annual performance and overall long-term company success. Each year, our Compensation Committee evaluates Mr. Finnegan’s performance. Mr. Finnegan, in turn, presents our Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance over the prior year, strengths, weaknesses, development plans, succession potential and compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for actual compensation relative to the preceding year and target compensation for the current year.

Tally Sheets

Our Compensation Committee reviews tally sheets prepared by management and the Consultant on an annual basis. The tally sheets set forth all components of the NEOs’ compensation, including base salary, annual incentive compensation, equity incentive awards, benefits and perquisites, retirement plan accruals and total payments upon various termination scenarios. Our Compensation Committee uses these tally sheets to confirm that it has a full understanding of our NEOs’ comprehensive compensation packages.

Tax Policies

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the CEO and the three most highly compensated executive officers (other than the CFO) as of the end of the fiscal year as determined in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” Our Compensation Committee has designed our annual incentive compensation awards and performance unit awards to qualify for the performance-based compensation exception to the $1 million limit. In establishing targets for meeting the performance-based compensation exception, our Compensation Committee anticipated using negative discretion in calculating final incentive payouts. In addition, our NEOs (other than Mr. Spiro) generally are required to defer compensation that would not otherwise be deductible. Due to guidance issued in 2007 by the Internal Revenue Service (IRS), the compensation of Messrs. Spiro and O’Reilly, our Principal Financial Officers for 2008, was not subject to the Section 162(m) limitation on deductibility.

Our Compensation Committee believes that our shareholders are best served by not restricting our Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements, such as annual salaries, restricted stock and RSU awards, even though such plans and arrangements may result in certain non-deductible compensation expenses. Accordingly, our Compensation Committee may from time to time approve elements of compensation for one or more of our NEOs that are not fully deductible and reserves the right to do so in the future, in appropriate circumstances.

Components of Executive Compensation

Our executive compensation program consists of annual and long-term compensation and company-sponsored benefit plans. Each component is designed for a specific purpose and contributes to an overall total compensation package that is competitive, predominantly performance-based and valued by our executives.

Annual Salary

Annual salary is designed to provide a fixed level of compensation to our NEOs based on their skill, background, and market data, as well as to retain their services. Annual salaries are generally targeted at the median of our peer group because we want to provide attractive and competitive levels of base compensation to ensure our ability to attract and retain superior talent. In addition to considering peer group data, individual performance and contributions, our Compensation Committee determines annual salaries based upon the skills, knowledge and competencies of each NEO, as reviewed and recommended annually by Mr. Finnegan (for all NEOs other than himself). Setting of annual salaries is important because each NEO’s target annual incentive compensation is then developed based on annual salary levels.

In March 2008, our Compensation Committee reviewed annual salaries for each of our NEOs other than Mr. Spiro. Based upon the above factors (in particular, the achievement of another year of excellent performance), these NEOs, other than Mr. Finnegan, received a 6.20% increase in 2008 annual salary, on average. Messrs. Degnan, Krump, Morrison and Robusto also received salary increases in June 2008 that were commensurate with their respective promotions. Mr. Finnegan’s original employment agreement provides for a minimum annual salary of $1,200,000 per year. In 2005, Mr. Finnegan’s annual salary was increased to $1,275,000, which became his new minimum annual salary pursuant to the terms of his employment agreement. As reflected in Mr. Finnegan’s 2008 performance-based compensation payouts, our Compensation Committee determined that Mr. Finnegan’s performance placed him at the top of our peer group. However, our Compensation Committee also determined that his existing annual salary was competitive with annual salaries paid to other chief executive officers in our peer group. Accordingly, his 2008 annual salary remained at $1,275,000. Pursuant to his offer letter, the Compensation Committee fixed Mr. Spiro’s annual salary at $750,000 for 2008.

Annual Incentive Compensation

Our Annual Incentive Plan was designed to support our compensation strategy by linking a significant portion of total annual cash compensation to the achievement of critical business goals on an annual basis. All of our salaried employees, including our NEOs, are eligible to participate in the Annual Incentive Plan.

Incentive Opportunity.  As discussed under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation,” baseline opportunities for annual incentive compensation awards (combined with salary) are generally set at the median for executives with commensurate positions at our peer group of companies. Our Compensation Committee establishes the range of potential payments for Mr. Finnegan’s annual incentive compensation based upon its analysis of market data from our peer group of companies and subject to the minimum annual incentive compensation award target of $1.6 million as provided for in his employment agreement. For the other NEOs, our Compensation Committee establishes the annual incentive compensation payment range after taking into consideration Mr. Finnegan’s recommendations and market data from our peer group of companies. For information regarding the potential ranges of awards under the Annual Incentive Plan for our NEOs in 2008, see the information set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

Performance Goals.  For 2008, our Compensation Committee determined that the annual incentive compensation award pool would not be funded unless we achieved 2008 adjusted operating income greater than 50% of our 2007 adjusted operating income. Adjusted operating income refers to net income excluding after-tax realized investment gains and adjusted to account for the loss of investment income attributable to our buyback of shares of our common stock since 2007. Our Compensation Committee determined 2008 actual incentive compensation awards for our NEOs (other than for Mr. Spiro who was guaranteed a bonus in connection with the commencement of his employment in October 2008 as discussed in more detail below) by applying a performance multiplier (established pursuant to a predetermined formula described below) to the NEOs’ total baseline opportunities. In March 2008, our Compensation Committee determined that the performance multiplier for our NEOs (other than for Mr. Spiro) would be calculated in two steps.

First, our Compensation Committee determined that 2008 adjusted operating income would be the performance goal utilized in determining the 2008 annual incentive compensation award pool for all participants covered by the Annual Incentive Plan, including the NEOs. This was a continuation of the program that we first implemented in 2007. Our Compensation Committee established adjusted operating income as the performance goal because our Compensation Committee believed that tying annual incentive compensation awards to an operating income goal provided an effective means of directly linking executive compensation to our shareholders’ interests. The investment income adjustment (used in calculating adjusted operating income) was premised on the notion that the calculation should not be impacted by our continuing commitment to return capital to shareholders through our share buyback programs. Under the performance goal established by our Compensation Committee, each percentage increase or decrease in 2008 adjusted operating income relative to 2007 adjusted operating income resulted in a proportional increase or decrease in the 2008 annual incentive compensation award pool. For example, if 2008 adjusted operating income was $2,732.8 million (5% higher than the adjusted operating income in 2007), the actual incentive compensation award pool would be 5% higher than in 2007. Conversely, if 2008 adjusted operating income was $2,472.5 million (5% lower than the adjusted operating income in 2007), the actual incentive compensation award pool would be 5% lower than the annual incentive compensation award pool in 2007.

Second, our Compensation Committee determined that the performance multiplier for calculating the 2008 annual incentive awards for our NEOs (up to the maximum permitted award) would be derived by dividing the 2008 annual incentive compensation award pool described in the preceding paragraph by the total baseline opportunities for all participants covered by the Annual Incentive Plan. The total baseline opportunities for Messrs. Degnan, Krump, Morrison and Robusto, were increased in June 2008 to reflect their respective promotions.

Pursuant to his offer letter, Mr. Spiro received a guaranteed cash bonus paid in March 2009 in the amount of $1.42 million (which would have been reduced to the extent he had received any 2008 bonus from his previous employer) and a cash payment in the amount of $315,000 paid on his start date of October 1, 2008.

Incentive Payouts.  Adjusted operating income in 2008 was $2.2 billion, which created a 2008 award pool of $189.3 million. Based upon this award pool and total baseline opportunities, awards to Messrs. Finnegan, O’Reilly and Degnan were set at $3.4 million, $1.5 million and $1.8 million, respectively. The bonus amounts paid to these three executives reflect our formulaic approach to calculating bonuses and the Compensation Committee did not make any adjustments based on individual performance.

Our Compensation Committee decided to adjust the formulaic approach for Messrs. Krump, Morrison and Robusto to reflect their respective achievements against pre-established goals in the areas of financial performance, people management and customer service. With these adjustments, the awards to Krump, Morrison and Robusto were set at $775,000, $682,000 and $675,000, respectively.

The incentive payouts for our NEOs who are subject to the $1 million compensation limit under Section 162(m) of the Internal Revenue Code are below their respective targets established by our Compensation Committee to meet the performance-based compensation exception.

Long-Term Equity Incentive Awards

Equity Incentive Awards.  Long-term equity incentive awards made pursuant to the 2004 Employee Plan were designed to support several of our compensation objectives, including:

•	placing a significant portion of total compensation at risk;

•	linking long-term performance-based awards with shareholder value; and

•	retaining our highly-skilled and valued senior management.

All employees at or above the level of Assistant Vice President (approximately 1,700 employees), including our NEOs, participate in our long-term equity incentive award program. Target long-term equity incentive awards are designed to achieve our desired competitive market position of being between the 50th and 75th percentiles of our peer group of companies and are commensurate with the individual’s level within our organization. For 2008, the target long-term equity incentive award for Mr. Finnegan was $7,600,000. The target long-term equity incentive awards for the other NEOs averaged $1,261,000 (excluding Mr. Spiro as he only received equity as part of his sign-on agreement). These target levels were determined based on analysis of data from our peer group of companies.

Annual equity incentive awards to our NEOs are in the form of performance units and RSUs. Consistent with our emphasis on performance-based compensation, for officers at or above the level of Senior Vice President, including our NEOs, performance units generally constitute 75% of the annual equity award, while RSUs generally constitute the remaining 25%. We believe our emphasis on performance based long-term equity incentive awards is consistent with the practice of our peer group companies.

Our Compensation Committee manages the potential dilutive effect of equity incentive awards by monitoring this “run rate”—the number of shares granted as a percentage of our fully diluted common shares outstanding—relative to our peer companies. Our Compensation Committee also evaluates guidelines used by certain institutional advisory services and considers advice from the Consultant. Our annual run rate was approximately 0.5% in 2008, which we believe is conservative relative to the practices of our peer group companies. Our conservative run rate is primarily attributable to the fact that fewer full-value shares are needed to provide a target award value in the form of performance units and RSUs than would be required for an award of stock options as well as our limited participation levels.

Performance Units.  Performance units are intended to motivate our senior officers to achieve superior total shareholder return—share price appreciation plus reinvested dividends (TSR)—versus companies in the Standard & Poor 500 Index (S&P 500) over a three-year performance period. We view the other companies in the S&P 500 as the competition for our shareholders’ investment dollars. The value of performance units is directly linked to the total return delivered to our investors, thus motivating our senior officers to deliver superior returns over an extended performance period. Performance units also support retention, as they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee.

The number of performance units earned for each three-year performance period can vary from 0% to 200% of the original target award based on our relative TSR versus S&P 500 companies as follows:

TSR
Percentile	Percent of Target
Ranking	Shares Earned

85th & higher	200%
50th	100%
25th	50%
Below 25th	0%

For relative performance between the 25th and 85th percentiles, the number of shares earned is determined by multiplying the relative percentile of comparative performance achieved by two. The final dollar value of each recipient’s performance unit award is also dependent on the price of our common stock at the end of the three-year performance period, thus providing an additional link to shareholders’ interests and providing our senior officers with significant value potential based on our results.

The performance period for the performance units granted in March 2006 ended on December 31, 2008. Our TSR over the performance period was 8.4%, which positioned us at the 84.3 percentile of companies in the S&P 500. Based on the performance scale above, each of our NEOs (other than Mr. Spiro), like all recipients of 2006 performance units who did not forfeit such awards due to termination of their employment, received the number of shares of common stock in February 2009 equal to 168.6% of the respective target number of performance units granted in 2006. Information regarding the vesting of each NEO’s respective 2006 performance unit award is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.”

The number and grant date fair value of performance units granted to our NEOs in 2008 for the performance period running from January 1, 2008 to December 31, 2010 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

RSUs.  RSUs are intended to align management’s interests with those of our shareholders and serve as a strong retention tool for key employees. Like performance units, RSUs support retention because they generally cliff vest on the third anniversary of the date of grant, provided the recipient remains employed by us over that period. The number and grant date value of RSUs granted to NEOs in 2008 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

Stock Options.  We discontinued the use of stock options as part of our core long-term equity incentive award program in 2004. However, we still utilize stock option grants as a means of providing tax-efficient equity awards to certain internationally-based employees. In addition, stock options granted to all participants, including participating NEOs, under predecessor plans to the 2004 Employee Plan included a restoration option feature that provides the optionee with the right to receive a restoration stock option upon exercise of the original option if shares are exchanged in a stock-for-stock exercise within seven years of the grant date and our stock price is at least 25% above the exercise price on the exercise date. Restoration stock options are granted on the same date the original stock option award is exercised, have an exercise price equal to the average of the high and low prices of our common stock on the grant date and have a term equal to the remaining term of the original option.

Equity Grant Practices.  Our Compensation Committee approves and grants annual equity awards at its regularly scheduled meeting in the first quarter of each year based on market data from our peer group of companies and recommendations from Mr. Finnegan for the other NEOs. There is no relationship between the timing of equity incentive award grants and our release of material, non-public information. Although our Compensation Committee has the discretion to do so under the 2004 Employee Plan, our Compensation Committee generally does not make interim equity award grants to employees at or above the level of Executive Vice President, including our NEOs. An exception was made when we hired Mr. Spiro in 2008. In recognition of Mr. Spiro’s loss of equity compensation granted by his previous employer, he was granted an RSU award on October 1, 2008 with a value of approximately $3.7 million, which vests ratably in three annual installments beginning January 31, 2009.

As discussed under the heading “Corporate Governance—Compensation Committee,” our Compensation Committee has delegated authority to Mr. Finnegan to grant equity awards under the 2004 Employee Plan to employees up to and including the level of Senior Vice President pursuant to guidelines that specify the range of award values an employee could receive based on his or her level within our organization. These guidelines are adjusted on a periodic basis as warranted by competitive market conditions. Grants made by Mr. Finnegan pursuant to this authority are effective on the last business day of the month, with the number of shares awarded determined by dividing the award value by the average of the high and low prices of our common stock on the grant date. These grants are reported to our Compensation Committee at its next regularly scheduled meeting following the date of grant.

Restrictive Covenants and Recoupment Provisions.  To protect our competitive position, since 2005, individual equity award agreements for each of our employees, including our NEOs, have contained non-disclosure, non-solicitation and invention assignment covenants. In addition, the NEO equity award agreements and those of certain other senior officers contain non-competition provisions. Failure to comply with these provisions, among other potential consequences, results in the forfeiture of unsettled awards. Our Compensation Committee also may require repayment of any awards that are settled within one year prior to the breach of the applicable covenant and within one year after termination of employment. Additionally, we may seek an injunction, restraining order or such other equitable relief restraining the officer from committing any violation of the covenants.

On February 26, 2009, our Board, upon recommendation of our Compensation Committee, approved the adoption of a policy on the recoupment of performance-based compensation in restatement situations. The policy provides that if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, as a result of misconduct of a senior executive, the independent members of the Board, in their sole discretion, have the right to cause such senior executive to reimburse us for (1) any bonus or other incentive-based or equity-based compensation received by that senior executive during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of our stock during that 12-month period. A senior executive means any of our officers who are subject to Section 16 of the Exchange Act and any of our other officers who the Board designates.

Perquisites

We provide certain executives, including each of our NEOs, with a limited range of perquisites. The incremental cost and valuation of these perquisites for the NEOs is set forth under the heading “Executive Compensation—Summary Compensation Table.”

Corporate Aircraft.  During 2008, we owned two corporate aircraft and leased a third. Senior executives use these aircraft to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and our business and enhance their personal security. Our Board also permits Messrs. Finnegan and Degnan, and prior to his retirement, Mr. O’Reilly, limited use of the corporate aircraft for personal travel. The annual personal use of the corporate aircraft for Messrs. Finnegan and Degnan is limited to 35 hours and 20 hours, respectively. Prior to his retirement, Mr. O’Reilly’s personal use of the corporate aircraft was also limited to 20 hours.

Automobile Use/Allowance.  As required pursuant to his employment agreement, we provide Mr. Finnegan with a car and driver for all of his business travel needs to minimize and more efficiently utilize his travel time and enhance his personal security. Mr. Finnegan’s personal use of the car and driver is primarily for his commute to and from the office. We provide all domestic employees at or above the level of Vice President, including our NEOs other than Mr. Finnegan, a monthly automobile allowance of $500. Recipients of this benefit bear the applicable income taxes with respect thereto.

Financial Counseling.  We offer all of our employees at or above the level of Senior Vice President and who are also in pay band 12 or above, including our NEOs, financial counseling services. These services include income tax preparation, portfolio management and estate planning. Recipients of this benefit bear the applicable income taxes with respect thereto.

Company-Sponsored Benefit Plans

We maintain company-sponsored retirement and deferred compensation plans for the benefit of all of our salaried employees, including our NEOs. These benefits are designed to assist employees, including our NEOs, in providing for their financial security and personal needs in a manner that recognizes individual goals and preferences.

Retirement Plans.  We maintain the Pension Plan of The Chubb Corporation (the Pension Plan), which is our tax-qualified defined benefit plan, and the Pension Excess Benefit Plan of The Chubb Corporation (the Pension Excess Benefit Plan), which is our nonqualified excess defined benefit plan, to help us attract and retain our employees. Our NEOs participate in the Pension Plan on the same terms and conditions as other employees. Our NEOs participate in the Pension Excess Benefit Plan on the same terms and conditions as other highly compensated employees, except that Mr. Finnegan is entitled to a supplemental pension benefit under his employment agreement (the Pension SERP). Information about our retirement plans is set forth under the heading “Executive Compensation—Pension Benefits.”

We also maintain the CCAP, which is a qualified 401(k) savings plan, for all eligible employees. The CCAP provides employees with an opportunity to voluntarily defer pre-tax or after-tax dollars into a 401(k) account. Chubb provides matching contributions on an annual basis equal to the lesser of 4% or the actual percentage deferred by the participant.

Nonqualified Defined Contribution and Deferred Compensation Plans.  We maintain The Chubb Corporation Key Employee Deferred Compensation Plan (2005) (the 2005 Deferred Compensation Plan) and The Chubb Corporation Executive Deferred Compensation Plan (collectively, the Deferred Compensation Plans), which are our nonqualified deferred compensation plans for our employees at or above the level of Vice President, including our NEOs, to provide them with additional tools to enhance their retirement planning and wealth management. These plans allow participants to defer receipt, and thus the tax liability, of income (salary, annual incentive compensation and equity compensation) to a later specified date. We also maintain the Defined Contribution Excess Benefit Plan of The Chubb Corporation (the CCAP Excess Benefit Plan), which is our nonqualified excess defined contribution plan, and the CCAP-related supplemental executive retirement plan for Mr. Finnegan pursuant to his employment agreement (the CCAP SERP). None of these plans provide for above-market returns. Information about our nonqualified defined contribution and deferred compensation plans is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.”

Employment and Severance Agreements

In general, it is our Board’s policy not to enter into employment agreements with, or provide executive severance benefits to, our executive officers beyond those generally available to our salaried employees, other than the change in control agreements discussed below. As a result, our NEOs serve at the will of our Board. The only exception to this policy is the employment agreement with Mr. Finnegan that we entered into when he was hired in 2002. Our Compensation Committee believed, and continues to believe, that it is in our best interest and the best interests of our shareholders to have a specific compensation package with incentives and guarantees in order to retain Mr. Finnegan’s services. A description of, and the amount of the estimated payments and benefits payable to Mr. Finnegan upon a termination of employment under, his employment agreement is set forth under the heading “Executive Compensation—Potential Payments upon Termination.”

Change in Control Agreements

Our Board has determined that it is in our best interest and the best interests of our shareholders to assure that we will have the continued dedication of Messrs. Finnegan, Spiro and Degnan in the event of a threat or occurrence of a change in control. Our Board continues to believe that change in control agreements diminish the inevitable distraction of these individuals by virtue of the personal uncertainties and risks created by a pending or threatened change in control and encourage their full attention and dedication to our business in the event of any pending or threatened change in control. As such, we have individual change in control agreements with Messrs. Finnegan, Spiro and Degnan. The change in control agreements for Messrs. Spiro and Degnan require both a change in control event as well as a termination event to trigger benefits. A description of, and the amount of the estimated payments and benefits payable upon a change in control under, these agreements is set forth under the heading “Executive Compensation—Potential Payments upon Termination.” Due to Mr. O’Reilly’s retirement on December 31, 2008, his change in control agreement is no longer in effect. Only Mr. Finnegan’s change in control agreement provides for a gross-up payment in connection with the determination that a payment would be subject to the excise tax under Section 280G of the Internal Revenue Code.

Share Ownership Guidelines

Our Board, based upon our Compensation Committee’s recommendation, adopted executive share ownership guidelines in 2004. Our Compensation Committee believes that these guidelines promote our objective of increasing shareholder value by encouraging senior officers to acquire and maintain a meaningful equity stake in Chubb.

The guidelines were designed to maintain share ownership at levels high enough to assure our shareholders of our senior officers’ commitment to value creation, while taking into account each individual officer’s need for portfolio diversification. Under these guidelines, senior officers, including each of our NEOs, are expected, over time, to acquire and hold shares of our common stock equal in value to a multiple of their annual salaries. Owned shares, unvested restricted stock, unvested RSUs, shares allocated in our retirement plans and shares deferred until termination of employment count toward satisfying the guidelines. Unexercised stock options and unearned performance units do not count toward satisfaction of the guidelines. There is a five-year phase-in period beginning on the later of becoming an officer subject to the share ownership guidelines and the date the guidelines were adopted in February 2004. Our current share ownership guidelines are as follows:

Pay Band	Officer Titles Included	Ownership Level

15	Chief Executive Officer	5x Salary
14	Chief Operating Officer/Chief Financial Officer	3x Salary
13	Executive Vice President/Senior Vice President	2x Salary
12	Senior Vice President	1x Salary

Our Compensation Committee reviews the guidelines on a periodic basis and monitors the officers’ progress toward meeting their target ownerships levels. The share ownership of our NEOs at the end of 2008 was:

	Target	Target Number	Number of Shares
Name	Ownership Level	of Shares(1)	Deemed Owned

John D. Finnegan	5x Salary	125,000	480,410
Richard G. Spiro	3x Salary	44,118	72,434
John J. Degnan	3x Salary	48,529	190,794
Paul J. Krump	2x Salary	21,569	72,118
Harold L. Morrison, Jr.	2x Salary	18,824	19,691
Dino E. Robusto	2x Salary	17,647	22,835

(1)	Based on a per share price of $51.00, which was the closing price of our common stock on December 31, 2008, and the respective salaries of our NEOs as of that date.

As shown in the above table, each of our NEOs has met his required number of shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding NEO compensation during 2008, 2007 and 2006:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

John D. Finnegan	2008	$1,275,000	—	$7,572,820	—	$3,357,800	$4,412,367	$205,615	$16,823,602
Chairman, President and Chief	2007	1,275,000	—	7,572,126	—	3,569,900	3,542,642	189,248	16,148,916
Executive Officer	2006	1,275,000	—	7,136,716	$1,928,732	3,242,900	3,024,142	154,864	16,762,354
Richard G. Spiro	2008	187,500	$1,735,000	1,294,313	—	—	—	1,500	3,218,313
Executive Vice President and Chief Financial Officer
Michael O’Reilly(8)	2008	729,900	—	2,521,686	772,528	1,459,100	2,440,745	137,956	8,061,915
Vice Chairman and former Chief	2007	695,126	—	3,302,743	30,868	1,494,300	1,665,161	104,912	7,293,110
Financial Officer	2006	661,251	—	3,702,421	—	1,262,300	1,157,421	103,467	6,886,860
John J. Degnan	2008	759,588	—	2,451,038	—	1,765,300	1,424,657	144,819	6,545,402
Vice Chairman and Chief Operating	2007	669,188	—	3,211,058	—	1,438,500	941,587	100,947	6,361,280
Officer	2006	636,250	—	3,586,370	—	1,215,200	657,610	118,503	6,213,933
Paul J. Krump	2008	505,285	—	437,404	—	775,000	522,480	58,056	2,298,225
Executive Vice President and Chief	2007	447,855	—	413,186	86,683	725,000	425,293	50,704	2,148,721
Underwriting Officer	2006	432,875	—	411,572	281,637	659,800	368,979	49,759	2,204,622
Harold L. Morrison, Jr.	2008	433,744	—	414,084	—	682,000	563,237	48,239	2,141,304
Executive Vice President and Chief Global Field Officer
Dino E. Robusto	2008	398,975	—	403,683	—	675,000	432,120	47,071	1,956,849
Executive Vice President and Chief Administrative Officer

(1)	$275,000 of Mr. Finnegan’s salary for 2008, 2007 and 2006 was deferred under the 2005 Deferred Compensation Plan. Additional information regarding the 2005 Deferred Compensation Plan is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” For 2008, salaries earned by our NEOs account for the following percentages of their total compensation: Mr. Finnegan (7.6%), Mr. Spiro (5.8%), Mr. O’Reilly (9.1%), Mr. Degnan (11.6%), Mr. Krump (22.0%), Mr. Morrison (20.3%) and Mr. Robusto (20.4%).

(2)	Pursuant to his offer letter, Mr. Spiro received a guaranteed cash bonus in the amount of $1,420,000 paid in March 2009 (which would have been reduced to the extent he had received any 2008 bonus from his previous employer) and a cash payment in the amount of $315,000 paid on his start date of October 1, 2008.

(3)	The grant date fair values of the RSUs, restricted stock and performance unit awards are estimated based on the fair market value of our common stock on the date of grant. The fair value of the performance unit awards is adjusted to reflect (i) the anticipated appreciation of our common stock over the performance period and (ii) that these awards do not receive dividend equivalents during such period. For the 2008, 2007 and 2006 performance unit awards granted to our retirement-eligible NEOs (Messrs. O’Reilly and Degnan), amounts recognized equal the full grant date fair value for the grants made to such NEOs, as required pursuant to FAS 123R. Information regarding our FAS 123R calculations is set forth in footnote 12 to the financial statements included in the 2008 10-K. For additional details regarding equity expensing see the information set forth under the heading “Equity Award Expense Amortization.”

(4)	In 2004, we eliminated stock options from our core long-term equity incentive program. Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes during 2008, 2007 and 2006 for each of Messrs. Finnegan (2006 only), O’Reilly (2008 and 2007), and Krump (2007 and 2006) as computed pursuant to FAS 123R, in respect of non-discretionary restoration stock options granted to Messrs. Finnegan, O’Reilly and Krump, respectively, upon their exercise of vested stock options. The restoration stock option feature is described under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.” Restoration stock options are fully vested on the grant date. Accordingly, the grant date fair value of these awards is the same as the amount of compensation expense we reflect in our financial statements with respect to these awards. The grant date fair value of each restoration stock option was estimated using the Black-Scholes option pricing model. Information regarding our FAS 123R calculations is set forth in footnote 12 to the financial statements included in the 2008 10-K.

(5)	Reflects 2008, 2007 and 2006 incentive compensation paid in March 2009, March 2008 and March 2007, respectively, under our Annual Incentive Plan. Additional information regarding annual incentive compensation is set forth under the headings “Compensation Discussion and Analysis—Components of Executive Compensation” and “Executive Compensation—Grants of Plan-Based Awards.”

(6)	Reflects solely the aggregate change in pension value for 2008 under our defined benefit plans as follows: Mr. Finnegan’s benefits under the Pension Plan, Pension Excess Benefit Plan and Pension SERP, $14,305, $275,167 and $4,122,895, respectively; Mr. O’Reilly’s benefits under the Pension Plan and Pension Excess Benefit Plan, $183,434 and $2,257,311, respectively; Mr. Degnan’s benefits under the Pension Plan and Pension Excess Benefit Plan, $89,912 and $1,334,745, respectively; Mr. Krump’s benefits under the Pension Plan and Pension Excess Benefit Plan, $57,697 and $464,783, respectively; Mr. Morrison’s benefits under the Pension Plan and Pension Excess Benefit Plan, $64,010 and $499,227, respectively; and Mr. Robusto’s benefits under the Pension Plan and Pension Excess Benefit Plan, $56,774 and $375,346, respectively. Since Mr. Spiro joined us on October 1, 2008, he has not accrued any benefits under the Pension Plan or Pension Excess Benefit Plan. Information regarding our calculations of pension values is set forth in footnote 13 to the financial statements included in the 2008 10-K.

(7)	The following table reflects the components for the “All Other Compensation” column for 2008:

				Registrant
				Contributions
				to Defined
	Personal Use	Financial	Automobile	Contribution
	of Aircraft	Planning	Expense	Plans	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)

John D. Finnegan	—	$12,630	$12,269	$180,716	$205,615
Richard G. Spiro	—	—	1,500	—	1,500
Michael O’Reilly	$49,659	4,000	6,000	78,297	137,956
John J. Degnan	49,388	12,630	6,000	76,801	144,819
Paul J. Krump	—	7,750	6,000	44,306	58,056
Harold L. Morrison, Jr.	—	7,750	6,000	34,489	48,239
Dino E. Robusto	—	7,750	6,000	33,321	47,071

(a)	The incremental cost of the personal use of corporate aircraft expense for each of the NEOs is calculated by multiplying the direct operating cost per hour by the NEO’s personal use hours. Direct operating cost of the aircraft is comprised of fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, catering, aircraft supplies and other miscellaneous expenses.

(b)	The incremental cost of financial planning represents the actual cost incurred by us.

(c)	The incremental cost to us relating to automobile expense is the amount of the automobile allowance provided to our NEOs (other than Mr. Finnegan). The incremental cost of Mr. Finnegan’s automobile and driver was calculated by multiplying the variable expenses of owning and operating the car that Mr. Finnegan uses by the personal use percentage of the total vehicle miles in 2008. The variable expenses are comprised of gas, maintenance, driver overtime and miscellaneous driving expenses. Mr. Finnegan’s personal use percentage for 2008 was approximately 19.7% of the total vehicle miles.

(d)	Reflects 2008 matching contributions under the CCAP and the CCAP Excess Benefit Plan. For Mr. Degnan $1,425 represents a Qualified Non-elective Contribution (“QNEC”). None of the other NEOs were eligible for the QNEC.

As stipulated in Mr. Finnegan’s employment agreement, we pay the club dues and membership fees associated with his country club membership but do not recognize any incremental cost due to his personal use because club dues and membership fees are generally fixed. For 2008, the club dues and membership fees were $11,325. Mr. Finnegan paid income tax on his personal use of the country club and any additional costs resulting from his personal use were paid directly by him.

(8)	Mr. O’Reilly retired effective December 31, 2008.

Grants of Plan-Based Awards

The following table sets forth information regarding 2008 grants to our NEOs under our Annual Incentive Plan and 2004 Employee Plan:

								All Other	All Other
								Stock	Option
								Awards:	Awards:			Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise or	Closing	Fair Value
		Under Non-Equity			Under Equity Incentive			of Shares	Securities	Base Price	Market Price	of Stock
		Incentive Plan Awards(1)			Plan Awards(3)			of Stock	Underlying	of Option	on the Date	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	of the Grant	Awards
Name	Grant Date	($)(2)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)(6)	($/Sh)(6)	($)(7)

John D. Finnegan	03/12/2008	$1,923,700	$2,040,000	$4,717,500

	03/12/2008				56,537	113,073	226,146					$5,818,737

	03/12/2008							37,690				1,899,953

Richard G. Spiro	10/01/2008	—	—	—	—	—	—	72,434				3,716,951

Michael O’Reilly	03/12/2008	835,900	886,400	2,142,200

	03/12/2008				18,598	37,195	74,390					1,914,055

	03/12/2008							12,398				624,983

	02/26/2008								74,131	$53.975	$54.280	366,948

	05/05/2008								75,527	$53.675	$53.710	405,580

John J. Degnan	03/12/2008	1,011,400	1,072,500	2,557,500

	03/12/2008				18,077	36,153	72,306					1,860,433

	03/12/2008							12,051				607,491

Paul J. Krump	03/12/2008	414,900	440,000	1,155,000

	03/12/2008				3,534	7,067	14,134					363,668

	03/12/2008							2,355				118,716

Harold L. Morrison Jr.	03/12/2008	362,100	384,000	1,008,000

	03/12/2008				3,348	6,695	13,390					344,525

	03/12/2008							2,231				112,465

Dino E. Robusto	03/12/2008	339,500	360,000	945,000

	03/12/2008				3,348	6,695	13,390					344,525

	03/12/2008							2,231				112,465

(1)	Represents the range of potential awards to each NEO under our Annual Incentive Plan. The plan is designed so that the Compensation Committee can apply negative discretion to annual awards of each NEO. Maximum awards reflect the maximum annual incentive compensation awards established by our Compensation Committee pursuant to Section 162(m) of the Internal Revenue Code. Information regarding the actual payouts under the Annual Incentive Plan is set forth in the “Non-Equity Incentive Plan Compensation” column of the table included under the heading “Executive Compensation—Summary Compensation Table.” Information regarding the structure of the Annual Incentive Plan is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(2)	Represents payouts under the Annual Incentive Plan assuming that 2008 adjusted operating income was 50% of 2007 adjusted operating income. No payouts would have been awarded if 2008 adjusted operating income had been less than 50% of 2007 adjusted operating income.

(3)	Represents grants to each NEO other than Mr. Spiro during 2008 of performance units under our 2004 Employee Plan. Performance units are earned, if at all, based on our TSR over a three-year performance period relative to the TSR over the same period for the companies in the S&P 500 Index. No dividend equivalents are paid on performance unit awards during the performance period. Information regarding performance targets, vesting and additional performance unit award details are set forth under the heading “Executive Compensation—Components of Executive Compensation.”

(4)	Represents RSU grants to each NEO during 2008. Except in the case of Mr. Spiro, the RSUs will vest, subject to continued employment, on the third anniversary of the grant date. RSUs pay dividend equivalents at the same time and in the same amount as dividends are paid on our common stock. Pursuant to his offer letter, Mr. Spiro received an RSU award of 72,434 units valued at approximately $3.7 million on the date of grant. The RSU award will vest ratably in three annual installments beginning January 31, 2009. Additional information regarding RSUs is set forth under the heading “Executive Compensation—Components of Executive Compensation.”

(5)	Represents restoration stock option grants to Mr. O’Reilly during 2008. The restoration stock options were fully vested on the grant date. Additional information regarding restoration stock option grants is set forth under the heading “Executive Compensation—Components of Executive Compensation.”

(6)	Pursuant to the terms of the predecessor plans to the 2004 Employee Plan under which these restoration stock options were granted, the exercise price is calculated based on the average of the high and low prices of our common stock on the date of grant. For Mr. O’Reilly, the average of the high and low prices resulted in lower exercise prices than if we had used the closing price of our common stock on the date of grant.

(7)	Represents full grant date fair value of stock awards and restoration stock option awards granted to each NEO in 2008, as computed in accordance with FAS 123R. The grant date fair value of each stock award is estimated based on the fair market value of our common stock on the date of grant adjusted, in the case of performance units, to reflect (i) the anticipated appreciation of our common stock over the performance period and (ii) that these awards do not receive dividend equivalents during the performance period. The grant date fair value of each restoration stock option was estimated using the Black-Scholes option pricing model. Information regarding our FAS 123R calculations is set forth in footnote 12 to the financial statements included in the 2008 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding our NEOs’ equity holdings as of December 31, 2008. The market value of unvested and unearned stock awards is based on the closing price of our common stock on December 31, 2008 of $51.00 per share:

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:			Number	Market	Number of	Value of
	Number of	Number of	Number of			of Shares	Value	Unearned	Unearned
	Securities	Securities	Securities			or Units	of Shares	Shares,	Shares, Units
	Underlying	Underlying	Underlying			of Stock	or Units	Units or	or Other
	Unexercised	Unexercised	Unexercised	Option		that	of Stock	Other Rights	Rights that
	Options	Options	Unearned	Exercise	Option	Have Not	that Have	that Have	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)(1)	($)	(#)(2)	($)

John D. Finnegan	40,650	—	—	$39.7125	12/02/2012
	52,554	—	—	45.8750	12/02/2012
	129,750	—	—	51.4550	12/02/2012
	141,826	—	—	53.5100	12/02/2012
						115,355	$5,883,105
								452,786	$23,092,086
Richard G. Spiro	—	—	—	—	—	72,434	3,694,134
Michael O’Reilly	2,810	—	—	53.3450	03/02/2010
	1,874	—	—	53.3450	03/01/2011
	74,131	—	—	53.9750	03/01/2011
	75,527	—	—	53.6750	03/07/2012
								148,942	7,596,042
John J. Degnan	—	—	—	—	—	36,882	1,880,982
								144,772	7,383,372
Paul J. Krump	15,682	—	—	36.8400	03/07/2012
	17,840	—	—	41.5975	03/06/2013
	2,882	—	—	52.0200	03/02/2010
	10,781	—	—	52.0200	03/02/2010
	11,399	—	—	52.7250	03/01/2011
	1,896	—	—	52.7250	03/01/2011
						6,671	340,221
								26,808	1,367,208
Harold L. Morrison, Jr.	—	—	—	—	—	6,317	322,167
								25,318	1,291,218
Dino E. Robusto	4 ,252	—	—	23.9844	03/02/2010
	10,066	—	—	23.9844	03/02/2010
	2,822	—	—	35.4250	03/01/2011
	6,638	—	—	35.4250	03/01/2011
	10,396	—	—	36.8400	03/07/2012
	11,932	—	—	23.0250	03/06/2013
						6,187	315,537
								25,318	1,291,218

(1)	Represents RSUs for Mr. Finnegan, of which 39,892 RSUs vested on March 2, 2009, 37,773 RSUs will vest on March 1, 2010 and 37,690 RSUs will vest on March 12, 2011. Represents RSUs for Mr. Spiro, of which 24,145 RSUs vested on January 31, 2009, 24,145 RSUs will vest on January 31, 2010 and 24,144 RSUs will vest on January 31, 2011. Represents RSUs for Mr. Degnan, of which 12,754 RSUs vested on March 2, 2009, 12,077 RSUs will vest on March 1, 2010 and 12,051 RSUs will vest on March 12, 2011. Represents RSUs for

Mr. Krump, of which 2,204 RSUs vested on March 2, 2009, 2,112 RSUs will vest on March 1, 2010 and 2,355 RSUs will vest on March 12, 2011. Represents RSUs for Mr. Morrison, of which 2,098 RSUs vested on March 2, 2009, 1,988 RSUs will vest on March 1, 2010 and 2,231 RSUs will vest on March 12, 2011. Represents RSUs for Mr. Robusto, of which 1,968 RSUs vested on March 2, 2009, 1,988 RSUs will vest on March 1, 2010 and 2,231 RSUs will vest on March 12, 2011. Dividend equivalents are paid on RSUs during the restricted period.

(2)	Represents outstanding performance unit awards for the 2007-2009 performance period assuming maximum performance (performance was above target as of December 31, 2008) for Messrs. Finnegan, O’Reilly, Degnan, Krump, Morrison and Robusto in the amounts of 226,640, 74,552, 72,466, 12,674, 11,928 and 11,928 shares, respectively. Such awards will vest, if at all, on December 31, 2009. Also represents outstanding performance unit awards for the 2008-2010 performance period assuming maximum performance (performance was above target as of December 31, 2008) for Messrs. Finnegan, O’Reilly, Degnan, Krump, Morrison and Robusto in the amounts of 226,146, 74,390, 72,306, 14,134, 13,390 and 13,390 shares, respectively. Such awards will vest, if at all, on December 31, 2010. Mr. O’Reilly vested in both the 2007-2009 and 2008-2010 performance awards as of his retirement on December 31, 2008. However, the actual number of performance units that he will earn, if any, will be based on our actual performance at the end of the performance period. Performance units awarded in 2006 vested on December 31, 2008. Information regarding the vesting of the NEO’s respective 2006 performance units is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.” The actual value of awards at the end of the performance period may vary from the valuations indicated above. No dividend equivalents are paid on performance unit awards during the performance period.

Equity Award Expense Amortization

Reflects the dollar amount recognized for financial statement reporting purposes during 2008, 2007 and 2006 for each NEO, as computed pursuant to FAS 123R, disregarding any estimates relating to service-based vesting conditions, in respect of all outstanding RSU, restricted stock and performance unit awards as follows:

Employee Equity Award Expense
				Per Share	Recognized	Recognized	Recognized
		Grant		Fair Value	2008	2007	2006
Name	Stock Award Type	Date	Shares	($)	($)	($)	($)

John D. Finnegan	RSUs	04/27/2004	54,284	$35.00	$0	$211,105	$633,313
	RSUs	03/03/2005	48,094	39.51	105,566	633,398	633,398
	RSUs	03/02/2006	39,892	47.63	633,352	633,352	527,793
	RSUs	03/01/2007	37,773	50.30	633,327	527,773	0
	RSUs	03/12/2008	37,690	50.41	474,988	0	0
	Performance Units	04/27/2004	162,858	32.74	0	0	1,777,324
	Performance Units	03/03/2005	144,286	37.02	0	1,780,490	1,780,489
	Performance Units	03/02/2006	119,678	44.73	1,784,399	1,784,399	1,784,399
	Performance Units	03/01/2007	113,320	52.99	2,001,609	2,001,609	0
	Performance Units	03/12/2008	113,073	51.46	1,939,579	0	0
Total Expense					7,572,820	7,572,126	7,136,716

Richard G. Spiro	RSUs	10/01/2008	72,434	51.32	1,294,313	N/A	N/A
Total Expense					1,294,313	N/A	N/A

Michael O’Reilly	RSUs	04/27/2004	19,678	35.00	0	76,525	229,577
	RSUs	03/03/2005	15,820	39.51	34,725	208,349	208,349
	RSUs	03/02/2006	13,122	47.63	208,334	208,334	173,611
	RSUs	03/01/2007	12,425	50.30	208,326	173,605	0
	RSUs	03/12/2008	12,398	50.41	156,246	0	0
	Restricted Stock	11/29/2002	17,116	29.21	0	74,994	99,992
	Performance Units	04/27/2004	59,036	32.74	0	0	644,280
	Performance Units	03/03/2005	47,462	37.02	0	585,681	585,681
	Performance Units	03/02/2006	39,368	44.73	0	0	1,760,931
	Performance Units	03/01/2007	37,276	52.99	0	1,975,255	0
	Performance Units	03/12/2008	37,195	51.46	1,914,055	0	0
Total Expense					2,521,686	3,302,743	3,702,421

Employee Equity Award Expense
				Per Share	Recognized	Recognized	Recognized
		Grant		Fair Value	2008	2007	2006
Name	Stock Award Type	Date	Shares	($)	($)	($)	($)

John J. Degnan	RSUs	04/27/2004	18,784	35.00	0	73,048	219,147
	RSUs	03/03/2005	15,376	39.51	33,750	202,502	202,502
	RSUs	03/02/2006	12,754	47.63	202,491	202,491	168,743
	RSUs	03/01/2007	12,077	50.30	202,491	168,743	0
	RSUs	03/12/2008	12,051	50.41	151,873	0	0
	Restricted Stock	11/29/2002	17,116	29.21	0	74,994	99,992
	Performance Units	04/27/2004	56,358	32.74	0	0	615,054
	Performance Units	03/03/2005	46,134	37.02	0	569,293	569,294
	Performance Units	03/02/2006	38,266	44.73	0	0	1,711,638
	Performance Units	03/01/2007	36,233	52.99	0	1,919,987	0
	Performance Units	03/12/2008	36,153	51.46	1,860,433	0	0
Total Expense					2,451,038	3,211,058	3,586,370

Paul J. Krump	RSUs	04/27/2004	2,856	35.00	0	11,107	33,320
	RSUs	03/03/2005	2,530	39.51	5,553	33,320	33,320
	RSUs	03/02/2006	2,204	47.63	34,992	34,992	29,160
	RSUs	03/01/2007	2,112	50.30	35,411	29,509	0
	RSUs	03/12/2008	2,355	50.41	29,679	0	0
	Restricted Stock	12/06/2001	6,000	33.22	0	0	29,898
	Performance Units	04/27/2004	8,572	32.74	0	0	93,549
	Performance Units	03/03/2005	7,594	37.02	0	93,710	93,710
	Performance Units	03/02/2006	6,614	44.73	98,614	98,615	98,615
	Performance Units	03/01/2007	6,337	52.99	111,933	111,933	0
	Performance Units	03/12/2008	7,067	51.46	121,222	0	0
Total Expense					437,404	413,186	411,572

Harold L. Morrison, Jr.	RSUs	03/03/2005	2,372	39.51	5,207	N/A	N/A
	RSUs	03/02/2006	2,098	47.63	33,309	N/A	N/A
	RSUs	03/01/2007	1,988	50.30	33,332	N/A	N/A
	RSUs	03/12/2008	2,231	50.41	28,117	N/A	N/A
	Performance Units	03/02/2006	6,300	44.73	93,933	N/A	N/A
	Performance Units	03/01/2007	5,964	52.99	105,344	N/A	N/A
	Performance Units	03/12/2008	6,695	51.46	114,842	N/A	N/A
Total Expense					414,084	N/A	N/A

Dino E. Robusto	RSUs	03/03/2005	1,264	39.51	2,774	N/A	N/A
	RSUs	03/02/2006	1,968	47.63	31,245	N/A	N/A
	RSUs	03/01/2007	1,988	50.30	33,332	N/A	N/A
	RSUs	03/12/2008	2,231	50.41	28,117	N/A	N/A
	Performance Units	03/02/2006	5,904	44.73	88,029	N/A	N/A
	Performance Units	03/01/2007	5,964	52.99	105,344	N/A	N/A
	Performance Units	03/12/2008	6,695	51.46	114,842	N/A	N/A
Total Expense					403,683	N/A	N/A

Total expense figures are also reflected on the Summary Compensation Table. No data reported for N/A items.

Option Exercises and Stock Vested

The following table sets forth the value realized by our NEOs with respect to stock option exercises and stock awards that vested in 2008:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired on	Realized
	on Exercise	Exercise	Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)

John D. Finnegan	—	—	249,871	$10,840,573
Richard G. Spiro	—	—	—	—
Michael O’Reilly	183,824	3,252,481	104,916	4,724,780
John J. Degnan	—	—	79,892	3,466,078
Paul J. Krump	25,204	51,966	13,681	592,677
Harold L. Morrison, Jr.	5,932	172,354	12,994	562,655
Dino E. Robusto	2,000	57,811	11,218	479,156

(1)	Represents the exercise of the following stock options by Mr. O’Reilly: (i) 92,014 shares at an exercise price of $53.975 and (ii) 91,810 shares at an exercise price of $53.675. Represents the exercise of the following stock options by Mr. Krump: (i) 23,100 shares at an exercise price of $53.7045, and (ii) 2,104 shares at an exercise price of $53.7045. Represents the exercise of 5,932 shares at an exercise price of $52.08 by Mr. Morrison. Represents the exercise of 2,000 shares at an exercise price of $52.8901 by Mr. Robusto.

(2)	For stock-swap option exercises, value realized is based on the excess of the average of the high and low prices of our common stock on the date of exercise over the exercise price. In the case of stock options exercised through a cashless-sell-all transaction, value realized is based on the market price on the date of the exercise.

(3)	For Mr. Finnegan, represents the vesting of 48,094 RSUs granted in 2005 and the vesting of 201,777 shares in respect of the performance unit award granted in 2006. For Mr. O’Reilly, represents the vesting of 15,820 RSUs granted in 2005, 12,029 RSUs granted in 2006, 7,593 RSUs granted in 2007, 3,100 RSUs granted in 2008 and 66,374 shares in respect of the performance unit award granted in 2006. Receipt of 22,722 RSUs for Mr. O’Reilly that vested on December 31, 2008 due to his retirement (12,029 RSUs granted in 2006, 7,593 RSUs granted in 2007, and 3,100 RSUs granted in 2008) have been deferred six months from his retirement date. As a result of his retirement, Mr. O’Reilly forfeited 15,223 previously outstanding RSUs. For Mr. Degnan, represents the vesting of 15,376 RSUs granted in 2005 and 64,516 shares in respect of the performance unit award granted in 2006. For Mr. Krump, represents the vesting of 2,530 RSUs granted in 2005 and 11,151 shares in respect of the performance unit award granted in 2006. For Mr. Morrison, represents the vesting of 2,372 RSUs granted in 2005 and 10,622 shares in respect of the performance unit award granted in 2006. For Mr. Robusto, represents the vesting of 1,264 RSUs granted in 2005 and 9,954 shares in respect of the performance unit award granted in 2006. Receipt of the 48,094 RSUs for Mr. Finnegan and 11,344 RSUs of Mr. Degnan’s 15,376 granted in 2005 have been deferred until their respective retirements. Information regarding performance unit awards is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(4)	For RSU awards, the value realized is based on the average of the high and low prices of our common stock on the settlement date. For Mr. O’Reilly’s RSUs, which vested as a result of his retirement on December 31, 2008, the year-end closing price of $51.00 was used to value these shares. The value of these RSUs is also reflected in the information regarding Mr. O’Reilly set forth under the heading “Potential Payments upon Termination or a Change in Control.” The price on his distribution date, six months after his retirement, will determine his actual value realized. The performance unit awards are valued at their February 10, 2009 settlement price of $41.765.

Pension Benefits

Pension Plan

Our eligible employees, and certain eligible employees of our subsidiaries, participate in the Pension Plan. Our NEOs participate on the same terms and conditions as other eligible employees, except as noted below. The Pension Plan, as in effect during 2008, provides each eligible employee with annual retirement income beginning at age 65 equal to the product of:

•	the total number of years of participation in the Pension Plan; and

•	1 3/4% of average compensation for the highest five years in the last ten years of participation prior to retirement during which the employee was most highly paid or, if higher, the last 60 consecutive months (final average earnings).

Average compensation under the Pension Plan includes salary and annual incentive compensation. A social security offset is subtracted from this benefit. The social security offset is equal to the product of:

•	the total number of years of participation in the Pension Plan (for years prior to February 1, 2008, this number was capped at 35 years); and

•	an amount related to the participant’s primary social security benefit.

Benefits can commence as early as age 55. However, if pension benefits commence prior to age 65, they may be actuarially reduced. The reduction in the gross benefit (prior to offset for social security benefits) is based on the participant’s age at retirement and years of Pension Plan participation as follows:

•	If the participant has at least 25 years of Pension Plan participation, benefits are unreduced at age 62. They are reduced 2.5% per year from 62 to 60 (5% reduction at 60) and 5% per year from 60 to 55 (30% reduction at 55).

•	If the participant has at least 15 but less than 25 years of Pension Plan participation, benefits are unreduced at age 65. They are reduced 2% per year from 65 to 62 (6% reduction at 62) and 4% per year from 62 to 61 (10% reduction at 61) and 5% per year from 61 to 55 (40% reduction at 55).

•	If the participant has less than 15 years of Pension Plan participation, or if the participant terminates employment with us before age 55, benefits are unreduced at age 65. They are reduced 6.67% per year from 65 to 60 (33.3% reduction at 60) and 3.33% per year from 60 to 55 (50% reduction at 55).

The participant’s social security benefit is reduced based on factors relating to the participant’s year of birth and age at retirement.

Benefits are generally paid in the form of an annuity. If a participant retires and elects a joint and survivor annuity, the Pension Plan provides a 10% subsidy. The portion of the benefit attributable to the cash balance account, as described in the following paragraph, may be paid in the form of a lump sum upon termination of employment.

Effective January 1, 2001, we amended the Pension Plan to provide a cash balance benefit, in lieu of the benefit described above, to reduce the rate of increase in the Pension Plan costs. This benefit provides for a participant to receive a credit to his or her cash balance account every six months. The amount of the cash balance credit increases as the sum of a participant’s age and years of service credit increases from 2.5% to 5% of compensation. The maximum credit of 5% of compensation (subject to the maximum limitation on compensation permitted by the Internal Revenue Code) earned over the preceding six months is made when the sum of a participant’s age and years of service credit equals or exceeds 55 (which is the case for each NEO). Amounts credited to a participant’s cash balance account earn interest at a rate based on the 30-year U.S. treasury bond rate. Participants who were hired by us prior to January 1, 2001 (including Messrs. Degnan, O’Reilly, Krump, Morrison and Robusto) will receive a benefit under the Pension Plan equal to the greater of the pension benefit described in the preceding paragraphs or the amount calculated under the cash balance formula.

ERISA and the Internal Revenue Code impose maximum limitations on the recognized compensation and the amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations.

Pension Excess Benefit Plan

We also maintain the Pension Excess Benefit Plan, which is a supplemental, nonqualified, unfunded plan. The Pension Excess Benefit Plan uses essentially the same benefit formula, early retirement reduction factors and other features as the Pension Plan, except that the Pension Excess Benefit Plan recognizes compensation (salary and annual incentive plan compensation) above IRS compensation limits. The Pension Excess Benefit Plan also recognizes deferred compensation for purposes of determining applicable retirement benefits. Benefits under both the Pension Plan and the Pension Excess Benefit Plan are provided by us on a noncontributory basis.

Benefits payable under the Pension Excess Benefit Plan are generally paid in the form of a lump sum, calculated using an interest discount rate of 5%. However, the portion of the benefit that was earned and vested as of December 31, 2004 may be payable in certain other forms, including installment payments and life annuities, if properly elected by the participant and if the participant satisfies the requirements of the Pension Excess Benefit Plan.

Pension SERP—Mr. Finnegan

Under the terms of Mr. Finnegan’s employment agreement, he is entitled to a Pension SERP, which provides a nonqualified and unfunded benefit in addition to those provided under the Pension Plan and the Pension Excess Benefit Plan. The benefit will equal 6% of his final average compensation for each full year of service up to a maximum of 60% of final average compensation offset by benefits under the Pension Plan and Pension Excess Benefit Plan, previous employer pension benefits and social security benefits. The Pension Plan provisions described above with respect to the early retirement discount and joint and survivor benefits apply to the Pension SERP. Under the Pension SERP, Mr. Finnegan’s compensation means the sum of his annual salary plus annual incentive compensation earned for the relevant year (whether or not any such compensation is deferred).

Pension Benefits Table

The following table sets forth information regarding participation by our NEOs in our pension plans as of December 31, 2008:

		Number of	Present Value
		Years	of	Payments During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)(2)	($)

John D. Finnegan	Pension Plan	5	$60,164	—
	Pension Excess Benefit Plan	5	1,010,463	—
	Pension SERP	6	15,081,815	—
Richard G. Spiro	Pension Plan	0	0	—
	Pension Excess Benefit Plan	0	0	—
Michael O’Reilly	Pension Plan	38	1,589,014	—
	Pension Excess Benefit Plan	38	11,628,071	—
John J. Degnan	Pension Plan	17	615,727	—
	Pension Excess Benefit Plan	17	4,832,475	—
Paul J. Krump	Pension Plan	26	458,934	—
	Pension Excess Benefit Plan	26	2,088,596	—
Harold L. Morrison, Jr.	Pension Plan	24	494,652	—
	Pension Excess Benefit Plan	24	1,530,278	—
Dino E. Robusto(3)	Pension Plan	22	430,287	—
	Pension Excess Benefit Plan	22	1,132,635	—

(1)	Represents the present value of the NEO’s accumulated pension benefit computed as of the same Pension Plan measurement date we used for 2008 financial statement reporting. The following actuarial assumptions were used:

•     Interest discount rate: 6.00%;
•     Future interest crediting rate on cash balance accounts: 5.00%;
•     Mortality table: 2008 PPA separate static annuitant and non-annuitant mortality tables; and

•	Payment Form:
•     Pension Plan—50% take cash balance account as a lump sum;
•     Pension Excess Benefit Plan—100% take benefit as a lump sum; and
•     Pension SERP—lump sum.

(2)	The figures shown in the table above assume retirement benefits commence at the earliest unreduced retirement age, reflecting the assumptions described in the preceding footnote. However, if the NEO’s employment terminated or he retired on December 31, 2008 (which is the assumption underlying the figures set forth in the “Voluntary Resignation/Retirement” column in the tables under the heading “Executive Compensation—Potential Payments upon Termination”), and plan benefits were immediately payable as lump sums (calculated using the 5% discount rate specified in the plans), the Pension Excess Benefit Plan and Pension SERP benefits, as applicable, would have been as follows:

		Lump Sum
Name	Plan Name	Amount

John D. Finnegan	Pension Excess Benefit Plan	$1,030,612
	Pension SERP	17,213,426
Richard G. Spiro	Pension Excess Benefit Plan	0
Michael O’Reilly	Pension Excess Benefit Plan	11,628,071
John J. Degnan	Pension Excess Benefit Plan	5,091,578
Paul J. Krump	Pension Excess Benefit Plan	1,887,912
Harold L. Morrison, Jr.	Pension Excess Benefit Plan	1,356,265
Dino E. Robusto	Pension Excess Benefit Plan	1,010,179

(3)	The amount payable from the Pension Plan will be offset by the benefit payable from the Pension Plan for Employees of Chubb Insurance Company of Canada, under which Mr. Robusto is no longer accruing additional service. The amount is estimated to be C$14,407 per year commencing at age 65. In addition to the amounts shown above, Mr. Robusto also is entitled to a benefit from the Supplemental Income Plan for Employees of Chubb Insurance Company of Canada in the amount of C$1,800 per year commencing at age 65.

Nonqualified Defined Contribution and Deferred Compensation Plans

Deferred Compensation Plans

Pursuant to the Deferred Compensation Plans, we provide certain of our employees, including our NEOs, with the opportunity to electively defer the payment of certain components of compensation (annual salary, annual incentive compensation, RSUs and performance unit awards) that would otherwise be payable to them. Deferred RSUs and performance unit awards are deemed to be invested in our common stock. Deferred annual salary and annual incentive compensation are credited with earnings based on the deemed returns that would have been received had such amounts been invested in one of the investment options available under the Deferred Compensation Plans that are generally available for investment in the marketplace and as selected by the participant. Dividends on deferred RSUs and performance unit awards are treated the same as an annual salary or annual incentive compensation deferral. The investment options available under the Deferred Compensation Plans are the same as those investment alternatives that are available under the CCAP Plan except for the Chubb Stock Fund. Investment elections may be changed by the participant at any time, at his or her discretion.

CCAP Excess Benefit Plan

We also maintain the CCAP Excess Benefit Plan which is a supplemental, nonqualified, unfunded excess defined contribution plan. The CCAP Excess Benefit Plan recognizes compensation in excess of IRS limits for the CCAP and provides the participants with the applicable company match on eligible compensation. Matching contributions for each of the NEOs equal 4% of plan compensation. Each of our NEOs has elected to defer receipt of matching contribution amounts attributable to the CCAP Excess Benefit Plan. Balances are invested in the Fidelity Stable Value Fund, which is one of the investment funds available under the CCAP. For 2008, the Fidelity Stable Value Fund had a 4.54% return.

CCAP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to the CCAP SERP. The CCAP Excess Benefit Plan, like the CCAP, requires a one-year waiting period before a participant becomes eligible for our company matching contributions and has a six-year graded vesting schedule. Mr. Finnegan’s employment agreement, however, provides that he is entitled to the matching contributions for eligible deferrals from his employment date and provides that the CCAP SERP will pay any otherwise unvested company match dollars forfeited under the CCAP and CCAP Excess Benefit Plan if his employment with us terminates prior to his becoming being 100% vested. Amounts credited to the CCAP SERP account earn 5% interest per annum.

ESOP Excess Benefit Plan

In 2004, we merged the Employee Stock Ownership Plan (the ESOP) and the ESOP Excess Benefit Plan into the respective CCAP and CCAP Excess Plans. No new shares or contributions are credited to balances under the ESOP and the ESOP Excess Benefit Plan. Annual earnings for the ESOP Excess Benefit Plan include only the change in account balance attributable to change in stock price and any dividends.

ESOP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to the ESOP SERP. The ESOP and ESOP Excess Benefit Plan included a one-year waiting period prior to entry as well as five years of vesting service. Mr. Finnegan’s employment agreement, however, provides that he was credited with an amount equal to the stock that he would have been entitled under the ESOP and ESOP Excess Benefit Plan from his date of employment and provides that the ESOP SERP account is immediately vested and the balance credited thereunder earns 5% interest per annum.

Nonqualified Defined Contribution and Deferred Compensation Table

The following table sets forth information regarding participation by our NEOs in our nonqualified defined contribution and deferred compensation plans as of December 31, 2008:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

John D. Finnegan	$2,688,357	$171,716	$(60,960)	$195,965	$11,586,470
Richard G. Spiro	—	—	—	—	—
Michael O’Reilly	—	69,297	(9,860)	—	1,465,667
John J. Degnan	569,242	66,376	(51,013)	35,274	2,782,718
Paul J. Krump	—	35,306	(108,345)	—	844,076
Harold L. Morrison, Jr.	—	25,489	(1,541)	—	84,822
Dino E. Robusto	—	24,321	(3,538)	—	123,110

(1)	Represents RSU deferrals for Messrs. Finnegan and Degnan in the amounts of $2,413,357 and $569,242, respectively. Mr. Finnegan’s amount also includes the deferral of $275,000 of his 2008 annual salary. This amount is included in the “Salary” column of the table set forth under the heading “Executive Compensation—Summary Compensation Table.” All of these deferrals were made under the 2005 Deferred Compensation Plan.

(2)	Represents the company match for the CCAP Excess Benefit Plan.

(3)	The following table reflects the components for the “Aggregate Earnings in Last Fiscal Year” column:

	CCAP Excess			ESOP Excess
	Benefit Plan and	Deferred	Appreciation and	Benefit Plan and
	CCAP SERP	Compensation	Dividends on	ESOP SERP
	Earnings	Earnings	Deferred RSUs	Earnings	Total
Name	($)(a)	($)	($)	($)(b)	($)

John D. Finnegan	$28,501	$92,857	$(179,520)	$(2,798)	$(60,960)
Richard G. Spiro	—	—	—	—	—
Michael O’Reilly	25,704	—	—	(35,564)	(9,860)
John J. Degnan	17,217	(13,380)	(22,671)	(32,179)	(51,013)
Paul J. Krump	8,549	(107,814)	—	(9,080)	(108,345)
Harold L. Morrison, Jr.	882	—	—	(2,423)	(1,541)
Dino E. Robusto	285	—	—	(3,823)	(3,538)

(a)	For Mr. Finnegan, represents CCAP Excess earnings of $24,856 and CCAP SERP earnings of $3,645. For all other participants represents CCAP Excess benefit only.

(b)	For Mr. Finnegan, represents ESOP Excess earnings of ($6,685) and ESOP SERP earnings of $3,888. For all other participants represents ESOP Excess benefit only.

(4)	Represents dividends paid on deferred vested RSUs for Messrs. Finnegan and Degnan.

Potential Payments upon Termination or a Change in Control

Accrued Compensation and Benefits

As of December 31, 2008, each of our NEOs was fully vested in the amounts set forth under the heading “Executive Compensation—Pension Benefits” and the amounts set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” In addition, at that date, each NEO was entitled to receive all earned but unpaid salary, other vested long-term equity awards (as set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” and the other applicable tables set forth under the heading “Executive Compensation”), amounts held in his account under the CCAP and employee welfare plans. During 2008, Mr. O’Reilly retired and his termination of employment was treated in the same manner as retirements of our other retirement-eligible salaried employees.

Termination Events

Disability or Death.  With the exception of Mr. Finnegan, a termination of employment due to disability or death does not entitle our NEOs to payments or benefits that are not generally available to salaried employees.

Equity Awards.   With respect to equity awards, under the terms of the 2004 Employee Plan, upon the disability or death of a participant, including each of our NEOs, the participant or the participant’s estate, as applicable, would receive pro-rata vesting of the unvested portion of outstanding RSUs and continuation of the exercise period within which the participant or the participant’s estate may exercise outstanding options through the stated expiration date of such options. With respect to performance unit awards, if a participant’s employment terminates due to disability or death on or after the completion of the first calendar year of any performance period, the participant or the participant’s estate, as applicable, would receive all of the performance units for the performance period that would have been earned had the participant continued employment for the full period (with payments contingent on our relative TSR over the performance period).

Mr. Finnegan.  In addition to the equity vesting provisions described in the preceding paragraph, Mr. Finnegan’s employment agreement calls for us to provide him with a death benefit equal to fives times his annual salary as of the time of his death. We provide all of our salaried employees, including Mr. Finnegan, with cash in an amount equal to the premiums associated with the cost of life insurance coverage for the employee’s annual salary under our group life plan. The remainder of Mr. Finnegan’s death benefit (four times his annual salary) is in the form of an unsecured, uninsured claim against our general corporate assets. In the event of Mr. Finnegan’s disability, his employment agreement provides that he is entitled to receive a disability benefit equal to 60% of his annual salary as of the date of disability until he reaches age 65. We provide this coverage in the form of an unsecured, uninsured disability benefit. Mr. Finnegan’s employment agreement also provides that he or his estate, as applicable, would be entitled to a pro-rata portion of the annual incentive compensation award he would have received for the year of his disability or death. For purposes of Mr. Finnegan’s employment agreement, disability means Mr. Finnegan’s inability to perform his duties on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness.

Retirement.  Mr. Degnan is eligible for retirement under many of our compensation and benefit plans and arrangements. Accordingly, other than in connection with a termination for cause or a change in control, the termination of employment of Mr. Degnan would be treated as a retirement, as is the case for all of our retirement-eligible salaried employees. As such, pursuant to the terms of the 2004 Employee Plan and its predecessor plans, upon termination of his employment, other than for cause or in connection with a change in control, Mr. Degnan would receive pro-rata vesting of the unvested portion of outstanding RSUs, continued vesting of all performance units for which the first calendar year of the performance period has been completed (with payments contingent on actual performance for the performance period). Mr. O’Reilly’s retirement during 2008 was treated in the same manner as retirements of our other retirement-eligible salaried employees under our compensation and benefit plans and arrangements.

For Cause Termination.  Under Mr. Finnegan’s employment agreement, in the event of his termination for cause, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 32 years of service with us. None of our other NEOs is entitled to any additional payments or benefits, and each of our NEOs would forfeit his unvested equity awards, in the event we terminate his employment for cause. Under the 2004 Employee Plan, cause means:

•	the willful failure of a participant to perform his or her employment-related duties or gross negligence in the performance of such duties;

•	a participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to our business or reputation;

•	a participant’s indictment for a crime constituting a felony; or

•	a material breach by a participant of any written covenant or agreement with us or any of our written policies.

The 2004 Employee Plan provides that the definition of cause in an employment or severance agreement will govern in lieu of the foregoing definition. Accordingly, the definition of cause in Mr. Finnegan’s employment agreement applies to Mr. Finnegan for purposes of the 2004 Employee Plan. Therefore, in his case, cause means:

•	Mr. Finnegan’s willful and continued failure to perform his duties under the terms of his employment agreement;

•	Mr. Finnegan’s willful engagement in any malfeasance, fraud, dishonesty or gross misconduct in connection with his position as our President and Chief Executive Officer or as a member of our Board that causes us material damage;

•	Mr. Finnegan’s conviction of, or plea of guilty or nolo contendere to, a felony; or

•	Mr. Finnegan’s breach of certain representations, warranties and covenants contained in his employment agreement that materially damage or could reasonably be expected to materially damage us.

Voluntary Resignation.  Messrs. Spiro, Krump, Morrison and Robusto are not entitled to any payments or benefits that are not available to salaried employees generally upon voluntary resignation. As discussed above, Mr. Degnan is retirement-eligible for purposes of many of our plans. Accordingly, a resignation by Mr. Degnan would be treated as a retirement under such plans. Under Mr. Finnegan’s employment agreement, in the event of his voluntary resignation, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 32 years of service with us.

Involuntary Termination without Cause.  Except for Mr. Finnegan and as discussed below for Messrs. Spiro and Degnan in connection with a change in control, neither a termination of employment by us without cause nor a demotion or other constructive termination would entitle our NEOs to any payments or benefits that are not available to salaried employees generally. The severance policy applicable to all of our salaried employees generally provides two weeks of severance pay for each year of service up to a maximum of 52 weeks. As discussed above, Mr. Degnan is retirement-eligible for purposes of many of our plans. Accordingly, an involuntary termination by Mr. Degnan without cause would be treated as a retirement under such plans. As mentioned above, Mr. O’Reilly retired during 2008.

Mr. Finnegan’s employment agreement provides that, upon the termination of his employment without cause, his constructive termination or in the event we elect not to renew his employment agreement in accordance with its terms, he is entitled to receive the following benefits beyond those generally available to our salaried employees:

•	current annual salary (without proration)

•	pro-rated annual incentive compensation for the year of his termination;

•	a severance payment equal to the sum of up to 2.5 times (with the 2.5 multiple being subject to reduction as described below) the sum of his then-current annual salary and the average amount of his annual incentive compensation paid in the preceding three years;

•	up to 2.5 years of additional age and service credit for purposes of his supplemental retirement benefits (with the 2.5 multiple being subject to reduction as described below);

•	up to 2.5 years of continued health and welfare benefits (with the 2.5 multiple being subject to reduction as described below) under our employee welfare plans and then retiree benefits; and

•	if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would accelerate and vest in full (subject to the achievement of the performance goals in the case of performance units) and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term.

In the case of our non-renewal of his employment agreement only, the 2.5 multiplier decreases by 0.5 when Mr. Finnegan attains age 58 and decreases by an additional 0.5 on each of anniversary of such date so that when Mr. Finnegan turns 62, this multiplier will be zero. In addition, the obligation to continue to provide health and welfare benefits would cease if Mr. Finnegan receives such benefits from a new employer. As of December 31, 2008, Mr. Finnegan’s severance multiplier was equal to 2.5 because there has been no non-renewal of his employment agreement.

Under Mr. Finnegan’s employment agreement, constructive termination means his voluntary termination of employment following:

•	a reduction in Mr. Finnegan’s annual salary or target annual incentive compensation;

•	our failure to appoint Mr. Finnegan as our President and Chief Executive Officer and as a member of our Board or his removal from any of these positions;

•	a material diminution in Mr. Finnegan’s duties or responsibilities or the assignment to him of duties or responsibilities materially inconsistent with his position and status as our President and Chief Executive Officer;

•	a material change in Mr. Finnegan’s reporting relationship so that he no longer reports solely to our Board in his positions as President and Chief Executive Officer;

•	our breach of any of material obligations to Mr. Finnegan under the terms of his employment agreement;

•	our breach of certain representations, warranties and covenants set forth in Mr. Finnegan’s employment agreement; or

•	our requiring that Mr. Finnegan’s principal location of employment to be at any office or location more than 50 miles from our corporate headquarters in Warren, New Jersey.

Mr. Finnegan’s employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Change in Control

Equity Awards.  Under the terms of the 2004 Employee Plan, if outstanding equity awards are assumed by an acquirer in accordance with the terms of the 2004 Employee Plan, the awards would remain outstanding and vesting would not accelerate unless the employee was terminated without cause or experienced a constructive termination. In the event of a change in control in which the acquirer did not assume outstanding equity awards in accordance with the 2004 Employee Plan, RSUs would immediately vest in full (but paid out in accordance with the terms of the awards) and performance unit awards would become earned and payable at 100% of the applicable target award. These provisions would apply to the outstanding RSUs and performance unit awards held by Messrs. Spiro, O’Reilly, Degnan, Krump, Morrison and Robusto as of December 31, 2008. The impact of a change in control on Mr. Finnegan’s equity awards is discussed below. For purposes of the 2004 Employee Plan, a change in control is defined as:

•	the acquisition of 20% or more of our shares by any person;

•	a change in a majority of the members of our Board due to a proxy contest or tender or exchange offer; or

•	a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction.

Mr. Finnegan.  Upon the occurrence of a change in control (as defined below), Mr. Finnegan’s employment agreement would be superseded by his change in control employment agreement with us. Mr. Finnegan’s change in control employment agreement provides generally that the terms and conditions of his employment (including position, location and benefits) may not be adversely changed during the three-year period after a change in control. The change in control employment agreement contains a double trigger mechanism such that (i) if a change in control occurs, and (ii) Mr. Finnegan’s employment is terminated (other than for cause, death or disability), or constructively terminated, during the three-year period following a change in control, Mr. Finnegan would be entitled to receive:

•	pro-rated annual incentive compensation through the date of termination for the year in which the termination of employment occurs;

•	three times the sum of his then-current annual salary and highest annual bonus over the past three years, including any bonus payable for the current year;

•	three years of additional age and service credit for purposes of the supplemental retirement benefits;

•	three years of continued health and welfare benefits (or, if shorter, until a new employer provides these benefits) under our employee welfare plans and thereafter retiree benefits;

•	up to $100,000 of outplacement services; and

•	if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would vest and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term. Mr. Finnegan also is entitled to reimbursement for legal fees he incurs as a result of the termination of his employment.

For purposes of Mr. Finnegan’s change in control employment agreement, change in control means:

•	the acquisition of 20% or more of our outstanding common stock by any person;

•	continuing directors (or their approved successors) ceasing to constitute a majority of our Board;

•	a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction; or

•	shareholder approval of any plan or proposal for our liquidation or dissolution.

Mr. Finnegan’s change in control employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Messrs. Spiro, Degnan and O’Reilly.  In addition to the above terms with respect to equity awards, we have entered into change in control agreements with Messrs. Spiro and Degnan. Mr. O’Reilly’s change in control agreement ceased to be effective after December 31, 2008 due to his retirement. The agreements with Messrs. Spiro and Degnan come into effect in the event that the employment of any of these individuals is terminated (other than as a result of death, disability, retirement, voluntary termination by the individual or for cause) or is constructively terminated within two years after the effective date of the change in control (as defined below). Upon actual or constructive termination following a change in control, the affected individual is entitled to receive a severance payment equal to two times the sum of:

•	the individual’s then-current annual salary; and

•	the average amount of the individual’s annual incentive compensation for the last three years;

provided that the amount of the severance payment cannot exceed the amount the individual would have received had he remained in our employment until his normal retirement age under the Pension Plan. In addition to severance, the individual also is entitled to reimbursement for legal fees incurred by the individual as a result of the termination and continuation of health and other welfare benefits for a period of two years after the date of termination. Neither agreement provides for a gross-up of any excise taxes that might be triggered by these payments.

For purposes of Mr. Spiro’s agreement, the definition of a change in control is the same definition of a change in control used in the 2004 Employee Plan.

For purposes of both agreements with Messrs. Spiro and Degnan, cause means:

•	the individual’s willful and continued failure to perform his duties;

•	the individual’s willful engagement in misconduct which is materially injurious to us.

For purposes of Mr. Degnan’s agreement, a change in control means:

•	following a tender or exchange offer, a proxy contest or a merger, consolidation or sale of substantially all of our business or our assets, the members of our Board immediately prior to the event do not constitute a majority of our Board following such event and for one year thereafter; or

•	any person acquires more than 25% of our outstanding common stock.

For purposes of both agreements with Messrs. Spiro and Degnan, constructive termination means the individual’s voluntary termination of employment following the occurrence of certain events, including:

•	the assignment to the individual, without his express written consent, of any duties inconsistent with his positions, duties, responsibilities, authority and status immediately prior to the change in control;

•	a change in reporting responsibilities, titles or offices as in effect immediately prior to the change in control or any removal of, or any failure to re-elect, the individual to any of such positions, except in limited circumstances;

•	a reduction in the individual’s annual salary as in effect at the time of the change in control;

•	our failure to continue the individual’s participation in certain compensation plans in effect at the time of the change in control; or

•	our requiring the individual to maintain his principal office or conduct his principal activities anywhere other than our corporate headquarters located within the New York Metropolitan area (including Warren, New Jersey).

Messrs. Krump, Morrison and Robusto.  Messrs. Krump, Morrison and Robusto are not entitled to any payments or benefits beyond those available to salaried employees generally upon a change in control.

Estimate of Incremental Potential Payment

The following tables quantify the additional payments and benefits under the compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment on December 31, 2008 under the termination scenarios described above that are beyond those generally available to our salaried employees. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

John D. Finnegan
					Involuntary
					Termination or
			Voluntary		Constructive
			Resignation/		Termination
			Retirement/	Involuntary	after Change in	Change in
	Death	Disability	Cause	Termination	Control	Control
Payment Type	($)	($)	($)	($)	($)	($)

Cash Payment(1)(2)	$5,100,000	$3,451,032	—	$10,729,583	$14,534,700	—
RSUs(3)	3,522,757	3,522,757	—	5,883,105	5,883,105	$5,883,105
Performance Units(4)	23,092,086	23,092,086	—	23,092,086	11,546,043	11,546,043
Retirement Benefits(5)	—	—	—	9,440,942	11,416,655	—
Retiree Medical Benefits(6)	111,189	197,091	$197,091	197,091	197,091	—
Other Benefits(7)	25,260	25,260	—	25,260	128,140	—
Gross-up on Excise Tax(8)	—	—	—	—	15,793,038	—

Total	$31,851,292	$30,288,226	$197,091	$49,368,067	$59,498,772	$17,429,148

(1)	Figure included in the “Death” column represents an incremental death benefit of four times annual salary as of December 31, 2008 ($1,275,000). Figure included in the “Disability” column represents the present value of payments equal to 60% of annual salary until age 65. Figure included in the “Involuntary Termination” column represents a multiple of annual salary as of December 31, 2008 and the average of Mr. Finnegan’s last three annual incentive compensation awards ($3,016,833). Figure included in the “Involuntary Termination or Constructive Termination after Change in Control” column represents a multiple of annual salary and the highest of his last three annual incentive compensation awards ($3,569,900).

(2)	These amounts do not include any amounts attributable to Mr. Finnegan’s 2008 annual incentive compensation award to be paid in March 2009 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $51.00 per share on December 31, 2008. Figure included in the “Change in Control” column assumes the RSUs were not assumed by the acquirer.

(4)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $51.00 per share on December 31, 2008. In the case of a termination of Mr. Finnegan’s employment without cause or due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Finnegan’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “involuntary termination or constructive termination after a change in control” or upon a “change in control,” the number of performance units that vest would be based on target performance. Figure included in the “Change in Control” column assumes the performance units were not assumed by the acquirer.

(5)	Reflects the value attributable to additional age and service credit under Mr. Finnegan’s Pension SERP.

(6)	Mr. Finnegan’s employment agreement provides for retiree medical benefits assuming that Mr. Finnegan had 33 years of service at retirement. None of our other employees hired on or after January 1, 1999 receives company-subsidized retiree medical benefits. The present value of these benefits is calculated based on the assumptions used for financial reporting purposes at year-end 2008, including a discount rate of 6.0%, medical trend of 8.75% in 2008 grading down 0.75% per year to 6.5% in 2012, then grading 0.5% per year to an ultimate rate of 5% in 2015 and assuming retirement at December 31, 2008.

(7)	Represents $100,000 in outplacement benefits (in the case of a termination in connection with a change in control), the difference between active health insurance rates versus retiree subsidized rates for three years of continued health coverage ($2,880) and executive financial counseling ($25,260).

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments upon a change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analyses. For purposes of this calculation, no portion of the performance units that would accelerate upon a change in control have been treated as reasonable compensation for services rendered prior to the change in control or no value has been attributed to non-competition covenants.

Richard G. Spiro
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
	($)	($)	($)(1)	($)	($)	($)

Cash Payment(2)(3)	—	—	—	—	$4,340,000	—
RSUs(4)	$1,286,363	$1,286,363	—	—	3,694,134	$3,694,134
Performance Units(5)	—	—	—	—	—	—
Other Benefits(6)	12,000	12,000	—	$12,000	39,400	—

Total	$1,298,363	$1,298,363	—	$12,000	$8,073,534	$3,694,134

(1)	Mr. Spiro was not eligible for retirement as of December 31, 2008.

(2)	Figure included in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two years of compensation based on Mr. Spiro’s annual salary as of December 31, 2008 ($750,000) and a deemed annual bonus of $1,420,000 pursuant to his change in control agreement.

(3)	Does not include any amounts attributable to Mr. Spiro’s 2008 annual incentive compensation award to be paid in March 2009 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $51.00 per share on December 31, 2008. Figure included in the “Change in Control” column assumes the RSUs were not assumed by the acquirer.

(5)	As of December 31, 2008, Mr. Spiro does not have any outstanding performance unit awards.

(6)	Represents the value attributable to two years of executive financial counseling ($12,000) and, in the case of a termination in connection with a change in control, two years of (i) life insurance premiums ($1,000) and (ii) medical and dental coverage ($26,400).

Michael O’Reilly
Retirement
($)(1)

Cash Payment(2)	—
RSUs(3)	$1,158,822
Performance Units(4)	7,596,042
Other Benefits(5)	12,000

Total	$8,766,864

(1)	Mr. O’Reilly retired as of December 31, 2008.

(2)	Does not include any amounts attributable to Mr. O’Reilly’s 2008 annual incentive compensation award to be paid in March 2009 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $51.00 per share on December 31, 2008. The value of these RSUs is also reflected in the information regarding Mr. O’Reilly set forth under the heading “Option Exercises and Stock Vested.”

(4)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $51.00 per share on December 31, 2008. The number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. O’Reilly’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

(5)	Represents the value attributable to two years of executive financial counseling.

John J. Degnan
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
	($)	($)	($)(1)	($)	($)	($)

Cash Payment(2)(3)	—	—	—	—	$1,480,300	—
RSUs(4)	$1,126,300	$1,126,300	$1,126,300	$1,126,300	1,880,982	$1,880,982
Performance Units(5)	7,383,372	7,383,372	7,383,372	7,383,372	3,691,686	3,691,686
Other Benefits(6)	25,260	25,260	25,260	25,260	48,040	—

Total	$8,534,932	$8,534,932	$8,534,932	$8,534,932	$7,101,008	$5,572,668

(1)	Mr. Degnan was eligible for retirement as of December 31, 2008 under all plans except our retiree medical plan.

(2)	Figure included in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two years of compensation (reduced as described in the next sentence) based on Mr. Degnan’s annual salary as of December 31, 2008 ($825,000) and the average of his last three annual incentive compensation award payments ($1,148,900). Since Mr. Degnan will reach normal retirement age during the two-year period, his cash payments will cease as of his normal retirement age.

(3)	Does not include any amounts attributable to Mr. Degnan’s 2008 annual incentive compensation award to be paid in March 2009 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $51.00 per share on December 31, 2008. Figure included in the “Change in Control” column assumes the RSUs were not assumed by the acquirer.

(5)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $51.00 per share on December 31, 2008. In the case of a termination of Mr. Degnan’s employment due to death, disability, retirement or termination without cause, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Degnan’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “involuntary termination or constructive termination after a change in control” or upon a “change in control,” performance units would become earned and payable at 100% of the applicable target award. Figure included in the “Change in Control” column assumes the performance units were not assumed by the acquirer.

(6)	Represents the value attributable to two years of executive financial counseling ($25,260) and, in the case of a termination in connection with a change in control, two years of (i) life insurance premiums ($4,580) and (ii) medical and dental coverage ($18,200).

Paul J. Krump
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
	($)	($)	($)(1)	($)	($)	($)

Cash Payment(2)	—	—	—	—	—	—
RSUs(3)	$198,887	$198,887	—	—	$340,221	$340,221
Performance Units(4)	1,367,208	1,367,208	—	—	683,604	683,604
Retirement Benefits(5)	—	—	—	—	—	—
Other Benefits(6)	15,500	15,500	—	$15,500	15,500	—

Total	$1,581,595	$1,581,595	—	$15,500	$1,039,325	$1,023,825

(1)	Mr. Krump was not eligible for retirement as of December 31, 2008.

(2)	Does not include any amounts attributable to Mr. Krump’s 2008 annual incentive compensation award to be paid in March 2009 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $51.00 per share on December 31, 2008. Figure included in the “Change in Control” column assumes the RSUs were not assumed by the acquirer.

(4)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $51.00 per share on December 31, 2008. In the case of a termination of Mr. Krump’s employment due to death, disability or without cause, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Krump’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “involuntary termination or constructive termination after a change in control” or upon a “change in control,” performance units would become earned and payable at 100% of the applicable target award. Figure included in the “Change in Control” column assumes the performance units were not assumed by the acquirer.

(5)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $2,320,785. This pre-retirement survivor’s benefit is generally available to any salaried employee who commenced employment prior to January 1, 2001.

(6)	Represents the value attributable to continuation of two years of executive financial counseling.

Harold L. Morrison, Jr.
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
	($)	($)	($)(1)	($)	($)	($)

Cash Payment(2)	—	—	—	—	—	—
RSUs(3)	$188,486	$188,486	—	—	$322,167	$322,167
Performance Units(4)	1,291,218	1,291,218	—	—	645,609	645,609
Retirement Benefits(5)	—	—	—	—	—	—
Other Benefits(6)	15,500	15,500	—	$15,500	15,500	—

Total	$1,495,204	$1,495,204	—	$15,500	$983,276	$967,776

(1)	Mr. Morrison was not eligible for retirement as of December 31, 2008.

(2)	Does not include any amounts attributable to Mr. Morrison’s 2008 annual incentive compensation award to be paid in March 2009 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $51.00 per share on December 31, 2008. Figure included in the “Change in Control” column assumes the RSUs were not assumed by the acquirer.

(4)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $51.00 per share on December 31, 2008. In the case of a termination of Mr. Morrison’s employment due to death, disability or without cause, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Morrison’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “involuntary termination or constructive termination after a change in control” or upon a “change in control,” performance units would become earned and payable at 100% of the applicable target award. Figure included in the “Change in Control” column assumes the performance units were not assumed by the acquirer.

(5)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $1,213,401. This pre-retirement survivor’s benefit is generally available to any salaried employee who commenced employment prior to January 1, 2001.

(6)	Represents the value attributable to continuation of two years of executive financial counseling.

Dino E. Robusto
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
	($)	($)	($)(1)	($)	($)	($)

Cash Payment(2)	—	—	—	—	—	—
RSUs(3)	$182,409	$182,409	—	—	$315,537	$315,537
Performance Units(4)	1,291,218	1,291,218	—	—	645,609	645,609
Retirement Benefits(5)	—	—	—	—	—	—
Other Benefits(6)	15,500	15,500	—	$15,500	15,500	—

Total	$1,489,127	$1,489,127	—	$15,500	$976,646	$961,146

(1)	Mr. Robusto was not eligible for retirement as of December 31, 2008.

(2)	Does not include any amounts attributable to Mr. Robusto’s 2008 annual incentive compensation award to be paid in March 2009 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $51.00 per share on December 31, 2008. Figure included in the “Change in Control” column assumes the RSUs were not assumed by the acquirer.

(4)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $51.00 per share on December 31, 2008. In the case of a termination of Mr. Robusto’s employment due to death, disability or without cause, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Robusto’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “involuntary termination or constructive termination after a change in control” or upon a “change in control,” performance units would become earned and payable at 100% of the applicable target award. Figure included in the “Change in Control” column assumes the performance units were not assumed by the acquirer.

(5)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $1,350,285. This pre-retirement survivor’s benefit is generally available to any salaried employee who commenced employment prior to January 1, 2001.

(6)	Represents the value attributable to continuation of two years of executive financial counseling.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our equity compensation plans as of December 31, 2008:

Number of
	Number of			Securities Remaining
	Securities			Available for Future
	to Be Issued	Weighted-Average		Issuance under
	upon Exercise of	Exercise Price of		Equity Compensation
	Outstanding	Outstanding		Plans (excluding
	Options, Warrants	Options, Warrants		securities reflected
	and Rights	and Rights		in column (a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders	12,822,303 (2)	$34.87	(4)	22,846,486 (6)
Equity compensation plans not approved by security holders(1)	284,797 (3)	$52.02	(5)	358,247
Total	13,107,100	$34.92	(4)(5)	23,204,733

(1)	These plans are the CCAP Excess Benefit Plan and the Director Deferred Compensation Program, under which 146,581 shares of common stock and 211,666 shares of common stock, respectively, are available for future issuance.

The CCAP Excess Benefit Plan is a nonqualified, defined contribution plan and covers those participants in the CCAP and the ESOP whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the CCAP Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the CCAP and the ESOP, without considering the applicable limitations of the Internal Revenue Code, and the participant’s actual benefits under such plans. A participant’s excess ESOP benefit is expressed as shares of our common stock. Payments under the CCAP Excess Benefit Plan are generally made: (i) for excess benefits related to the CCAP in cash annually as soon as practical after the amount of excess benefit can be determined; and (ii) for excess benefits related to the ESOP, in common stock as soon as practicable after the earlier of the participant’s 65th birthday or termination of employment. Allocations under the ESOP ceased in 2004. Accordingly, other than dividends, no new contributions are made to the ESOP or the CCAP Excess Benefit Plan with respect to excess ESOP benefits. Additional information regarding the CCAP and the CCAP Excess Benefit Plan is set forth under the heading “Compensation Discussion and Analysis—Company-Sponsored Benefit Plans.” The material terms of the Director Deferred Compensation Program are described under the heading “Corporate Governance—Directors’ Compensation.”

(2)	Includes 3,580,157 shares, representing 200% of the aggregate target for the performance unit awards for the three-year performance periods ending December 31, 2009 and December 31, 2010, which is the maximum number of shares issuable under these awards and 1,120,679 shares for the performance period ended December 31, 2008. The December 31, 2008 performance units are shown at the actual payout percentage of 168.6% of target. Shortly after the end of each performance period, our Compensation Committee will determine the actual number of shares to be received by 2004 Employee Plan participants for the awards that vest on December 31, 2009 and December 31, 2010.

(3)	Includes an aggregate of 16,681 shares issuable upon exercise of the special option grants awarded to two independent directors in 2002 as individual compensation for their service on our CEO search committee.

(4)	Weighted average exercise price excludes shares issuable under outstanding performance unit awards, RSU awards and director stock unit awards.

(5)	Weighted average exercise price consists of exercise price of special option grants described in note (3) above, and excludes shares issuable in connection with the CCAP Excess Benefit Plan and the Director Deferred Compensation Program.

(6)	Includes 14,139,932 shares available for issuance under the Global Employee Stock Purchase Plan (2001), 8,388,870 shares available for issuance under the 2004 Employee Plan (which includes 208,701 shares previously reserved for issuance in connection with the 2006 performance unit awards) and 317,684 shares available for issuance under the 2004 Director Plan. After December 31, 2008 the number of shares available for issuance under the 2004 employee plan was reduced by approximately 2.4 million net shares due to grants made to participants in the 2004 Employee Plan during the first quarter of 2009 (partially offset by shares returned to the status of available for issuance due to forfeitures and shares cancelled in connection with tax withholdings.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the only persons or entities known to us to be beneficial owners of more than 5% of our outstanding common stock. The information below is as reported by that entity in statements filed with the SEC.

	Amount and Nature
	of Beneficial
	Ownership of
Name and Address	Common Stock	Percent of Class(3)

FMR LLC	23,776,912(1)	6.7%
Morgan Stanley	24,563,220(2)	6.9%

(1)	Reflects ownership as of December 31, 2008 as reported on an amendment to Schedule 13G filed with the SEC by FMR LLC, located at 82 Devonshire Street, Boston, MA 02109. FMR LLC reports sole voting power over 2,834,806 of the reported shares, shared voting power over none of the reported shares and sole dispositive power over all of the reported shares. FMR LLC has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)	Reflects ownership as of December 31, 2008 as reported on a Schedule 13G/A filed with the SEC by Morgan Stanley, located at 1585 Broadway, New York, NY 10036. Morgan Stanley reports sole voting power over 23,510,648 of the reported shares, shared voting power over 8,462 of the reported shares and sole dispositive power over all of the reported shares. Morgan Stanley has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	As reported in the applicable statement filed with the SEC.

The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock-based holdings by each of our directors and nominees for director, by each of our NEOs and by our directors and executive officers as a group as of March 9, 2009.

	Amount and Nature
	of Beneficial
	Ownership of
Name and Address(1)	Common Stock(2)	Percent of Class(3)

Zoë Baird(4)(8)	58,634	*
Sheila P. Burke(4)(9)	71,092	*
James I. Cash, Jr.(4)(10)	18,586	*
Joel J. Cohen(4)(11)	185,369	*
John D. Finnegan(12)	1,085,599	*
Klaus J. Mangold(4)(13)	31,695	*
Martin G. McGuinn(5)	10,853	*
Lawrence M. Small(4)(14)	98,446	*
Jess Søderberg(6)	764	*
Daniel E. Somers(4)(15)	16,335	*
Karen Hastie Williams(4)(16)	34,104	*
James M. Zimmerman(7)	6,193	*
Alfred W. Zollar(4)(17)	9,054	*
John J. Degnan(18)	233,003	*
Paul J. Krump(19)	138,424	*
Harold L. Morrison(20)	28,257	*
Dino Robusto(21)	76,433	*
Richard G. Spiro(22)	80,448	*
All directors and executive officers as a group(23)	2,394,434	*

*	Less than 1%.

(1)	The business address of each director and executive officer named in this table is c/o The Chubb Corporation, 15 Mountain View Road, New Jersey 07059.

(2)	Unless otherwise indicated, share amounts are as of March 9, 2009 and each person has sole voting and investment power with respect to the shares listed.

(3)	Based upon 352,178,299 shares of our common stock outstanding as of March 9, 2009.

(4)	This amount includes 1,327 fully vested stock units granted under the 2004 Director Plan but does not include performance units representing a target of 1,239 shares for the performance period ending December 31, 2009 and 1,407 shares for the performance period ending December 31, 2010 granted under the 2004 Director Plan. Payment of such performance units will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(5)	This amount includes 853 fully vested stock units granted under the 2004 Director Plan but does not include performance units representing a target of 1,157 shares for the performance period ending December 31, 2009 and 1,407 shares for the performance period ending December 31, 2010 granted under the 2004 Director Plan. Payment of such performance units will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(6)	This amount includes 764 fully vested stock units granted under the 2004 Director Plan but does not include performance units representing a target of 885 shares for the performance period ending December 31, 2009 and 1,407 shares for the performance period ending December 31, 2010 granted under the 2004 Director Plan. Payment of such performance units will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(7)	This amount includes 433 fully vested stock units granted under the 2004 Director Plan but does not include performance units representing a target of 1,301 shares for the performance period ending December 31, 2010 granted under the 2004 Director Plan. Payment of such performance units will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(8)	Includes 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001) (the 2001 Director Plan) and our other predecessor non-employee director equity plans; 7,730 market value units which Ms. Baird has elected to defer her receipt of pursuant to the Director Deferred Compensation Program; and 3,570 vested stock units which Ms. Baird has elected to defer her receipt of pursuant to the 2004 Director Plan.

(9)	Includes 56,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our other predecessor non-employee director equity plans; 4,658 market value units which Ms. Burke has elected to defer her receipt of pursuant to the Director Deferred Compensation Program; and 7,359 vested stock units which Ms. Burke has elected to defer her receipt of pursuant to the 2004 Director Plan.

(10)	Includes 8,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our other predecessor non-employee director equity plans; 2,218 market value units which Dr. Cash has elected to defer his receipt of pursuant to the Director Deferred Compensation Program; and 644 vested stock units which Dr. Cash has elected to defer his receipt of pursuant to the 2004 Director Plan.

(11)	Includes 98,708 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our other predecessor non-employee director equity plans; 12,663 shares that may be purchased within 60 days pursuant to a restoration stock option awarded pursuant to exercising a special stock option grant; and 34,684 market value units which Mr. Cohen has elected to defer his receipt of pursuant to the Director Deferred Compensation Program.

(12)	Includes 80,000 shares held by a family-owned limited liability company; 364,780 shares that may be purchased within 60 days pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the 2000 Employee Plan); 37,773 RSUs that will vest on March 1, 2010; 37,690 RSUs that will vest on March 12, 2011; 47,070 RSUs that will vest on February 25, 2012 pursuant to the 2004 Employee Plan; 192 shares that were allocated to Mr. Finnegan pursuant to the ESOP; and 203,886 RSUs that are fully vested which Mr. Finnegan has elected to defer receipt of until retirement. This amount does not include performance units representing a target of 113,320 shares for the performance period ending December 31, 2009; 113,073 shares for the performance period ending December 31, 2010; and 141,211 shares for the performance period ending December 31, 2011. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(13)	Includes 16,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan; 4,591 market value units which Dr. Mangold has elected to defer his receipt of pursuant to the Director Deferred Compensation Program; and 7,933 vested stock units which Dr. Mangold has elected to defer his receipt of pursuant to the 2004 Director Plan.

(14)	Includes 37,925 that may be purchased within 60 days pursuant to the 2001 Director Plan and our other predecessor non-employee director equity plans; 4,018 shares that may be purchased within 60 days pursuant to a restoration stock option awarded pursuant to exercising a special stock option grant; 23,964 market value units which Mr. Small has elected to defer his receipt of pursuant to the Director Deferred Compensation Program; and 8,577 vested stock units which Mr. Small has elected to defer his receipt of pursuant to the 2004 Director Plan.

(15)	Includes 2,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan; 2,383 market value units which Mr. Somers has elected to defer his receipt of pursuant to the Director Deferred Compensation Program; and 8,577 vested stock units which Mr. Somers has elected to defer his receipt of pursuant to the 2004 Director Plan.

(16)	Includes 24,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our other predecessor non-employee director equity plans; and 5,429 vested stock units which Ms. Hastie Williams has elected to defer her receipt of pursuant to the 2004 Director Plan.

(17)	Includes 322 vested stock units which Mr. Zollar has elected to defer his receipt of pursuant to the 2004 Director Plan.

(18)	Includes 12,077 RSUs that will vest on March 1, 2010; 12,051 RSUs that will vest on March 12, 2011; 18,580 RSUs that will vest on February 25, 2012 pursuant to the 2004 Employee Plan; 42,623 RSUs that are fully vested which Mr. Degnan has elected to defer receipt of until retirement; and 6,444 shares that were allocated to Mr. Degnan pursuant to the ESOP. This amount does not include performance units representing a target of 36,233 shares for the performance period ending December 31, 2009; 36,153 shares for the performance period ending December 31, 2010; and 55,741 shares for the performance period ending December 31, 2011. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(19)	Includes 60,480 shares which Mr. Krump has the right to purchase within 60 days under the 2000 Employee Plan and our other predecessor employee long-term stock incentive plans; 2,112 RSUs that will vest on March 1, 2010; 2,355 RSUs that will vest on March 12, 2011; 3,406 RSUs that will vest on February 25, 2012 pursuant to the 2004 Employee Plan; and 6,322 shares that were allocated to Mr. Krump pursuant to the ESOP. This amount does not include performance units representing a target of 6,337 shares for the performance period ending December 31, 2009; 7,067 shares for the performance period ending December 31, 2010; and 10,219 shares for the performance period ending December 31, 2011. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(20)	Includes 1,988 RSUs that will vest on March 1, 2010; 2,231 RSUs that will vest on March 12, 2011; 3,406 RSUs that will vest on February 25, 2012 pursuant to the 2004 Employee Plan; 343 shares in the Chubb Stock Fund of the CCAP; and 126 shares that were allocated to Mr. Morrison pursuant to the ESOP. This amount does not include performance units representing a target of 5,964 shares for the performance period ending December 31, 2009; 6,695 shares for the performance period ending December 31, 2010; and 10,219 shares for the performance period ending December 31, 2011. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(21)	Includes 46,106 shares which Mr. Robusto has the right to purchase within 60 days under the 2000 Employee Plan and our other predecessor employee long-term stock incentive plans; 1,988 RSUs that will vest on March 1, 2010; 2,231 RSUs that will vest on March 12, 2011; and 3,406 RSUs that will vest on February 25, 2012 pursuant to the 2004 Employee Plan. This amount does not include performance units representing a target of 5,964 shares for the performance period ending December 31, 2009; 6,695 shares for the performance period ending December 31, 2010; and 10,219 shares for the performance period ending December 31, 2011. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(22)	Includes 24,145 RSUs that will vest on January 31, 2010; 24,144 RSUs that will vest on January 31, 2011; and 16,412 RSUs that will vest on February 25, 2012 pursuant to the 2004 Employee Plan. This amount does not include performance units representing a target of 49,238 shares for the performance period ending December 31, 2011. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(23)	Includes 1,162 shares which executive officers other than those listed in the table above disclaim beneficial ownership; 114 shares which were allocated to executive officers other than those listed in the table above pursuant to the Chubb Stock Fund of the CCAP; 8,195 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP; 71,638 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the 2000 Employee Plan and our other predecessor employee long-term stock incentive plans; and 9,888 RSUs that will vest on March 1, 2010; 10,436 RSUs that will vest on March 12, 2011; and 16,027 RSUs that will vest on February 25, 2012 pursuant to the 2004 Employee Plan. This amount does not include performance units awarded to executive officers other than those listed in the table above representing a target of 29,672 shares for the performance period ending December 31, 2009; 31,318 shares for the performance period ending December 31, 2010; and 48,085 shares for the performance period ending December 31, 2011. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

CERTAIN TRANSACTIONS AND OTHER MATTERS

At December 31, 2008, FMR LLC was the beneficial owner of more than 5% of our outstanding common stock. FMR LLC manages several of the funds offered to participants in the CCAP. As of December 31, 2008, participants in the CCAP held aggregate investments in these funds of approximately $691.5 million. A subsidiary of FMR LLC acts as trustee of the CCAP and provides administrative and record keeping services for several of our company-sponsored benefit plans, including the CCAP. In addition, a subsidiary of FMR LLC managed approximately $25.8 million of assets in our Pension Plan. As of December 31, 2008, we held approximately $425 million in money market securities issued by an affiliate of FMR LLC.

At December 31, 2008, Morgan Stanley was the beneficial owner of more than 5% of our outstanding common stock. During 2008, an affiliate of Morgan Stanley acted as our broker in connection with fixed income security transactions of approximately $550 million. In addition, during 2008, we paid an affiliate of Morgan Stanley approximately $200,000 in brokerage commissions relating to certain equity trades made by us. As of December 31, 2008, an affiliate of Morgan Stanley managed approximately $191.5 million of assets in our Pension Plan and another Morgan Stanley affiliate managed one of the funds offered to participants in the CCAP. In 2008, a subsidiary of Morgan Stanley purchased insurance policies from one of our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $2.13 million.

Effective December 1, 2002, we entered into an employment agreement with Mr. Finnegan. This employment agreement covers Mr. Finnegan’s roles and responsibilities, his compensation and benefits and the results of the termination of his employment under various circumstances. The employment agreement contains an automatic renewal clause, providing that the employment agreement will have a perpetual two-year term unless Mr. Finnegan or we deliver a notice of non-renewal. Additional information regarding Mr. Finnegan’s employment agreement is set forth under the headings “Compensation Discussion and Analysis—Employment and Severance Agreements,” “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

We have entered into change in control agreements with our Chief Operating Officer and our Chief Financial Officer. Information regarding these change in control agreements is set forth under the headings “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2008, except for John J. Degnan, who filed a Form 4 on December 15, 2008 reporting a gift of shares by Mr. Degnan that were not reported on the Form 5 due February 14, 2005 due to inadvertent administrative error.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, our Board has nominated the following individuals for election to our Board this year:

Zoë Baird	Lawrence M. Small
Sheila P. Burke	Jess Søderberg
James I. Cash, Jr.	Daniel E. Somers
Joel J. Cohen	Karen Hastie Williams
John D. Finnegan	James M. Zimmerman
Klaus J. Mangold	Alfred W. Zollar
Martin G. McGuinn

Information regarding the business experience of each nominee is provided under the heading “Our Board of Directors.” Each director is elected annually to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified. There are no family relationships among our executive officers and directors. Each director nominee other than Mr. Finnegan satisfies the independence requirements set forth in the NYSE listing standards and, with respect to the nominees expected to serve on our Audit Committee, Section 10A(m)(3) of the Exchange Act.

Our Board expects that each of the nominees named in this proxy statement will be available for election and, if elected, will be willing to serve as a director. If any nominee is not available, then the proxies may vote for a substitute as may be designated by our Board, unless our Board reduces the number of directors. Our Board has, in accordance with our By-Laws, fixed the number of directors to be elected at 13. If elected, each director will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Director nominees will be elected by a majority of the votes cast by shareholders entitled to vote at the 2009 Annual Meeting. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the 13 individuals recommended by our Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card.

Our Board unanimously recommends that you vote “FOR” each of the foregoing nominees for director. Proxies solicited by our Board will be voted “FOR” this proposal unless a shareholder has indicated otherwise on the proxy card.

PROPOSAL 2

ADOPTION OF THE CHUBB CORPORATION LONG-TERM INCENTIVE PLAN (2009)

Introduction

We have long had in effect stock-based incentive plans that have allowed us to grant management, other key employees, and our non-employee directors various types of awards, including stock options, performance units, stock awards, and stock units. These programs reflected our Board’s belief that encouraging stock ownership by management, other key employees, and our non-employee directors served to attract, retain and motivate them by providing a direct, personal financial interest in our continued success. Our Board continues to believe that the best way to encourage our management, other key employees, and our non-employee directors to create and enhance value for our shareholders is through a compensation program that encourages stock ownership.

Our Board believes that it would be beneficial to retain the current equity compensation program for our key employees—that is, TSR-based performance units and stock units. Our Board believes this program closely aligns key employees’ interests with those of our shareholders and provides a strong incentive for plan participants to remain in our service. Our Board intends to grant stock options to plan participants only in limited circumstances, including, without limitation, where the grant of other kinds of awards to employees in certain foreign jurisdictions would have negative tax consequences (relative to U.S. tax consequences) for the recipients of such awards.

Our Board has also concluded that it would be beneficial to change the structure of our equity program for our non-employee directors from TSR-based performance units to deferred stock units. Accordingly, our Board concluded that it was appropriate to allow greater flexibility in award types issuable to non-employee directors than provided for under the 2004 Director Plan, which generally mandated the types of awards that could be granted to non-employee directors.

With these goals in mind, both the Compensation Committee and the Governance Committee (the Compensation Committee and the Governance Committee, as applicable, may be referred to in this Proposal 2 as the Administrative Committee) recommended, and in February 2009 our Board adopted, subject to shareholder approval, the 2009 Stock Plan, which covers both our eligible employees and our non-employee directors. The 2009 Stock Plan generally authorizes the use of the same types of awards as were available for grant under the 2004 Employee Plan.

Upon approval of the 2009 Stock Plan by our shareholders, the shares remaining available for grant under the 2004 Employee Plan and 2004 Director Plan (collectively with the 2004 Employee Plan, the 2004 Plans) will be available to make grants of all types of awards under the 2009 Stock Plan, and no new grants will be made under the 2004 Plans.

Summary of the 2009 Stock Plan

The following summary of the 2009 Stock Plan is qualified in its entirety by reference to the complete text of the 2009 Stock Plan, which is attached to this proxy statement as Annex A.

Shares Available for Issuance

Subject to adjustment upon the occurrence of certain events described below, a maximum of 3,750,000 newly authorized shares, plus the shares remaining available for issuance (or that become subsequently available for issuance) under the 2004 Employee Plan (approximately 6,025,000 shares as of March 9, 2009) may be issued under the 2009 Stock Plan to our employees and a maximum of 250,000 newly authorized shares, plus any shares remaining available for issuance (or that become subsequently available for issuance) under the 2004 Director Plan (approximately 318,000 shares as of March 9, 2009) may be issued under the 2009 Stock Plan to our directors. The total number of shares available for grant reflects a reduction in the number of shares historically available under prior plans in light of our emphasis on granting “full value share” awards rather than stock option grants since the adoption of the 2004 Plans. To satisfy awards under the 2009 Stock Plan, we may use authorized but unissued shares or shares in treasury.

Shares subject to awards under the 2009 Stock Plan, the 2004 Plans and our other predecessor stock plans that lapse, are forfeited or cancelled or are settled without the issuance of stock, in each case, after the effective date of the 2009 Stock Plan will be available for awards under the 2009 Stock Plan and will be credited to the applicable pool of shares for our employees or non-employee directors. This includes shares that are withheld from an award to satisfy any exercise price or tax obligations.

In addition to aggregate share limits, the 2009 Stock Plan establishes individual limits that provide that no participant may receive in any calendar year:

•	stock options and stock appreciation rights on more than 2,000,000 shares;

•	stock awards and stock unit awards related to more than 300,000 shares;

•	performance shares related to more than 600,000 shares; or

•	performance units with a value of more than $15,000,000.

In the context of performance shares and performance units, where the number of shares of our common stock issuable or the dollar value earned may be up to twice the number of performance shares or units granted, this limit pertains to the target number granted.

If the Administrative Committee determines that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below fair market value, or other similar corporate event affects the shares such that an adjustment is required to preserve the benefits intended under the 2009 Stock Plan, the Administrative Committee shall make such adjustments as it deems equitable in the number and kind of shares that thereafter may be awarded or optioned under the 2009 Stock Plan (including making appropriate adjustments in the individual award limits referred to above), the number and kind of shares subject to outstanding options and awards, and the respective grant or exercise prices and/or, if appropriate, to provide for the payment of cash to a participant who has an outstanding option or award.

Administration

With respect to awards made to eligible employees, the 2009 Stock Plan will be administered by the Compensation Committee. With respect to awards made to our non-employee directors, the 2009 Stock Plan will be administered by the Governance Committee. The respective Administrative Committee will have the sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the 2009 Stock Plan as it deems advisable, and to interpret the terms and provisions of the 2009 Stock Plan. To the extent permitted by law, the Compensation Committee may delegate to one or more executive officers the power to make awards to participants who are not executive officers, provided that the Compensation Committee shall fix the maximum amount of such awards that its delegates can make in the aggregate and to any one participant.

Subject to the express terms of the 2009 Stock Plan, the respective Administrative Committee has discretion as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment or service of the participant. Awards may not be assigned or transferred, except by will or the laws of descent and distribution or to the participant’s immediate family and to other permitted transferees under rules established by the Administrative Committee. Incentive stock option awards may not be assigned or transferred, except by will or the laws of descent and distribution only.

The Compensation Committee may make grants to any of our eligible employees or any of the eligible employees of our subsidiaries, and to any natural person who provides services to us or a subsidiary as a consultant, agent, or advisor who the Compensation Committee determines to have the capacity to contribute to our success. It is anticipated that the Compensation Committee will make these determinations based on each individual’s present and potential contribution to our success. It is estimated that approximately 1,700 employees will be eligible to participate in the 2009 Stock Plan, although it is not contemplated that every eligible employee will receive each of the different types of awards available under the 2009 Stock Plan. The Governance Committee may make grants to any of our eligible non-employee directors. Each of the 12 non-employee directors who we expect will continue serving on our Board after the 2009 Annual Meeting will be eligible to receive awards under the 2009 Stock Plan.

Performance Shares or Units

The 2009 Stock Plan affords the Administrative Committee discretion to grant performance shares and performance units, the payment of which is conditioned upon meeting one or more performance goals established by the Administrative Committee. Our current expectation is that performance units will constitute a substantial majority of the long-term incentive compensation opportunity made available to our NEOs and other members of senior management; however, it is the current intent of the Governance Committee to discontinue the use of performance units in favor of deferred stock units (described below) with respect to non-employee directors.

The Administrative Committee currently intends to use our TSR relative to the TSR of a broad-based group of companies (such as those in the Standard & Poor’s 500 Index), as the performance goal in respect of performance shares and performance units. However, as different goals may be more appropriate for specific individuals or classes of employees or under different circumstances, the 2009 Stock Plan permits the Administrative Committee to establish performance goals based on the following criteria, whether in absolute terms or relative to performance at other companies: stock price, operating income, net income, return on equity, income, market share, combined ratio, level of expenses, gross revenue, net revenue, book value, net premiums written, return on capital, investment income, any claim metric, loss ratio, expense ratio, and, for awards not intended to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Internal Revenue Code, such other criteria as may be established by the Administrative Committee. The Administrative Committee also has the discretion to condition payment of amounts in respect of performance shares and performance units on such factors in addition to the performance goals as it shall determine on the grant date.

The Administrative Committee will determine the value of each performance share and unit, the number of such shares and units for each performance cycle, the duration of each performance cycle, and the number of performance shares and units that have been earned based on performance relative to the performance goals discussed above. Performance shares and units also may be deemed earned upon the occurrence of certain events, such as a change in control. Unless the Administrative Committee otherwise determines, performance shares and units for in-progress performance cycles will be forfeited and terminated if a participant’s employment or service terminates. However, unless the Administrative Committee otherwise determines, if a participant’s employment or service terminates due to death, disability or retirement on or after the completion of the first calendar year of a performance cycle, the participant or his representative will receive all of the performance shares and units for the performance cycle that would have been earned had the participant continued employment or service for the full period.

The Administrative Committee may provide on the grant date that, depending on actual performance measured against the stated performance goals, the amount payable in respect of performance shares and units will range from 0% to 200% of the target grant for each such award. Payment of earned performance share and unit awards may, at the discretion of the Administrative Committee, be distributed in the form of cash, shares of our stock or a combination thereof. The Administrative Committee also has the authority to adjust the applicable performance goals as it deems equitable to reflect unusual or non-recurring events affecting us or changes in tax law or accounting principles or other factors that it deems appropriate.

The Administrative Committee may permit or require participants who receive performance shares or performance units to defer receipt of such awards upon the terms and conditions the Administrative Committee establishes from time to time.

Stock Awards or Units

It is our current expectation that stock awards and stock units with a three-year cliff vesting schedule will be used in combination with performance shares and units for our NEOs and other members of senior management, but will be secondary to such performance-based awards. Stock awards and stock units will be the primary component of awards under the 2009 Stock Plan to other eligible employees. It is our current expectation that stock units also will be the primary award type granted to our non-employee directors. Stock unit awards to our non-employee directors will vest immediately but settlement will be mandatorily deferred until the earlier of a change in control of Chubb or the non-employee director’s termination of service. Non-employee directors will have the right to further defer settlement of stock unit awards. Stock awards and stock units may not be sold, assigned, transferred, pledged, or otherwise encumbered until any restrictions have lapsed and, in the case of stock units, the award has been settled. Subject to the forfeiture and transfer restrictions applicable to a stock award, a participant will have the right to vote the shares underlying such stock award. There are no voting rights associated with stock unit awards. The Administrative Committee may permit a participant to receive dividends or dividend equivalents on a stock or stock unit award and whether such dividends or dividend equivalents are distributed currently or on a deferred basis. The Administrative Committee has authority to determine the length of the restricted period, if any, the conditions under which the stock award and stock units may be forfeited, as well as the other terms and conditions of such awards, including the establishment of performance goals for the grant of such awards based on one or more of the performance criteria described above for performance shares and units. Stock units may be paid, at the discretion of the Administrative Committee, in cash or shares or a combination of both. The lapse of the restricted period may accelerate upon the occurrence of certain events specified in the 2009 Stock Plan, such as a change in control of Chubb or the termination of a participant’s employment or service due to death, disability, retirement or other qualifying termination. Unless the Administrative Committee otherwise determines, in the event that a participant’s employment or service terminates other than due to death, disability or retirement prior to vesting in any stock award or stock unit, such stock award or stock unit will be forfeited.

The Administrative Committee may permit or require participants who receive stock awards or stock units to defer receipt of such awards upon the terms and conditions the Administrative Committee establishes from time to time. Due to Section 162(m) of the Internal Revenue Code, we expect that the receipt of all shares issuable upon the expiration of the restriction period applicable to any stock award or stock unit made to Mr. Finnegan will be deferred until termination of his employment. Likewise, we expect that the receipt of all of a portion of the shares issuable upon the expiration of the restriction period applicable to any stock award or stock unit made to Mr. Degnan will be deferred until termination of his employment.

Stock Options and Stock Appreciation Rights

It is our expectation that stock options and stock appreciation rights will be used sparingly. Options granted under the 2009 Stock Plan may be either non-statutory options or incentive stock options. Incentive stock options may be granted to eligible employee participants only. The exercise price of any stock option granted may not be less than 100% of the fair market value of the underlying shares at the time of grant, and the Administrative Committee is not permitted to subsequently reduce the exercise price or otherwise reprice granted options. Stock appreciation rights may be granted in tandem with or unrelated to options granted under the 2009 Stock Plan and, if in tandem with an option, will be granted at the time of such option grant. Upon the exercise of a stock appreciation right, the participant is entitled to receive the excess of the fair market value of a share over the base value applicable to such right. The Administrative Committee has the authority to determine whether the value of a stock appreciation right is paid in cash or shares or a combination of both.

The Administrative Committee has discretion as to the terms and conditions upon which options and stock appreciation rights will be exercisable, but under no circumstances may an option or stock appreciation right have a term exceeding ten years from the date of grant. Unless the Administrative Committee establishes another exercise schedule, options and stock appreciation rights generally will become exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Unless the Administrative Committee otherwise determines, any option or stock appreciation right that has not been exercised prior to the termination of the participant’s employment or service will cease to be exercisable, regardless of whether exercisable at that time. However, if a participant’s employment or service terminates due to death, disability, or retirement on or after the first anniversary of the grant date of an option or stock appreciation right, then the participant or his or her representative may exercise such option or stock appreciation right for the remainder of its term, regardless of the extent to which such awards were exercisable at the date of such termination. An option holder may satisfy the exercise price in cash or, at the discretion of the Administrative Committee, by exchanging shares owned by the optionee, by net issue settlement or by a combination thereof.

Change in Control

If the respective Administrative Committee (as constituted before the change in control) determines that each of the following conditions are satisfied (i) there will be no acceleration of the vesting, or lapsing of restrictions, of any options, stock appreciation rights, stock awards, stock units, (ii) performance shares and performance units will not be deemed earned, and (iii) there will be no payment made in respect of such awards by reason of a “change in control” (as defined in the 2009 Stock Plan):

•	outstanding awards will be honored or assumed by the surviving corporation;

•	the honored or assumed awards will relate to securities that are or will shortly be publicly traded on an established U.S. securities market;

•	the terms and conditions (such as vesting and exercisability) of the honored or assumed awards are at least equal to or better than the terms of the awards related to our common stock;

•	the honored or assumed awards will have substantially equivalent economic value, at the time of the change in control, to the awards in respect of our common stock; and

•	the honored or assumed awards must provide that, upon the involuntary termination of the award recipient’s employment or service, the awards will be deemed vested or exercisable, as the case may be.

For purposes of the 2009 Stock Plan, “change in control” includes:

•	an acquisition of 20% or more of our shares by a person other than us, our subsidiaries or our employee benefit plans;

•	a change in a majority of the members of our Board due to a proxy contest or tender or exchange offer; and

•	a merger, reorganization, or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction.

If we experience a change in control and the foregoing conditions are not satisfied, each option and stock appreciation right and each stock award and each stock unit grant will be treated as fully vested and will no longer be subject to forfeiture and transfer restrictions. Additionally, each option and stock appreciation right will be cancelled in exchange for an amount equal to the excess, if any, of the fair market value on the date of the change in control transaction over the exercise price or base value of such award, and all outstanding performance shares and performance units will be deemed earned and be immediately payable, in an amount equal to 100% of the applicable target grant for each such award, regardless of the portion of the applicable performance period that will have elapsed prior to the date of such change in control. Stock awards and stock units will similarly be cancelled in exchange for an amount equal to the per share consideration received by our shareholders in connection with the change in control transaction. However, when Section 409A of the Internal Revenue Code applies to any stock award or stock unit, payment of such award to an employee will not be accelerated and payment of such award to a director will be accelerated only if the change in control also qualifies as a “change in control event” under Section 409A of the Internal Revenue Code.

Awards to Non-U.S. Participants

Although performance units and restricted stock units will be the primary awards granted to our employees and deferred stock units will be the primary award granted to our directors, our Board intends to structure equity awards granted in foreign jurisdictions to minimize any negative tax consequences to recipients (relative to U.S. tax consequences), as well as leverage any tax advantage available in such foreign jurisdiction. For example, we intend to continue granting stock options to plan participants in Canada in lieu of performance units or restricted stock unit awards because of the preferential tax treatment of stock options in Canada.

Term of the 2009 Stock Plan and Amendments

No award may be granted under the 2009 Stock Plan after December 31, 2019 and no incentive stock option may be granted after the tenth anniversary of the effective date of the 2009 Stock Plan. The 2009 Stock Plan may be amended or terminated at any time by our Board or Administrative Committee, except that no amendment may be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement that is imposed by the rules of the NYSE, that the Administrative Committee determines to be applicable. Participant consent will be needed for an amendment that may adversely affect existing awards in a material manner unless the Administrative Committee determines that such amendment is necessary or advisable for us to comply with applicable law, regulation, rule or accounting standard.

Description of Federal Income Tax Consequences under the 2009 Stock Plan

The following discussion summarizes the Federal income tax consequences of the 2009 Stock Plan based on current provisions of the Internal Revenue Code, which are subject to change. The summary does not cover any state, local, foreign or other tax consequences of participation in the 2009 Stock Plan. Participants in the 2009 Stock Plan should consult with their tax advisors as to the federal, state, local, foreign and other tax consequences of their receipt of awards under the 2009 Stock Plan.

Performance Shares

When payment is made to a participant in respect of earned performance shares granted under the 2009 Stock Plan, the participant will have taxable ordinary income in an amount equal to the amount of cash and the fair market value of any shares of our stock that such participant receives in payment on such award. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Stock Awards

Unless a participant makes the election described below, a grant of stock awards will not result in taxable income to the participant or a deduction to us (or the unconsolidated subsidiary or affiliate employing the participant) in the year of grant. The value of such stock award will be taxable to a participant as ordinary income in the year in which the award vests. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the stock award on the date of grant, provided the participant makes the election within 30 days after the date of such grant. If such an election were made, the participant would not be allowed to deduct at a later date the amount included as taxable income if the participant should forfeit the shares of stock award. The amount of ordinary income recognized by a participant is deductible by us (or the unconsolidated subsidiary or affiliate employing the participant) in the year such income is recognized by the participant, provided such amount constitutes reasonable compensation to the participant. If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant as additional compensation in the year received, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction.

Non-Statutory Options

When an optionee exercises an option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to us (or the unconsolidated subsidiary or affiliate employing the participant). When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long or short-term capital gain, depending upon the holding period of the shares. If the amount received upon disposition of the shares is less than the market value of the shares on the date of exercise, the loss will be treated as long or short-term capital loss, depending upon the holding period of the shares. If pursuant to the authority of the Administrative Committee an optionee transfers an option by gift, the optionee will still have ordinary income upon the exercise of the option by the transferee equal to the excess of the fair market value of the shares on the date of exercise over the exercise price.

Incentive Stock Options

When an optionee exercises an incentive stock option while employed by us or a subsidiary or within the three month (one year for disability) period after termination of employment by reason of retirement or death, no ordinary income will be recognized by the optionee at that time but the excess (if any) of the fair market value of the shares acquired upon such exercise over the exercise price will be an adjustment to taxable income for purposes of the Federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of prior to the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate exercise price of such shares will be long-term capital gain. We will not be entitled to any tax deduction with respect to the amount treated as long-term capital gain, and neither will any unconsolidated subsidiary or affiliate employing the participant. If the shares are disposed of prior to the expiration of such periods (a “disqualifying disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition and we (or the unconsolidated subsidiary or affiliate employing the participant) will be entitled to a Federal tax deduction in a like amount. If an incentive stock option is exercised by the optionee more than three months (one year for disability) after termination of employment, the tax consequences are the same as described above for non-statutory options.

Stock Appreciation Rights, Performance Units, and Stock Units

Generally, when a participant exercises stock appreciation rights granted under the 2009 Stock Plan or receives payment with respect to earned performance units or stock units granted under the 2009 Stock Plan, the amount of cash and the fair market value of the shares received will be ordinary income to such participant, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction for Federal income tax purposes.

New Plan Benefits Table

The following table sets forth the awards that the Governance Committee has authorized to be made in 2009 pursuant to the 2009 Stock Plan to our non-employee directors if our shareholders approve the adoption of the 2009 Stock Plan. Each non-employee director will receive deferred stock units with an aggregate fair value of approximately $100,000 on the date of the 2009 Annual Meeting. The units will vest immediately and will be mandatorily deferred until the earlier of a change in control of Chubb or the non-employee director’s termination of service. A non-employee director will have the right to further defer settlement of the award.

Name and Position	Dollar Value	Number of Units(1)	Types of Award

Non-Employee Director Group (12 total)	$1,200,000	33,984	Deferred stock units

(1)	Represents the number of units for all directors based on the average of our high and low stock price on March 9, 2009 ($35.31 per share).

In the event that our shareholders do not approve the 2009 Stock Plan, we expect that each of our non-employee directors will receive a combination of performance units and stock units with an aggregate fair value of approximately $100,000 pursuant to the terms of the 2004 Director Plan on the date of the 2009 Annual Meeting.

The following table shows awards that the Compensation Committee granted in 2009 to our NEOs, to all executive officers (including the NEOs) as a group and to all non-executive officer employees as a group under the 2004 Employee Plan. While the Administrative Committee has not yet determined what grants will be made under the 2009 Stock Plan if it is approved by shareholders, we expect that the awards under the 2009 Stock Plan would have been substantially similar to the 2009 grants.

	Dollar
	Value of
	Awards	Number	Types of
Name and Position	$(1)	of Units	Awards

John D. Finnegan,	5,699,982	141,211	Performance units
Chairman, President and Chief Executive Officer	1,899,981	47,070	Restricted stock units

Richard G. Spiro,	1,987,492	49,238	Performance units
Executive Vice President and Chief Financial Officer	662,470	16,412	Restricted stock units

John J. Degnan,	2,249,985	55,741	Performance units
Vice Chairman and Chief Operating Officer	749,982	18,580	Restricted stock units

Paul J. Krump,	412,490	10,219	Performance units
Executive Vice President and Chief Underwriting Officer	137,483	3,406	Restricted stock units

Harold L. Morrison, Jr.,	412,490	10,219	Performance units
Executive Vice President and Chief Global Field Officer	137,483	3,406	Restricted stock units

Dino E. Robusto,	412,490	10,219	Performance units
Executive Vice President and Chief Administrative Officer	137,483	3,406	Restricted stock units

Executive Group (including the NEOs named above)	13,115,880	324,932	Performance units
	4,371,812	108,307	Restricted stock units
Non-Executive Employee Group	19,099,991	473,182	Performance units
	46,431,900	1,150,301	Restricted stock units
	1,525,039	125,301	Options(2)

(1)	Determined by multiplying the number of units by the February 25, 2009 grant price of $40.365.

(2)	Although we generally do not expect to issue options as part of our annual equity awards, employees residing in certain jurisdictions outside the U.S. may receive options in lieu of performance units or restricted stock unit awards.

Required Vote

The affirmative vote of a majority of the shares of our common stock represented and voting at the 2009 Annual Meeting is required for approval of the proposal to adopt the 2009 Stock Plan, provided that the total votes cast on the proposal represent a majority of the outstanding shares entitled to vote on the proposal.

Our Board unanimously recommends that you vote “FOR” the adoption of The Chubb Corporation Long-Term Incentive Plan (2009). Proxies solicited by our Board will be voted “FOR” this proposal unless a shareholder has indicated otherwise on the proxy card.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, acting pursuant to the authority granted to it in its charter, has retained Ernst & Young LLP (Ernst & Young) as our independent auditor. The appointment of Ernst & Young is being submitted to our shareholders for ratification. Ernst & Young has acted as our independent auditor for many years. The following summarizes the fees billed to us by Ernst & Young for professional services rendered in 2008 and 2007:

	2008	2007

Audit Fees(1)	$6,555,000	$7,018,000
Audit-Related Fees(2)	852,000	802,000
Tax Fees(3)	—	—
All Other Fees(4)	102,000	166,000

(1)	Audit Fees primarily relate to the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)	Audit-Related Fees primarily relate to SAS 70 internal control reports, employee benefit plan audits and certain non-insurance related statutory audits.

(3)	Tax Fees primarily relate to tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to other services not described in notes (1), (2), and (3) above, including special actuarial reports filed with regulators, technical training and an online information service.

Our Audit Committee determined that the provision of these services is compatible with maintaining Ernst & Young’s independence.

In 2008, our Audit Committee pre-approved all services performed for us by Ernst & Young except for two de minimis audit-related services with fees totaling $7,600. These services were subsequently approved by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the 2009 Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2009 Annual Meeting is required to ratify the appointment of Ernst & Young as our independent auditor. If our shareholders do not ratify the appointment of Ernst & Young, our Audit Committee will reconsider the appointment.

Our Board unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditor. Proxies solicited by our Board will be voted “FOR” this proposal unless a shareholder has indicated otherwise on the proxy card.

SOLICITATION OF PROXIES

We will pay the cost of this solicitation of proxies. In addition to the solicitation of proxies by use of the internet and mail, we may use the services of one or more of our directors, officers or other regular employees (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally, by telephone or by other electronic means. In addition, we may enter into an agreement with a professional proxy solicitor, pursuant to which it may assist us in the solicitation of proxies by mail, in person and by telephone for a fee, which is estimated not to exceed $8,500 plus out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held on the record date by such persons and we will reimburse them for reasonable expenses actually incurred by them in so doing.

2010 SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal that a shareholder intends to be included in our proxy statement and form of proxy card for our 2010 Annual Meeting of Shareholders must be in writing and be received by our Corporate Secretary at The Chubb Corporation, 15 Mountain View Road, New Jersey 07059 no later than November 19, 2009 and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders.

Under our By-Laws, if a shareholder desires to bring a matter before the annual meeting of shareholders or if a shareholder wants to nominate a person for election to our Board, the shareholder must follow the procedures set forth in our By-Laws. A copy of Article I, Section 10, of our By-Laws, which covers those matters, is available without charge to shareholders of record upon written request to our Corporate Secretary. Our By-Laws also are available on our website at www.chubb.com/investors. Our By-Law procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

One of the procedural requirements in our By-Laws is timely notice in writing of any business the shareholder proposes to bring before the annual meeting of shareholders and/or the nomination any shareholder proposes to make at the annual meeting of shareholders. Notice of business proposed to be brought before the 2010 Annual Meeting of Shareholders and/or director nominations proposed to be made at the 2010 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than December 29, 2009 and no later than January 28, 2010.

The notice for business that a shareholder proposes to bring before the annual meeting of shareholders must be a proper matter for shareholder action and must set forth:

•	the name and address of such shareholder, as they appear on our books, and the name and address of any certain parties related to the shareholder (each a Shareholder Associated Person);

•	the class and number of shares of our stock that are, directly or indirectly, owned beneficially and of record by such shareholder or Shareholder Associated Person;

•	the date such shares of our stock were acquired;

•	a representation that the shareholder is a holder of record of shares of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring or propose such business or make such nomination, as the case may be;

•	a description of any agreement, understanding or arrangement, direct or indirect, with respect to such business, proposal or nomination between or among such shareholder, any Shareholder Associated Person or any others (including their names) acting in concert with any of the foregoing;

•	a description of any agreement, understanding or arrangement (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder or any Shareholder Associated Person with respect to shares of our stock;

•	if such shareholder’s notice relates to the nomination of a person for election to the Board of Directors, (i) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such nominating shareholder, any Shareholder Associated Person or others acting in concert with any of the foregoing, including all information that would be required to be disclosed pursuant to Rule 404 promulgated by the SEC under Regulation S-K, as amended from time to time, if such nominating shareholder, Shareholder Associated Person or any person acting in concert therewith, were the “registrant” for the purposes of such rule and the person being nominated for election as director were a director or executive of such “registrant” and (ii) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

•	a description of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such shareholder or Shareholder Associated Person has a right to vote any shares of our stock;

•	with respect to any and all of the agreements, contracts, understandings, arrangements, proxies or other relationships referred to in the foregoing bullets, a representation that such shareholder will notify us in writing of any such agreement, contract, understanding, arrangement, proxy or other relationship that are or will be in effect as of the date of the applicable annual meeting of shareholders no later than five business days before the date of such meeting;

•	all other information that would be required to be filed with the SEC if such shareholder or Shareholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act;

•	as to any business that the shareholder proposes to bring before the meeting, (i) a brief description of such business, (ii) if such business includes a proposal, the text of the proposal (including the text of any resolutions proposed for consideration, (iii) if the proposal includes an amendment to our By-Laws, the language of the proposed amendment, (iv) the reasons for conducting such business at the meeting and (v) any material interest of such shareholder and any Shareholder Associated Person in such business; and

•	a representation as to whether the shareholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination. In addition, a shareholder seeking to submit a shareholder proposal or other business or make a director nomination shall promptly provide any other information reasonably requested by us, and any proposed nominee for election to our Board must furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a member of our Board.

By Order of the Board of Directors,

W. Andrew Macan
Vice President and Secretary

March 19, 2009

ANNEX A

THE CHUBB CORPORATION
LONG-TERM INCENTIVE PLAN (2009)

SECTION 1. PURPOSE

The purposes of The Chubb Corporation Long-Term Incentive Plan (2009) (the “Plan”) are to promote the interests of The Chubb Corporation and its shareholders by (i) attracting and retaining executive personnel and other key employees of outstanding ability; (ii) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iii) providing non-employee directors a direct proprietary interest by granting such directors equity and equity-based awards; and (iii) enabling such employees and non-employee directors to participate in the long-term growth and financial success of The Chubb Corporation.

SECTION 2. DEFINITIONS

(a) Certain Definitions.  Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8, inclusive.

“Board” means the Board of Directors of the Corporation.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her employment- or Director-related duties; (ii) a Participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (iv) the breach by a Participant of any written covenant or agreement with a Company or of any material written policy of any Company, provided that if a Participant is a party to an employment or individual severance agreement with a Company that defines the term “Cause” then, with respect to any Award made to such Participant, “Cause” shall have the meaning set forth in such agreement.

“Change in Control” means the first occurrence of any of the following events after the effective date of the Plan:

(i) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Corporation, the Subsidiaries, and any employee benefit plan of the Corporation or the Subsidiaries, of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) the persons who were serving as the members of the Board immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Corporation (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board (or the board of directors of any successor to the Corporation) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Corporation pursuant to such offer, provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii) the shareholders of the Corporation approve a merger, reorganization or consolidation of the Corporation, which is consummated and as a result of which persons who were shareholders of the Corporation immediately prior to such merger, reorganization or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the merger, reorganization or consolidation, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the merged, reorganized or consolidated company or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the company described in subclause (A); and

(iv) the shareholders of the Corporation approve a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, which is consummated and immediately following which the persons who were shareholders of the Corporation immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the entity or entities to which such assets are sold or transferred or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (A).

“Change in Control Price” means the price per share offered in respect of Stock in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a share of Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or its successor.

“Committee” means the Organization & Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan. Notwithstanding the foregoing, with respect to grants to Directors, Committee means the Corporate Governance & Nominating Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means the Corporation and any Subsidiary, and, in the discretion of the Committee, also may mean any business organization that is an Affiliate.

“Consultant” means any natural person serving as an advisor, agent, or consultant to any Company. Except as otherwise determined by the Committee or provided for in an individual consulting agreement, for purposes of this Plan, the terms employment and termination of employment, as applied to any person described in the immediately preceding sentence, shall mean the maintenance of, or termination of, as the case may be, such person’s relationship as an advisor, agent, or consultant to all of the Companies to whom such person rendered services.

“Corporation” means The Chubb Corporation.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means a director of the Corporation who is not an Employee, and who has not, within one year immediately preceding the determination of such director’s eligibility, received any award under any plan of the Corporation or a Subsidiary with respect to services for the Corporation or a Subsidiary as an Employee.

“Disability” means a disability as defined in the Participant’s applicable award agreement.

“Effective Date” means the date, following adoption of this Plan by the Board, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Corporation.

“Employee” means any officer or employee of any Company.

“Fair Market Value” means the average of the highest and lowest sales prices of the Stock reported for consolidated trading of issues listed on the New York Stock Exchange on the date in question, or, if the Stock shall not have been traded on such date, the average of such highest and lowest sales prices on the first day prior thereto on which the Stock was so traded. Notwithstanding the foregoing, the Committee may elect at the time of grant of any Award to determine the Fair Market Value as of any date for purposes of such Award based on the average of the averages of the highest and lowest sales prices of the Stock reported for consolidated trading of issues listed on the New York Stock Exchange on each trading day in a period (of not more than 30 trading days) specified by the Committee, provided such determination is made in accordance with Section 409A of the Code, if applicable. In the event the Stock is no longer traded on the New York Stock Exchange, the Committee shall determine in good faith the Fair Market Value to be used, provided such determination is made in accordance with Section 409A of the Code, if applicable.

“Incentive Stock Option” means a stock option granted under Section 7 which is intended to meet the requirements of Section 422 of the Code.

“Key Employee” means a Participant who is a Key Employee as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code thereof as of the Key Employee Determination Date. The Key Employee Determination Date shall be December 31 of each calendar year. The determination that a Participant is a Key Employee as of the Key Employee Determination Date shall make such Participant a Key Employee for the 12-month period commencing as of the April 1 next following the Key Employee Determination Date. For purposes of identifying a Key Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii), and (iii) of the Code, the definition of compensation under Treasury Regulation § 1.415(c)-2(a) shall be used, applied without using any safe harbor provided in Treasury Regulation § 1.415(c)-2(d), without using any of the special timing rules provided in Treasury Regulation § 1.415(c)-2(e), and without using any of the special rules provided in Treasury Regulation § 1.415(c)-2(g) other than the rule set forth in Treasury Regulation § 1.415(c)-2(g)(2).

“New Company” means, after a Change in Control, a Participant’s employer or service recipient, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Participant” means an Employee, Consultant, or Director who is selected by the Committee to receive an Award under the Plan.

“Payment Value” means the dollar amount assigned to a Performance Share that shall be equal to the Fair Market Value of the Stock on the day of the Committee’s certification under Section 5(e) with respect to the applicable Performance Cycle (or, in the case of any payment made pursuant to Section 9, the date on which the Change in Control occurs).

“Performance Cycle” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares or Performance Units has been earned.

“Performance Goal” means the objectives established by the Committee for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which an award of Performance Shares or Performance Units has been earned.

“Performance Share” means an award granted pursuant to Section 5 of the Plan of a contractual right to receive a payment in respect of the Payment Value of such award upon the achievement, in whole or in part, of the applicable Performance Goals.

“Performance Unit” means a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Section 5 of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

“Prior Director Plan” means The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004).

“Prior Employee Plans” means The Chubb Corporation Long-Term Stock Incentive Plan (2004), The Chubb Corporation Long-Term Stock Incentive Plan (2000), The Chubb Corporation Long-Term Stock Incentive Plan (1996), The Chubb Corporation Long-Term Stock Incentive Plan (1992), and the Long-Term Stock Incentive Plan (1989).

“Prior Plans” means the Prior Director Plan and the Prior Employee Plans.

“Qualifying Termination” means a termination of a Participant’s employment or service with the Company by reason of the Participant’s death, Disability, or Retirement.

“Restriction Period” means the period of time, if any, selected by the Committee during which the grant of a Stock Award or Stock Unit, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Retirement” means retirement as defined in the Participant’s applicable award agreement.

“Stock” means the common stock, $1.00 par value, of the Corporation.

“Stock Appreciation Right” means a right to receive payment from the Corporation, in cash or Stock, granted under Section 8.

“Stock Award” means a share of Stock contingently granted to a Participant under Section 6 of the Plan, which may be subject to a Restriction Period.

“Stock Unit” means a fixed or variable stock denominated unit contingently awarded under Section 6 of the Plan, which may be subject to a Restriction Period.

“Subsidiary” means any business entity in which the Corporation possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility.  Each Employee, Consultant, and Director who, in the opinion of the Committee, has the capacity to contribute to the successful performance of the Corporation is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Consultants, and Directors, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable award agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration.  The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Corporation, shareholders, each Company, each Employee, each Consultant, each Director, each Participant, and each Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee.  To the extent permitted by state law, the Committee may delegate to one or more executive officers of the Corporation the power to make Awards to Participants other than Directors or any of the Corporation’s executive officers (including the chief executive officer), provided that when so delegating, the Committee shall fix the aggregate maximum amount of such Awards and the maximum Award for any one Participant that may be awarded by such delegate(s).

(e) Participants Located Outside the United States.  To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Corporation or any of its Subsidiaries or Affiliates operate or the Participant resides, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed or residing outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions, or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify, or terminate any Subplans at any time, and such amendment, modification, or termination may be made without prior notice to the Participants. The Corporation, Subsidiaries, Affiliates, and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment, or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Corporation, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension, or retirement benefits, or any other payments, benefits, or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments, provided such payments are made in accordance with Section 409A of the Code, if applicable.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number.  Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Employees (the “Employee Pool”) shall be 3,750,000, plus that number of shares of Stock that are not subject to an outstanding award under the Prior Employee Plans on the Effective Date but were otherwise available for issuance under the Prior Employee Plans. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Directors (the “Director Pool”) shall be 250,000, plus that number of shares of Stock that are not subject to an outstanding award under the Prior Director Plan on the Effective Date but were otherwise available for issuance under the Prior Director Plan. Notwithstanding the provisions of Section 4(b), the maximum number of shares of Stock that may be issued to Employees in respect of Incentive Stock Options shall not exceed 600,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Corporation not reserved for any other purpose.

(b) Canceled, Terminated, or Forfeited Awards, etc.  If, after the Effective Date, (i) any Award granted hereunder or any award granted under the Prior Plans expires or is terminated unexercised, or is settled for cash or otherwise settled without the issuance of Stock (including where any such shares are withheld to satisfy a Participant’s tax withholding obligations), or (ii) any shares of Stock are tendered by a Participant to pay the exercise price of, or are delivered to satisfy tax obligations in respect of, any Award under this Plan or any award under any Prior Plan, then any shares of Stock covered by such lapsed, cancelled, expired, or settled portion of such Award or Prior Plan award and any such tendered shares of Stock shall be available for grant under this Plan and shall be credited to the applicable Employee Pool or Director Pool according to which pool or Prior Plan it originated, provided that, in each case, such Stock is not used for Prior Plan awards. Any shares that become available for grant under this Section 4(b) may be used for any type of Award.

(c) Individual Award Limitations.  No Participant may be granted under the Plan in any calendar year more than 600,000 Performance Shares. No Participant may be granted under the Plan in any calendar year more than 300,000 Stock Awards and Stock Units in total. No Participant may be granted in total Options or Stock Appreciation Rights on more than 2,000,000 shares of Stock under the Plan in any calendar year. No Participant may be granted Performance Units under the Plan in any calendar year with a value of more than $15,000,000 (or the equivalent of such amount denominated in the Participant’s local currency).

(d) Adjustment in Capitalization.  In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan, including, without limitation, the individual limitations described in Section 4(c) above and any limits on the types of Awards that may be made under the Plan, (ii) the number and kind of shares subject to outstanding Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Award, provided that any payment exchanged for an Option or Stock Appreciation Right (on a per share basis) shall not exceed the difference between the Fair Market Value of the Stock on the date of payment and the exercise price for the Award. Unless the Committee shall otherwise determine, following any such adjustment, the number of shares subject to any Option or other Award shall always be a whole number. Notwithstanding anything in this Section 4(d) to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

SECTION 5. PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally.  The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Unless the Committee determines otherwise, a Performance Cycle shall mean a period of at least one year. Performance Shares and Performance Units shall be evidenced by an award agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Corporation shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

(b) Earned Performance Shares and Performance Units.  Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Shares and Performance Units on the Participant attaining a certain age, or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Goals exceeds targeted levels, then the Payment Value of each affected Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple not in excess of 200% as the Committee shall specify at the time of grant. Notwithstanding the foregoing, the Committee also may require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) or the satisfactory completion of specified work assignments (in the case of Consultants) as a condition to the vesting of any Performance Share or Performance Unit Award.

(c) Performance Goals.  At the discretion of the Committee, Performance Goals may be based on the total return to the Corporation’s shareholders, inclusive of dividends paid, during the applicable Performance Cycle (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings, net earnings, return on equity, income, market share, combined ratio, level of expenses, growth in revenue, book value, net premiums written, return on capital, investment income, a claims metric, loss ratio, expense ratio, and, for Awards not intended to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, such other criteria as may be determined by the Committee. Performance Goals may be established on a Corporation-wide basis or with respect to one or more business units, divisions, Subsidiaries, or Affiliates. When establishing Performance Goals for a Performance Cycle, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Corporation or any Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee also may adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Goals.  If, at the time of grant, the Committee intends a Performance Share Award or Performance Unit to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish Performance Goals for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Goals.  As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares and the number and value of Performance Units which have been earned on the basis of performance in relation to the established Performance Goals.

(f) Payment of Awards.  Payment Values of earned Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary no later than March 15 of the year following the expiration of the Performance Cycle. The Committee shall determine whether Payment Values of Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants.  Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination.

(i) Qualifying Termination.  Unless otherwise determined by the Committee at or after the grant date, a Participant whose employment or service terminates by reason of a Qualifying Termination on or after December 31 of the first year in which the relevant Performance Cycle commenced (or such other period as the Committee shall specify at the time of the award of the Performance Shares or Performance Units) shall be entitled to the same Payment Values of Performance Shares and the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her employment or service continued until the end of the applicable Performance Cycle. Any Payment Values of Performance Shares or

value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as Payment Values of Performance Shares and the value of Performance Units are paid to other Participants. Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Shares or Performance Units outstanding at the date of the Qualifying Termination that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of employment or service.

(ii) Termination for any Other Reason.  Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment or service is terminated for any reason other than a Qualifying Termination during a Performance Cycle, all of the Participant’s rights to Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of employment or service. Notwithstanding anything else contained in the Plan to the contrary, with respect to Participants other than Directors, a Participant’s rights in respect of unearned Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of employment or service for Cause. Notwithstanding anything else contained in the Plan to the contrary, if a Director is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause, all of the Director’s Performance Shares and Performance Units shall be forfeited, and the Director shall not be entitled to receive any payment or distribution in respect thereof.

(i) Change in Control.  Notwithstanding anything to the contrary in this Section 5, Section 9 shall determine the treatment of Performance Shares and Performance Units upon a Change in Control.

SECTION 6. STOCK AWARDS AND STOCK UNITS

(a) Grant.  Stock Awards and Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Stock Award or Stock Unit under the Plan shall be the date on which such Stock Award or Stock Unit is awarded by the Committee, or on such other date as the Committee shall determine. Stock Awards and Stock Units shall be evidenced by an award agreement that shall specify (i) the number of Stock Awards and the number of Stock Units to be granted to each Participant, (ii) the Restriction Period(s), if any, and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Grants of Stock Awards shall be evidenced by a bookkeeping entry in the Corporation’s records (or by such other reasonable method as the Corporation shall determine from time to time). No shares of Stock will be issued at the time an Award of Stock Units is made and the Corporation shall not be required to set aside a fund for the payment of any such Awards.

(b) Vesting.  Stock Awards and Stock Units granted to Participants under the Plan may be subject to a Restriction Period. Except as otherwise determined by the Committee, the Restriction Period for awards made to Participants who are not Directors shall lapse upon the third anniversary of the grant date. A Restriction Period also shall lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award. In its discretion, the Committee also may establish performance conditions with respect to Stock Awards and Stock Units based on one or more of the Performance Goals listed in Section 5(c), during a performance period selected by the Committee.

(i) Qualifying Termination.  Unless otherwise determined by the Committee at or after the date of grant, if the employment of a Participant other than a Director terminates by reason of a Qualifying Termination during a Restriction Period, a pro rata portion of any Stock related to a Stock Award or a Stock Unit held by such Participant shall vest at the date of such termination, based on the number of full months of such Participant’s employment relative to the number of full months in the relevant Restriction Period. Unless otherwise determined by the Committee at or after the date of grant, if a Director’s service terminates during a Restriction Period by reason of a Qualifying Termination or because the Director becomes an employee of the Corporation or a Subsidiary, any Stock related to a Stock Award or Stock Unit held by such Participant shall vest at the date of such termination. Notwithstanding the foregoing, unless otherwise determined by the Committee at or after the date of grant, a Qualifying Termination due to Retirement shall have no effect on the vesting of a Stock Award.

(ii) Termination for any Other Reason.  Unless otherwise determined by the Committee at or after the date of grant, no Stock Award or Stock Unit that is subject to a Restriction Period shall vest when a Participant’s employment or service terminates for any reason other than a Qualifying Termination during the Restriction Period. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of an unvested Stock Award or Stock Unit shall in all events be immediately forfeited and canceled as of the date of the Participant’s employment is terminated for Cause or the Participant is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause.

(c) Dividends and Voting.  The Committee shall determine whether and to what extent dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of a Stock Award or Stock Unit, provided the payment of any current dividends shall be made as soon as practicable after dividends are paid on the common stock (but in no event later than March 15 of the year following the end of the year in which the dividends are paid) and any accumulated dividends shall be paid at the same time as settlement of the Stock Award or Stock Unit. A Participant holding Stock Awards shall be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award. A Participant holding Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Stock Awards and Stock Units.  Unless otherwise determined by the Committee at or after the date of grant, within 90 days after the expiration of any Restriction Period for a Stock Award, the Corporation shall remove the restrictions applicable to the bookkeeping entry evidencing the vested Stock Award, and shall, upon request, deliver the stock certificates evidencing such Stock Award to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan).

Unless otherwise determined by the Committee at or after the date of grant, within 90 days after the earlier of (i) death, (ii) Disability, (iii) Separation from Service, or (iv) the expiration of any Restriction Period, for each vested Stock Unit, the Participant shall receive, in the Committee’s discretion, (x) the Fair Market Value of one share of Stock as of such payment date, (y) one share of Stock, or (z) any combination of cash and shares of Stock.

For purposes of this Section 6(d), a “Separation from Service” means a separation from service within the meaning of Section 409A of the Code whereby the Participant and the Corporation (or such other member of the Corporation’s controlled group of entities, within the meaning of Section 414(c) of the Code, for whom the Participant provides services) reasonably anticipate that (i) no further services would be performed by the Participant for the Corporation or other members of its controlled group after a certain date, or (ii) the level of bona fide services after such date would permanently decrease to no more than 49% of the average level of services performed in the prior 36-month period (or, if less, the full period of service with the Corporation or its other members of its controlled group) for any reason other than death or Disability.

Notwithstanding the foregoing, any settlement of an award that is subject to Section 409A of the Code to a Key Employee due to a Separation from Service shall be delayed for six months following the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

(e) Restrictions on Transfer.  Except as provided herein or in an award agreement, Stock Awards and Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge, or encumber shares of Stock Awards and Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Change in Control.  Notwithstanding anything to the contrary in this Section 6, Section 9 shall determine the treatment of Stock Awards and Stock Units upon a Change in Control.

SECTION 7. STOCK OPTIONS

(a) Grant.  Options may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-statutory Stock Options, or to grant both types of Options. Each Option shall be evidenced by an award agreement that shall specify the grant date, the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become vested or exercisable, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties, and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may be granted to Participants who are treated as common law employees of the Corporation or any Subsidiary Corporation (as defined in Section 424(f) of the Code) only.

(b) Exercise Price.  The Committee shall establish the exercise price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.

(c) Vesting and Exercisability.  Unless otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment or service with the Company on such date, each Option awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options also may become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option. In its discretion, the Committee also may establish performance conditions with respect to the exercisability of any Option based on one or more of the Performance Goals listed in Section 5(c) or such other performance condition as determined by the Committee, during a performance period selected by the Committee. No Option shall be exercisable on or after the tenth anniversary of its grant date. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment.  No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Corporation. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the optionee and that are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Corporation whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock, (iii) withholding shares of Stock subject to the Option with a Fair Market Value on the date of exercise equal to the exercise price, or (iv) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Corporation, valued as of the date of such tender, is at least equal to such exercise price. The Corporation may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Incentive Stock Option Status.  Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(f) Termination.

(i) Qualifying Termination.  Unless otherwise determined by the Committee at or after the date of grant, if a Participant’s employment or service terminates by reason of a Qualifying Termination on or after the first anniversary of the grant date of an Option or because the Participant’s service as a Director terminates by reason of becoming an Employee, the Participant (or the Participant’s beneficiary or legal representative) may exercise the Option (regardless of whether then exercisable) until the date the Option would expire otherwise. Any rights that a Participant or Designated Beneficiary may have in respect of any Option not remaining exercisable in accordance with the preceding sentence shall be forfeited and cancelled as of the date of the Qualifying Termination.

(ii) Termination for any Other Reason.  Unless otherwise determined by the Committee at or after the date of grant, if Section 7(f)(i) does not apply, any Option that is not exercised on or prior to the date of termination of employment or service (including, without limitation, any portion of such Option that is not exercisable as of the date of such termination) shall be forfeited and cancelled as of the date of such termination.

(iii) Removal for Cause.  Notwithstanding anything else contained in the Plan to the contrary, if the employment of a Participant other than a Director is terminated for Cause (or, following the date the Participant’s employment terminates, the Committee determines that circumstances exist such that the Participant’s employment could have been terminated for Cause), any Options granted to such Participant, whether or not then vested or exercisable, shall be forfeited and cancelled as of the date of such termination of employment and shall not be exercisable on such date. Notwithstanding anything else contained in the Plan to the contrary, if a Director is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause, any Option held by such Director shall be forfeited and cancelled as of the date of such termination of service, and the Corporation shall have the right to rescind any exercise of any Option by such Director effected within 90 days of the date of his or her termination of service as a member of the Board.

(g) Change in Control.  Notwithstanding anything to the contrary in this Section 7, Section 9 shall determine the treatment of Options upon a Change in Control.

(h) Dividend Equivalents.  No dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of an Award of Options.

SECTION 8. STOCK APPRECIATION RIGHTS

(a) Grant.  Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with Options, in addition to Options, or freestanding and unrelated to Options. Stock Appreciation Rights granted with or in addition to an Option may be granted either at the same time as the Option or at a later time. No Stock Appreciation Right shall be exercisable on or after the tenth anniversary of its grant date. Stock Appreciation Rights shall be evidenced in writing, whether as part of the award agreement governing the terms of the Options, if any, to which such Stock Appreciation Right relates, or pursuant to a separate award agreement with respect to freestanding Stock Appreciation Rights, in each case, containing the grant date and such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Notwithstanding anything in the Plan to the contrary, any Stock Appreciation Right granted in tandem with an Option shall be granted at the same time as the Option, and the exercise of a tandem Option shall terminate the related Stock Appreciation Right and the exercise of a tandem Stock Appreciation Right shall terminate the related Option.

(b) Vesting and Exercisability; Termination.  The rules governing the vesting and exercisability of Options shall equally apply to the vesting and exercisability of Stock Appreciation Rights, regardless of whether granted in tandem with any Option. Unless otherwise determined by the Committee at or after the date of grant, upon a Participant’s termination of employment or service, Stock Appreciation Rights shall be treated in substantially the same manner as provided for Options in Section 7(f).

(c) Settlement.  Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive a payment determined by multiplying:

(i) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise (or such lesser amount that the Committee shall specify at the time of grant) over the Fair Market Value of a share of Stock on the date of grant (or such greater amount that the Committee shall specify at the time of grant), by

(ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

The Committee shall determine whether payment in respect of Stock Appreciation Rights is made in cash, shares of Stock, or a combination thereof.

(d) Change in Control.  Notwithstanding anything to the contrary in this Section 8, Section 9 shall determine the treatment of Options upon a Change in Control.

(e) Dividend Equivalents.  No dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of an Award of Stock Appreciation Rights.

SECTION 9. CHANGE IN CONTROL

(a) Alternative Awards.  No cancellation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (including, without limitation, Performance Shares and Performance Units) upon a Change in Control if the Committee reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed, or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Company, provided that any Alternative Award must:

(i) be based on securities that are traded on an established United States securities market, or which will be so traded within 60 days of the Change in Control;

(ii) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined at the time of the Change in Control);

(iv) have terms and conditions which provide that if the Participant’s employment or service is involuntarily terminated or constructively terminated, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be; and

(v) not subject the Participant to the assessment of additional taxes or interest under Section 409A of the Code.

For Participant’s with an employment or individual severance agreement with a constructive termination, “Good Reason” or similar definition, constructive termination shall have the meaning set forth therein, and for all other Participants, the occurrence of a constructive termination shall be determined in good faith by the Committee (as constituted prior to the Change in Control).

(b) Accelerated Vesting and Payment.

(i) In General.  In the event Section 9(a) does not apply, upon a Change in Control (A) all outstanding Options and Stock Appreciation Rights shall become vested and exercisable immediately prior to the Change in Control and (B) all outstanding unvested Stock Awards and Stock Units shall become vested immediately prior to the Change in Control.

(ii) Additionally, in the event Section 9(a) does not apply, the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (A) each Option and Stock Appreciation Right shall be cancelled in exchange for an amount (payable in accordance with Section 9(b)(iv)) equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of the Change in Control over the exercise price for such Option or the base value applicable to such Stock Appreciation Right and (B) each Stock Award and Stock Unit shall be cancelled in exchange for an amount (payable in accordance with Section 9(b)(iv)) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(iii) Performance Shares and Performance Units.  In the event Section 9(a) does not apply, upon a Change in Control, (A) each outstanding Performance Share shall be cancelled in exchange for a payment equal to the product of the Payment Value that would have been payable had each such Performance Share been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at grant or such greater percentage as the Committee shall specify after grant) of its Payment Value and (B) each outstanding Performance Unit shall be cancelled in exchange for a payment equal to the product of the value that would have payable had each such Performance Unit been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at grant or such greater percentage as the Committee shall specify after grant) of its initially established dollar or local currency denominated value.

(iv) Payments.  Payment of any amounts calculated in accordance with Section 9 shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Company having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Company shall be determined in good faith by the Committee (as constituted prior to the Change in Control).

(c) Termination Prior to Change in Control.  In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose employment or service is involuntarily terminated by a Company other than for Cause or is terminated due to death or Disability, in either case, on or after the date on which the shareholders of the Corporation approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in the Corporation’s employment or service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

(d) Notwithstanding the foregoing provisions of Section 9, in connection with the payment to a Participant other than a Director of an amount subject to Section 409A of the Code, Sections 9(b) and 9(c) shall have no effect on the payment date of such amount. Notwithstanding the foregoing provisions of Section 9, in connection with the payment to a Director of an amount subject to Section 409A of the Code, Sections 9(b) and 9(c) shall have no effect on the payment date of such amount unless the Change in Control also satisfies the definition of “change in control event” under Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5).

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION,
AND TERMINATION OF THE PLAN

The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until December 31, 2019. The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Corporation, no amendment or modification to the Plan may materially modify the Plan in any way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange. No amendment, modification, or termination of the Plan shall have a materially adverse effect on any Award theretofore granted under the Plan, without the consent of the Participant. Notwithstanding the foregoing, no Participant consent shall be needed for an amendment, modification, or termination of the Plan if the Committee determines such amendment, modification, or termination is necessary or advisable for the Corporation to comply with applicable law (including Section 409A of the Code), regulation, rule, or accounting standard. No Incentive Stock Option may be granted after the tenth anniversary of the Effective Date.

SECTION 11. GENERAL PROVISIONS

(a) Section 409A of the Code.  This Plan is intended to be interpreted, operated, and administered in a manner so as not to subject Participants to the assessment of additional taxes or interest under Section 409A of the Code.

(b) Withholding.  The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Company to satisfy the minimum tax withholding required under the laws of any country, state, province, city, or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Company the minimum amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Company shall have the right to retain the number of shares of Stock whose Fair Market Value equals such minimum amount required to be withheld.

(c) Nontransferability of Awards.  No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award (other than an Incentive Stock Option) for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation, or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Corporation.

(d) No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Directors or Employees or Consultants, in cash or property, in a manner which is not expressly authorized under the Plan.

(e) No Additional Rights.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Corporation. Neither the grant of an Award nor any future grant of Awards by the Corporation shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Company expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Corporation expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Corporation expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Company to the Corporation and third parties, storage and use of personal data for purposes of administering the Plan.

(f) No Rights as Shareholder.  Subject to the provisions of the applicable Award contained in the Plan and in the award agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(g) Construction of the Plan.  The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).

(h) Compliance with Legal and Exchange Requirements.  The Plan, the granting and exercising of Awards thereunder, and any obligations of the Corporation under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Corporation, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Corporation, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Corporation shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Corporation nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(i) Indemnification.  Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Corporation is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Corporation’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

(j) Amendment of Award.  In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Corporation, the Committee may affirmatively act to amend, modify, or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (i) an Option or Stock Appreciation Right becomes exercisable, (ii) a Performance Share or Performance Unit is deemed earned, or (iii) a Stock Award or Stock Unit becomes nonforfeitable, except that no outstanding Award may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would have a materially adverse effect on the Participant’s rights under such Award, whether in whole or in part. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an Award if it determines such amendment is necessary or advisable for the Corporation to comply with applicable law (including Section 409A of the Code), regulation, rule, or accounting standard.

(k) Deferrals.  The Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan, upon such terms and conditions as the Committee may establish from time to time, provided such deferral is consistent with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(i) Employees.  A Participant who is an Employee may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or a Stock Appreciation Right) under the terms of The Chubb Corporation Key Employee Deferred Compensation Plan (2005) or its successor.

(ii) Directors.  A Director may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or Stock Appreciation Right) to a specified date in accordance with this Section 11(k)(ii) and terms established by the Committee. If a Director makes an election to defer an Award or a portion thereof to a specified date, such vested portion of the Award shall be paid in a lump sum on the specified date. Notwithstanding any deferral election made by the Director, any deferred vested Award shall be distributed in a lump sum payment to the Director or beneficiary within 90 days following the date the Director becomes Disabled or dies. “Disabled” means a Director (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (y) is determined to be totally disabled by the Social Security Administration. A Director may designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Director has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Director’s estate. Notwithstanding any deferral election made by a Director, in the event of a Change in Control, vested Awards shall be distributed within 10 business days of the Change in Control, provided such Change in Control also satisfies the definition of “change in control event” under Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5).

(A) Timing of Deferral Elections.  To make a deferral election, a Director shall file an irrevocable deferral form with the Committee before the beginning of the year in which such Award would be granted. Notwithstanding the foregoing, (1) if the Committee determines that an Award qualifies as “performance-based compensation” under Section 409A of the Code, a Director may elect to defer a portion of the Award by filing a deferral form at such later time up until the date six months before the end of the performance period as permitted by the Committee, and (2) in the first year in which a Director becomes eligible to make a deferral election under the Plan, a deferral election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Director becomes eligible to participate in the Plan to the extent permitted under Section 409A of the Code. Once a deferral election has become irrevocable under Section 409A of the Code, payment of the deferred amount shall be made in accordance with the terms of this Section 11(k)(ii) and not the other terms of the Plan or the Award.

(B) Changes in Deferral Elections.  A Director may make one or more subsequent elections to change the time of distribution for a deferred Award, but such an election shall be effective only if the following conditions are satisfied: (1) the election may not take effect until at least twelve (12) months after the date on which such subsequent election is made; (2) the distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and (3) the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

(l) No Impact on Benefits.  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(m) No Constraint on Corporate Action.  Nothing in this Plan shall be construed (i) to limit, impair, or otherwise affect the Corporation’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Corporation, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate, subject to Sections 10 and 11(j).

(n) Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

ANNEX B

THE CHUBB CORPORATION

POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

I.	Statement of Principles

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor. The Chubb Corporation and the Audit Committee are committed to ensuring the independence of the auditor, both in appearance and in fact. Accordingly, significant attention is directed toward ensuring that services provided by the auditor are consistent with the SEC’s rules on auditor independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor or its affiliates on behalf of The Chubb Corporation or any of its subsidiaries (collectively, the “Corporation”) in order to assure that the provision of such services does not impair the auditor’s independence from the Corporation. In the case of audit services, pre-approval by the Audit Committee is required for such services provided to all consolidated subsidiaries of the Corporation, whether provided by the principal independent auditor or other firms.

II.	Delegation

The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve specific services not to exceed $25,000 per engagement. Any services pre-approved by the Chairman shall be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee may consult with management but does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III. Audit Services

Audit services include all services to be performed to comply with generally accepted auditing standards and those services that generally only the Corporation’s independent auditor can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Audit-related services include, among other services, audits of employee benefit plans; due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulation; and consultations related to financial accounting or reporting standards.

V.	Tax Services

The Audit Committee believes that the provision of tax services to the Corporation including tax planning, compliance, and advice does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Tax services include tax planning, compliance, and advice; preparation and review of original and amended tax returns; assistance with claims for refund and tax payment-planning services, tax audits and appeals before the IRS and similar state, local and foreign agencies; and advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities. The Corporation shall not record a transaction or transactions, the primary business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related

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regulations; the rendering of services to the Corporation, its executive officers and its directors by the independent auditor in connection with the auditor’s recommendation of such transaction or transactions is prohibited.

VI.	All Other Services

The Audit Committee believes that certain specific non-audit services do not impair the auditor’s independence. Accordingly, the Audit Committee may grant pre-approval to specific, permissible non-audit services classified as “All Other Services” that it believes are routine and recurring services that would not impair the independence of the auditor. “All Other Services” may include preparation of actuarial reports in accordance with regulatory requirements provided that the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of the Corporation’s financial statements.

VII.	Procedures

Requests for services to be rendered by the independent auditor will be provided annually to the Audit Committee for specific pre-approval. The requests will include a description of the particular services to be rendered and the expected fee range. On a periodic basis at subsequent Audit Committee meetings, an update on independent auditor services and all other audit services will be provided to the Audit Committee and any proposed new services, increases in engagement scope, and increases in engagement fees will be provided for specific pre-approval by the Audit Committee. Requests for pre-approval will be submitted to the Audit Committee by both the independent auditor and management and must include a written statement by the independent auditor as to whether, in its view, the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee will consider whether such service requests are consistent with the SEC rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors.

The term of any pre-approval is the period beginning on the date of pre-approval and ending on the last day of the first full calendar year after the date of pre-approval, unless the Corporation specifically provides for a different period.

The Audit Committee is also mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, Tax, and All Other Services.

VIII.	Prohibited Non-Audit Services

Provision of the following non-audit services by the independent auditor is prohibited in accordance with the SEC’s rules. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHUBB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Chubb Corporation - 2009 Annual Meeting of Shareholders Proxy Card

A.	Election of Directors

1.	Our Board of Directors recommends a vote	For	Against
	“FOR”the listed nominees 1a - 1m.					For	Against

	1a - Zoë Baird	☐	☐		1i - Jess Søderberg	☐	☐

	1b - Sheila P. Burke	☐	☐		1j - Daniel E. Somers	☐	☐

	1c - James I. Cash, Jr.	☐	☐		1k - Karen Hastie Williams	☐	☐

	1d - Joel J. Cohen	☐	☐		1l - James M. Zimmerman	☐	☐

	1e - John D. Finnegan	☐	☐		1m - Alfred W. Zollar	☐	☐

B. Other Matters

	1f - Klaus J. Mangold	☐	☐		Our Board of Directors recommends a vote “FOR” Proposal 2.	For	Against	Abstain

	1g - Martin G. McGuinn	☐	☐		2. To approve the adoption of The Chubb Corporation Long-Term Incentive Plan (2009).	☐	☐	☐

	1h - Lawrence M. Small	☐	☐		Our Board of Directors recommends a vote “FOR” Proposal 3.	For	Against	Abstain

Change of Address - Please check this box and write the changes where indicated on the reverse side.				☐	3. To ratify the appointment of Ernst & Young LLP as independent auditor.	☐	☐	☐

C. Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Proxies submitted by the Internet or telephone must be received by 11:59 p.m.,
Eastern Time, on April 27, 2009.
Important Notice Regarding the Availability of Proxy Materials:
The 2009 Notice and Proxy Statement, 2008 Annual Report on Form 10-K and 2008 Annual Review are
available at www.proxyvote.com.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH
AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - The Chubb Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2009.

The undersigned shareholder of THE CHUBB CORPORATION (the Corporation) acknowledges receipt of the Notice of 2009 Annual Meeting of Shareholders and Proxy Statement each dated March 19, 2009, and the undersigned revokes all prior proxies and appoints JOHN D. FINNEGAN, W. ANDREW MACAN and DOUGLAS A. NORDSTROM, and each of them, with full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the 2009 Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey 07059 at 8:00 a.m., local time, on April 28, 2009 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

This card also provides voting instructions for any shares of Common Stock of the Corporation allocated to and held on the undersigned’s behalf in The Chubb Corporation Capital Accumulation Plan (the Plan).

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If the undersigned has voting rights with respect to shares of Common Stock under the Plan, the trustees of the Plan will vote those shares as directed. If this proxy is validly executed and dated, but no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2009 Annual Meeting of Shareholders.

Change of Address - Please print new address below.

(If you noted a Change of Ad dress above, please mark corresponding box on the reverse side.)